UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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LIBBEY INC.
(Name of Registrant as Specified in its Charter)
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LIBBEY.

2019 Proxy Statement and Notice of Annual Meeting of Shareholders

LIBBEY INC.
P.O. Box 10060
300 Madison Avenue
Toledo, Ohio 43699-0060
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
At the meeting, shareholders will:

Board Recommendation
1	Elect two directors, both for a term of three years;	FOR Ms. Jones and Ms. Mallesch	WHEN May 15, 2019 2:00 p.m. Eastern Daylight Saving Time

2	Vote, on an advisory basis, to approve executive compensation;	FOR

WHERE Libbey Corporate Showroom 335 North St. Clair Street Toledo, Ohio 43604
3	Vote to approve the Amended & Restated Libbey Inc. 2016 Omnibus Incentive Plan;	FOR

4	Vote to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2019 fiscal year; and	FOR
RECORD DATE Close of business on March 20, 2019

5	Transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 20, 2019. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement or letter or proxy from your broker or other intermediary will suffice.
We have elected to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to shareholders on the internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 20, 2019. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission.
Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote in any of the following ways:

IN PERSON	VIA MAIL	VIA PHONE	VIA INTERNET
Attend the Annual Meeting and vote by ballot	Complete, sign, date and return your proxy card in the envelope provided	Call toll-free 1-800-690-6903	Go to www.proxyvote.com
By Order of the Board of Directors,

Susan A. Kovach
Secretary
March 28, 2019
Toledo, Ohio

2019 Proxy Statement i

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i	EXECUTIVE COMPENSATION TABLES	43
		Summary Compensation Table	43
		Grants of Plan-Based Awards Table	45
A MESSAGE FROM THE LEAD INDEPENDENT DIRECTOR	2	Outstanding Equity Awards at Fiscal Year-End Table	47
		Option Exercises and Stock Vested for Fiscal 2018 Table	48
		Pension Benefits in Fiscal 2018 Table	49
PROXY STATEMENT SUMMARY	3	Nonqualified Deferred Compensation Table	50
		Potential Payments upon Termination or Change in Control Table	51
CORPORATE GOVERNANCE	10
PROPOSAL NO. 1	10	CEO PAY RATIO	55
LIBBEY BOARD OF DIRECTORS	10
How does our Board select nominees for our Board?	10	STOCK OWNERSHIP INFORMATION	56
Who are our Director Nominees?	12	Who are the largest owners of Libbey stock?	56
Who are our Continuing Directors?	13	How much Libbey stock do our directors and officers own?	57
How does our Board determine which directors are considered independent?	16
		Section 16(a) Beneficial Ownership Reporting Compliance	59
How does our Board think about Board refreshment and succession planning?	16

How do shareholders nominate candidates for the Board?	16	EQUITY COMPENSATION PLAN INFORMATION	60
THE BOARD'S ROLE AND RESPONSIBILITIES	17	PROPOSAL NO. 3	60
What are the Board's key responsibilities?	17
How do shareholders and other interested parties communicate with the Board?	17	AUDIT-RELATED MATTERS	69
		PROPOSAL NO. 4	69
BOARD STRUCTURE	17	What fees did Libbey pay to its auditors for fiscal 2018 and 2017?	69
How is our Board leadership structured?	17
What are the roles of the Board's committees?	18	What are Libbey's pre-approval policies and procedures?	69
How often did our Board meet during fiscal 2018?	18	Report of the Audit Committee	70
BOARD PROCESSES	19
Certain Relationships and Related Transactions	19	QUESTIONS AND ANSWERS ABOUT THE MEETING	71
Does Libbey have corporate governance guidelines?	19
Are Libbey's directors required to attend Libbey's Annual Meeting of Shareholders?	19	Who may vote?	71
		What may I vote on, what are my voting options and how does the Board recommend that I vote?	71
NON-MANAGEMENT DIRECTORS' COMPENSATION	20
		How do I vote?	71
LIBBEY EXECUTIVE OFFICERS	22	May I change my vote?	72
		How many shares of Libbey common stock are outstanding?	72
EXECUTIVE COMPENSATION	23
PROPOSAL NO. 2	23	How big a vote do the proposals need in order to be adopted?	72
COMPENSATION DISCUSSION AND ANALYSIS	24
Executive Summary	24	What constitutes a quorum?	72
Executive Compensation Philosophy	27	How will votes be counted?	73
What are the elements of Libbey's executive compensation program?	28	What are broker non-votes?	73
		How will voting be conducted on other matters raised at the meeting?	73
What pay did Libbey's executives receive for 2018?	29
How does Libbey determine the forms and amounts of executive pay?	36	When must shareholder proposals be submitted for the 2020 Annual Meeting?	73

What are Libbey's equity grant practices?	38
Policies and practices related to Libbey's executive compensation program	38	GENERAL INFORMATION	74

Potential Payments upon Termination or Change in Control	39	APPENDIX A	A-1

COMPENSATION COMMITTEE REPORT	42	APPENDIX B	B-1

ii Libbey Inc.

Caution on Forward-Looking Statements
This proxy statement includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this proxy statement, including without limitation, in the sections "A Message from the Lead Independent Director," "Proxy Statement Summary," "Compensation Discussion and Analysis," and "Proposal No. 3." Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," "future," "should," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 27, 2019. Any forward-looking statements speak only as of the date of this proxy statement, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this proxy statement.

2019 Proxy Statement 1

A MESSAGE FROM THE LEAD INDEPENDENT DIRECTOR
Dear Fellow Shareholders,
2018 marked Libbey’s 200th anniversary. Celebrating such a historic milestone provides an opportunity to reflect on the past and look to the future. We value our shareholders, customers, and employees whose dedication and support during the past two centuries have helped us to become the world’s leading global glass tableware manufacturer. In turning to the next 200 years, we are inspired to accelerate Libbey’s evolution and deliver improved performance and value to our stakeholders.
On March 25, 2019, Michael P. Bauer became Libbey’s new Chief Executive Officer, succeeding Bill Foley, who retired from the CEO role effective March 24, 2019. As part of Libbey's succession planning process, which has been underway for some time, we undertook an extensive search and our Board believes that Mike is the ideal candidate to succeed Bill. Mike’s considerable knowledge of manufacturing, marketing, supply chain and finance will complement our business and help us continue to drive profitable growth, operational excellence and organizational excellence. We are confident that Mike, working together with our strong management team, will build upon the momentum created under Bill’s leadership.
Bill has overseen a critical period in Libbey's commercial transformation over the past several years, including the creation of our highly successful and expanding e-commerce platform, reinvigoration of a culture of product innovation that is driving new product choices for our customers and significant contributions to net sales, and technology investments that are critical to improving our operational performance. Bill has guided Libbey through a particularly challenging competitive environment, helping to maintain and grow our leading industry position. We sincerely appreciate his hard work and commitment. We are also grateful to continue to have his insights and contributions as Executive Chairman of the Board of Directors.
The Board believes that the mix of institutional knowledge and fresh perspectives among our leadership team, combined with the significant progress made toward executing our strategic priorities, makes Libbey poised to deliver future growth and stability. We thank you for your continued support.
Sincerely,
John C. Orr
Lead Independent Director

2 Libbey Inc.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

Company Overview and Business Highlights
During 2018, we continued to execute our Creating Momentum strategic priorities:

PROFITABLE GROWTH	OPERATIONAL EXCELLENCE	ORGANIZATIONAL EXCELLENCE
Improving marketing capabilities in new product development and innovation to drive profitable growth	Improving operating processes, systems and technology	Building winning teams that foster high performance and live our core values
The value of our Creating Momentum strategy is evidenced by the following significant accomplishments in 2018:

•	New products, which we define as products introduced within the previous 36 months, contributed $54.1 million in net sales.

•	E-commerce sales were approximately 12.1% of total U.S. and Canada retail sales, representing an increase of 34.1% compared to 2017.

•	We expanded our U.S. foodservice business into the healthcare market with product launches in August and October.

•	We launched the Adulting™ Collection, the Master's Gauge™ flatware collection, as well as melamine, premium plastic and aluminum products for worry-free serving.

•	We achieved strong customer service levels globally, with 90% of orders being delivered on time and in full during the last six months of the year.

•	We began implementation of a new ERP system that we anticipate, when fully implemented, will help us achieve run rate benefits between $15 million and $20 million annually.

•	We developed and implemented a leadership training and assessment program to ensure leaders at every level of the organization are equipped to support achievement of the Company's goals.
Our financial results in 2018 were affected by heightened competitive pressures, continued declines in U.S. foodservice traffic, and perceived economic uncertainty in many of the markets in which we operate. We achieved top-line revenue growth, but our adjusted EBITDA and adjusted cash earnings fell far short of our expectations.

•	2018 net sales of $797.9 million reflected an increase of 2.1% from prior year.

•
Net loss was $8.0 million in 2018, compared to a net loss of $93.4 million in 2017. Our results in 2017 were affected by a non-cash goodwill impairment charge of $79.7 million associated with our Mexico reporting unit.

•	Our adjusted EBITDA (calculated as shown in Appendix A) for 2018 was $71.0 million, compared to $70.6 million in 2017.

•	We fell short of target with respect to the financial performance measures under our 2018 Senior Management Incentive Plan (“SMIP”) and our 2016 Long-Term Incentive Plan (“LTIP”).
While we are focused on taking advantage of opportunities we see in our markets to drive long-term growth, we need to continue to improve both our operational and organizational excellence. Therefore, in 2019 we plan to focus on improving cash generation, improving our operating efficiency and execution, and aligning our teams around critical initiatives to drive growth and stability.
Management and Board Leadership
Effective March 24, 2019, William A. Foley retired from his role as Chief Executive Officer. The Board has appointed Mr. Foley to serve as Executive Chairman of Libbey's Board of Directors. The Board will review Mr. Foley's role as Executive Chairman within the next year. John Orr continues to serve as Independent Lead Director. For more information regarding the Board's leadership structure, see page 17.
Effective immediately upon Mr. Foley's retirement, the Board appointed Michael P. Bauer to succeed Mr. Foley as Libbey's new Chief Executive Officer and appointed Mr. Bauer to the Board. Additional information regarding Mr. Bauer can be found on pages 13 and 26.

2019 Proxy Statement 3

Proxy Statement Summary

Voting Proposals and Board Recommendations

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Election of Ginger M. Jones and Eileen A. Mallesch as Class II directors	☑
The Board recommends a vote FOR each Director Nominee
DIRECTOR NOMINEES - CLASS II

GINGER M. JONES, 54	EILEEN A. MALLESCH, 63
Retired, Senior Vice President, Chief Financial Officer of Cooper Tire & Rubber Company Director Since 2013 Independent	Professional Board Member Director Since 2016 Independent
Qualifications
•    Experience as chief financial officer of a public company with over $2 billion in revenues
•    Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert
•    Experience in global supply chain
Libbey Committees
•    Audit Chair
•    Compensation
Other Current Public Company Boards
•    Tronox Limited (NYSE: TROX)

Qualifications
•    Significant financial and enterprise risk management expertise
•    Public company board and corporate governance experience
•    Experience with mergers, acquisitions and divestitures
•    International business experience
•    Foodservice industry knowledge
Libbey Committees
•    Audit
•    Compensation
Other Current Public Company Boards
•    Fifth Third Bancorp (NASDAQ: FITB)
•    State Auto Financial Corp. (NASDAQ: STFC)
•    Brighthouse Financial, Inc. (NASDAQ: BHF)

DIRECTOR NOMINEES
✓	✓	✓	✓
ARE INDEPENDENT	HAVE SIGNIFICANT EXECUTIVE LEADERSHIP EXPERIENCE	HAVE OTHER PUBLIC COMPANY BOARD EXPERIENCE	HAVE FINANCIAL STRATEGY EXPERTISE

4 Libbey Inc.

Proxy Statement Summary

CONTINUING DIRECTORS - CLASSES I AND III

Name and Age	Independent	Director Since	Libbey Committees	Other Current Public Company Boards
Michael P. Bauer, 54	No	2019		None
CEO, Libbey Inc.
William A. Foley, 71	No	1994		Myers Industries, Inc.
Executive Chairman, Libbey Inc.
Deborah G. Miller, 69	Yes	2003	A	Sentinel Group Funds, Inc.
CEO, Enterprise Catalyst Group			N&G
Carol A. Moerdyk, 68	Yes	1998	C	American Woodmark Corporation
SVP, International, OfficeMax Incorporated (retired)			N&G
Steve Nave, 49	Yes	2017	C	None
President, CEO and a director, Bluestem Group Inc. (retired)			N&G*
John C. Orr, 68	Yes	2008	A	None
President, CEO and a director, Myers Industries, Inc. (retired)			N&G
A: Audit
C: Compensation
N&G: Nominating & Governance
*Effective May 14, 2019
Carlos Duno has advised the Board that he will not stand for reelection to the Board at the 2019 Annual Meeting. Immediately prior to the 2019 Annual Meeting, Class II of the Board, of which Mr. Duno is currently a member, will be reduced from three to two directors. The Board Snapshot below reflects our Board composition following Mr. Duno's retirement from the Board.

BOARD SNAPSHOT

INDEPENDENT	TENURE OF LESS THAN 7 YEARS	WOMEN
6/8	4/8	4/8

2019 Proxy Statement 5

Proxy Statement Summary

Executive Compensation

PROPOSAL NO. 2
ADVISORY SAY-ON-PAY
We are providing shareholders the opportunity to cast an advisory vote with respect to the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.
☑
The Board recommends a vote FOR this Proposal
2018 EXECUTIVE PAY HIGHLIGHTS
The Compensation Committee strives to provide an executive compensation program that aligns the interests of our executives with those of our shareholders.
Elements of Compensation

CEO	Element	Key Characteristics	NEOs
20%			42%
BASE SALARY

	Base Salary	Fixed component; reviewed annually

50%
INCENTIVE-BASED PAY (Performance-Based; At Risk)

Annual cash incentive award under our SMIP
At-risk variable pay opportunity for short-term performance; based 65% on financial metrics (40% adjusted cash earnings, 15% e-commerce revenue, 10% new product revenue) and 35% on strategic objectives; no guaranteed minimum payout; maximum payout of 200% of target

40%

	Long-term performance cash incentive awards under our LTIP	Formula-driven, at-risk cash award that comprises 50% of LTIP opportunity; based on adjusted EBITDA; no guaranteed minimum payout; maximum payout of 200% of target
30%

TIME-BASED PAY (At Risk)
18%

	Restricted stock units (RSUs) granted under our LTIP	Intended to comprise 50% of LTIP opportunity; vest ratably over four years; no dividends or voting rights with respect to unvested RSUs

The percentages above represent pay opportunity at target and do not include sign-on awards. “NEOs” exclude Salvador Miñarro, former Vice President, General Manager, U.S. and Canada, whose employment ended January 15, 2018. Adjusted cash earnings and adjusted EBITDA are calculated as shown in Appendix A.

6 Libbey Inc.

Proxy Statement Summary

PAY FOR PERFORMANCE ALIGNMENT

NO CEO SALARY INCREASE	INCENTIVE PAYMENTS BELOW TARGET	REDUCED LONG-TERM INCENTIVE VALUE	DECLINE IN RSU VALUE
Mr. Foley's annualized salary has never been above $825,000, the initial rate established at his time of hire in January 2016	LTIP payouts were only 19.7% of target; SMIP payouts were 90.3% to 99.4% of target(1)
To conserve shares, the Committee changed the method used to calculate the number of RSUs awarded in 2018, thereby reducing the economic value of RSUs awarded in 2018 by 21% to 26% compared to the previous method
RSUs granted in 2018 have declined in value since grant date
(1) Does not include Mr. Miñarro, whose employment ended January 15, 2018
Base Salaries
After voluntarily agreeing to a 10% reduction in his base salary in 2017, Mr. Foley's annualized base salary returned in 2018 to $825,000, the same initial rate established at his time of hire in January 2016. Effective April 1, 2018, Mr. Burmeister and Ms. Kovach received modest base salary increases of 4.0% and 3.0%, respectively. Mr. Mossing did not receive a salary increase in 2018, as he was hired in December 2017. When we hired Ms. Zibbel in April 2018, the Compensation Committee approved an initial base salary of $310,002. Mr. Miñarro did not receive a salary increase, as his employment ended January 15, 2018.
Equity Awards
Under our 2018 LTIP, named executives were awarded RSUs with ratable, four-year vesting. In light of the decline in our stock price during 2017 and in order to responsibly manage share availability under our Omnibus Incentive Plans, the Committee elected to use a new method to determine the number of RSUs to be granted to each executive. This change in methodology resulted in each executive receiving RSUs with an economic value on the grant date 21% to 26% lower than the economic value on the grant date would have been had the Committee used the method employed in prior years. For more information regarding the method used to calculate the number of RSUs to be granted, see "What pay did Libbey's executives receive in 2018? - Equity Compensation."
2018 SMIP Results
The Committee assessed our performance under our 2018 SMIP in February 2019. Payouts under the 2018 SMIP were based 40% on company-wide adjusted cash earnings (calculated as shown in Appendix A), 15% on e-commerce revenue, 10% on revenue from new product development, and 35% on strategic objectives. While we scored at or above target with respect to the e-commerce revenue, new product revenue, and strategic objective components, our poor performance with respect to our adjusted cash earnings metric resulted in all of our named executives receiving below-target payouts ranging from 90.3% to 99.4% of target.
2016 LTIP Performance Cash Results
In February 2019, our Compensation Committee also reviewed our performance under the performance cash component of the 2016 LTIP, which covered the three-year performance cycle ended December 31, 2018. Payouts for all of the named executives were determined based on our return on invested capital (ROIC) for each of the 2016 and 2017 plan years and on adjusted EBITDA for the 2018 plan year. The scale used to determine the payout score for each of the three 1-year performance periods is reset for each performance period to correlate with targeted ROIC or adjusted EBITDA, as applicable, for that year. The amount of the final payout was determined based on the average of the three discrete, single-year payout scores. Applying the payout scales described on pages 34 and 35, the Committee approved payouts equal to only 19.7% of the target opportunities for the named executives. ROIC and adjusted EBITDA are calculated as shown in Appendix A.

2019 Proxy Statement 7

Proxy Statement Summary

CEO Target Pay Opportunity vs. Realizable Pay
Target Pay includes:
• annualized base salary at the rate in effect as of January 1, 2018;
• 2018 SMIP target opportunity as estimated at the time of grant;
• performance cash target opportunity under the 2016 LTIP (for the 2016-2018 performance cycle);
• the grant date fair value of RSUs granted in 2018 pursuant to our 2018 LTIP; and
• the value of "All Other Compensation" as reported in the Summary Compensation Table.

Realizable Pay includes:
• actual base salary;
• actual payout under the 2018 SMIP;
• actual performance cash payout under the 2016 LTIP (for the 2016-2018 performance cycle);
• the market value of RSUs granted in 2018 pursuant to our 2018 LTIP; and
• the value of "All Other Compensation" as reported in the Summary Compensation Table.
The market value was determined by multiplying the number of RSUs by $3.88, the closing price of our common stock on the last trading day of 2018.

Executive Pay Practices

✓ WHAT WE DO	✗ WHAT WE DON’T DO
✓    We tie pay to performance by ensuring that a significant portion of executive pay is performance-based or at-risk. We set clear financial and strategic goals for corporate performance, and we differentiate based on individual performance against objectives determined early in the year.
✓    Periodically, we review market data relative to our peer group of companies, and we utilize tally sheets to ensure compensation opportunities are consistent with the Compensation Committee’s intent.
✓    We mitigate undue risk by emphasizing long-term incentives and using caps on potential payouts under both our annual and long-term incentive plans, clawback provisions in our Omnibus Incentive Plans, reasonable retention strategies, performance targets and appropriate Board and management processes to identify and manage risk.
✓    We have modest post-employment and change in control arrangements that apply to our executives and are competitive with market practices.
✓    We utilize “double-trigger” vesting of equity awards and non-equity incentives after a change in control.
✓    We provide only limited perquisites that we believe have a sound benefit to our business.
✓    We have stock retention requirements to enhance alignment of our executives’ interests with those of our shareholders.
✓    Our Compensation Committee retains an external, independent compensation consultant and other external advisors as needed.

✗    We do not maintain compensation programs that we believe create undue risks for our business.
✗    We do not provide significant additional benefits to executive officers that differ from those provided to all other U.S. employees.
✗    We do not permit repricing of stock options or SARs, nor do we permit buyouts of underwater stock options or SARs.
✗    We do not permit hedging, pledging or engaging in transactions involving derivatives of our stock.
✗    We do not have employment agreements with our executive officers.
✗    Our severance and change in control benefits do not include tax "gross-ups."

8 Libbey Inc.

Proxy Statement Summary

Equity Compensation Plan Information

PROPOSAL NO. 3
AMENDED AND RESTATED LIBBEY INC. 2016 OMNIBUS INCENTIVE PLAN
Approval of the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.	☑
The Board of Directors recommends a vote FOR this Proposal.

We currently provide equity-based compensation under the terms of our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan ("2006 Plan"), which was approved by the shareholders at the 2010 Annual Meeting, and the Libbey Inc. 2016 Omnibus Incentive Plan (the "Existing 2016 Plan"), which was approved by the shareholders at the 2016 Annual Meeting. As of March 20, 2019, only 161,810 and 184,093 shares remained available for grant under the 2006 Plan and Existing 2016 Plan, respectively, with 1,145,640 shares subject to outstanding awards under the 2006 Plan and 668,086 shares subject to outstanding awards under the Existing 2016 Plan. Because we have only 345,903 shares remaining available for grant, our Compensation Committee's ability to provide competitive, performance-based equity compensation that aligns our executives' interests with those of our shareholders is very limited.
We are submitting the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan (the "Amended 2016 Plan") to our shareholders for approval in order to ensure that we have a sufficient number of shares available for issuance in the form of equity awards in the future to attract and retain employees and non-employee directors who are critical to improving the Company's performance, to further align their interests with those of our shareholders, and to closely link executive compensation with our performance. The primary change in the Amended 2016 Plan is to increase the number of shares of common stock available for issuance under the plan by 1,750,000 shares. In addition, the Amended 2016 Plan updates the plan for certain tax law changes and modifies certain other provisions as more fully described on page 63 under the heading "Modifications to Other Provisions."
Adoption of the Amended 2016 Plan is critical to our success. If the Amended 2016 Plan is not approved, we will not have enough shares to provide equity compensation to our key employees. We do not believe cash awards are a viable alternative to replace the value of equity awards. Compared to equity awards, cash awards do not align executives' interests as closely with those of shareholders. Furthermore, in light of the Company's financial leverage, the Company is focused on using free cash flow to reduce debt, limiting the Company's ability to use cash for retention awards and long-term incentive compensation. Without additional shares, we will be unable to provide market-competitive compensation packages, as a result of which we may be unable to retain and attract the talent we need.

Audit-Related Matters

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT AUDITORS
Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2019 fiscal year	☑
The Board recommends a vote FOR this Proposal

For information regarding the fees Libbey paid to its auditors for fiscal 2018 and 2017, see "What fees did Libbey pay to its auditors for fiscal 2018 and 2017?" on page 69.

2019 Proxy Statement 9

LIBBEY INC. PROXY STATEMENT
We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are James C. Burmeister and Susan A. Kovach. They will vote your shares as you instruct.
We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio, on May 15, 2019, at 2 p.m., eastern daylight saving time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.
CORPORATE GOVERNANCE

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Election of Ginger M. Jones and Eileen A. Mallesch as Class II Directors.	☑
The Board recommends a vote FOR each Director Nominee.
Our Board of Directors, which currently has nine directors, is divided into three classes. The term of office for members of Class II of the Board of Directors will expire on the date of the Annual Meeting in 2019. In January 2019, Carlos Duno notified the Board that he would not stand for reelection. Upon Mr. Duno's retirement, effective immediately preceding the 2019 Annual Meeting, the size of Class II will be reduced from three directors to two directors.
Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Ginger M. Jones and Eileen A. Mallesch to stand for election to Class II.
Those persons who are elected to Class II as directors at the 2019 Annual Meeting will hold office until their terms expire on the date of the 2022 Annual Meeting or until their successors are elected and qualified. The terms of office of the members of Class III and Class I of the Board of Directors will expire on the date of the Annual Meeting in 2020 and 2021, respectively. Information regarding Ms. Jones and Ms. Mallesch is under “Who are our Director Nominees?” on page 12.
Only Ms. Jones and Ms. Mallesch will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If either of them becomes unavailable to serve before the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.
Shares represented by proxies will be voted for the election of these two nominees unless authority to vote for any or all of these nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

Libbey Board of Directors

HOW DOES OUR BOARD SELECT NOMINEES FOR OUR BOARD?
Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee evaluates governance needs and skill requirements and solicits input from all Board members and makes its recommendation to the Board. The Chairman, on behalf of the Board, extends invitations to join the Board.

10 Libbey Inc.

Corporate Governance

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

REQUISITE CHARACTERISTICS FOR BOARD CANDIDATES
•    the highest professional and personal ethics and values, consistent with long-standing Libbey values and standards
•    broad experience at the policy-making level in business, government, education, technology or public interest
•    commitment to enhancing shareholder value
•    devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•    expertise in areas that add strategic value to the Board - for example, e-commerce experience, consumer products experience; omni-channel experience; brand marketing experience; diversity of race, ethnicity, gender, age, cultural background or professional experience; broad international exposure or specific in-depth knowledge of a key geographic growth area; shared leadership model experience; extensive knowledge of the Company’s business or in a similar type industry or manufacturing environment; mergers and acquisitions; global business integration experience; significant sophisticated financial understanding or experience; global supply chain expertise; transformative change management experience; information technology or enterprise risk management implementation experience; sitting chief executive officer or chief financial officer of a public company; financial acumen; investor relations experience; and risk oversight or management experience
•    serve on the boards of directors of no more than three other public companies and, if intending to serve on the Audit Committee of the Board, serve on the audit committees of no more than two other public companies

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to existing members of the Board, are diverse with respect to geography, employment, age, race or gender.
Finally, the Board considers other relevant factors as it deems appropriate, including the Board’s current composition, the balance of management and independent directors, the need for particular subject-matter expertise and the Board’s evaluations of other prospective nominees.
The Nominating and Governance Committee engaged a third-party search firm to identify and recruit Ms. Moerdyk, Mr. Orr and Mr. Nave. Under its charter, the Nominating and Governance Committee has authority to engage third-party search firms in fulfilling its duties to select nominees to the Board.

2019 Proxy Statement 11

Corporate Governance

WHO ARE OUR DIRECTOR NOMINEES?
Our Board of Directors is divided into three classes, with one class standing for election at each Annual Meeting. Our Board has nominated Ginger M. Jones and Eileen A. Mallesch, who are incumbents, for election at our 2019 Annual Meeting of shareholders.

GINGER M. JONES
Class II Age 54 Director since 2013 Independent
Director Qualifications:
•    Experience as chief financial officer of a public company with over $2 billion in revenues
•    Significant executive leadership experience in financial strategy and experience in public audit functions, resulting in her qualification as an audit committee financial expert
•    Experience in global supply chain

Professional Experience
Ms. Jones served as Senior Vice President, Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB) from December 2014 until her retirement in December 2018. Before joining Cooper, she served as Chief Financial Officer of Plexus Corp. (NASDAQ: PLXS), a global electronics, engineering and manufacturing services company, from April 2007 until May 2014 and was responsible for all finance, treasury, investor relations and information technology functions. A certified public accountant, Ms. Jones began her career with Deloitte & Touche, culminating in her role as audit manager for audits of middle market companies.
Education
She holds a bachelor’s degree in accounting from the University of Utah and an M.B.A. from The Ohio State University Fisher College of Business.
Public Company Boards
Ms. Jones currently serves on the Board of Directors of Tronox Limited (NYSE: TROX) (since April 2018).

EILEEN A. MALLESCH
Class II Age 63 Director since 2016 Independent
Director Qualifications:
•    Significant financial and enterprise risk management expertise
•    Public company board and corporate governance experience
•    Experience with mergers, acquisitions and divestitures
•    International business experience
•    Foodservice and consumer products industry knowledge

Professional Experience
Ms. Mallesch served as Senior Vice President and Chief Financial Officer of the property and casualty insurance business of Nationwide Insurance from 2005 to 2009. Previously, Ms. Mallesch was employed by General Electric, where she served as Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance Company from 2003 to 2005; Vice President and Chief Financial Officer of GE Financial Employer Services Group from 2000 to 2003; and Controller for GE Americom from 1998 to 2000. Ms. Mallesch’s positions before 2000 include International Business Area Controller, Energy Ventures for Asea Brown Boveri, Inc., a multinational power and automation technologies company, and financial management positions with PepsiCo, Inc. (NYSE: PEP). Ms. Mallesch is a certified public accountant and began her career as a senior auditor with Arthur Andersen.
Education
Ms. Mallesch holds a bachelor’s degree in accounting from City University of New York.
Public Company Boards
Ms. Mallesch currently serves on the boards of directors of Brighthouse Financial (NASDAQ: BHF) (since November 2018), Fifth Third Bancorp (NASDAQ:FITB) (since 2016) and State Auto Financial Corp. (NASDAQ: STFC) (since 2010). Ms. Mallesch also served on the board of directors of Bob Evans Farms, Inc. from 2008 to January 2018. Before the January 2018 sale to Post Holdings, Inc., Bob Evans Farms, Inc.'s stock was listed on the NASDAQ under the symbol BOBE.

12 Libbey Inc.

Corporate Governance

WHO ARE OUR CONTINUING DIRECTORS?

MICHAEL P. BAUER
Class I Age 54 Chief Executive Officer since 2019 Director since 2019
Director Qualifications:
•    Demonstrated ability to turn around and grow businesses under difficult circumstances
•    Significant financial and leadership skills
•    Substantial marketing, product development and supply chain experience

Professional Experience
Michael P. Bauer joined Libbey as Chief Executive Officer and a director on March 25, 2019. Before joining Libbey, Mr. Bauer spent more than 20 years with Fortune Brands Home & Security, Inc. (NYSE: FBHS), serving most recently as President of The Master Lock Company (the Security segment of Fortune Brands) from December 2014 to September 2018. Mr. Bauer previously held roles of increasing responsibility at Moen Incorporated, another Fortune Brands subsidiary, beginning in 1997 as Corporate Controller and culminating in his roles as Vice President and General Manager, Retail Business, from 2007 to 2011, and President, U.S. Business, from 2011 to 2014. Mr. Bauer’s earlier experience includes serving as Chief Financial Officer and Vice President of Finance for Nook Industries, Inc. (1997), holding various accounting and finance roles at Avery Dennison Corporation (NYSE: AVY) (1992 to 1997), and working as an audit manager for Coopers & Lybrand (1987 to 1992).
Education
Mr. Bauer holds a bachelor’s degree from Cleveland State University and an M.B.A. from Case Western Reserve University.
Public Company Boards
None.

WILLIAM A. FOLEY
Class III Age 71 Executive Chairman since 2019 Chairman since 2011 Director since 1994
Director Qualifications:
•    Consumer product marketing experience, particularly in the glass tableware industry
•    Significant organizational leadership and management skills
•    Public company board and corporate governance experience

Professional Experience
Mr. Foley served as Libbey's Chief Executive Officer from January 2012 until his retirement on March 24, 2019. Following his retirement, Mr. Foley remains an employee and serves as Executive Chairman of the Board. Mr. Foley has been Chairman of the Board since 2011 and a director since 1994. Mr. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC from June 2011 until November 2011 and served as Chairman and Chief Executive Officer of Blonder Company from 2008 until June 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing of the Consumer and Industrial Products Group.
Education
Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University.
Public Company Boards
Mr. Foley has been a member of the Board of Directors of Myers Industries, Inc. (NYSE: MYE) since 2011.

2019 Proxy Statement 13

Corporate Governance

DEBORAH G. MILLER
Class III Age 69 Director since 2003 Independent	Director Qualifications: • Global management experience • Sales and marketing ingenuity • Extensive information technology experience

Professional Experience
From 2003 to the present, Ms. Miller has been Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President, Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing.
Education
Ms. Miller has a bachelor’s degree from Wittenberg University, of which she is an Emeritus member of the Board of Directors.
Public Company Boards
Ms. Miller has been a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) since 1995.

CAROL B. MOERDYK
Class I Age 68 Director since 1998 Independent
Director Qualifications:
•    Significant financial expertise developed through her experience as a CFA and public company chief financial officer
•    Public company board and corporate governance experience
•    Executive leadership and U.S. and international
operations experience

Professional Experience
Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland.
Education
Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan.
Public Company Boards
Ms. Moerdyk has served on the Board of Directors of American Woodmark Corporation (NASDAQ: AMWD) since 2005.

14 Libbey Inc.

Corporate Governance

STEVE NAVE
Class III Age 49 Nominated in 2017 Independent	Director Qualifications: • Extensive e-commerce experience • Deep knowledge of retail and consumer products industries • Significant executive leadership experience • Brand marketing expertise

Professional Experience
Mr. Nave is the retired President and Chief Executive Officer of Bluestem Group Inc., a holding company whose businesses include Bluestem Brands, Inc., a multi-brand, online retailer of a broad selection of name-brand and private label general merchandise through 16 unique retail brands. Mr. Nave served in that position from November 2014, when a subsidiary of Bluestem Group Inc. acquired Bluestem Brands, Inc., until February 2018, when he retired. Mr. Nave continues to serve as a director of Bluestem Group Inc. (since November 2014). From December 2012 until November 2014, Mr. Nave served as President and Chief Executive Officer and a director of Bluestem Brands, Inc. Prior to Bluestem, Mr. Nave held several executive leadership positions with Walmart.com, from its launch in 2000 until 2011, including Chief Financial Officer, Chief Operating Officer, and most recently as its chief executive, as well as serving as a senior officer of Wal-Mart Stores, Inc. From 1995 to 2000 he served in both the Audit and Mergers & Acquisitions practices of Ernst & Young, LLP, serving clients in the Retail & Consumer Products and Technology industries. Mr. Nave previously served on the board of directors of Shopzilla, Inc., a leading source of sales and consumer feedback for online merchants and retail advertisers in the United States and Europe.
Education
Mr. Nave has a bachelor’s degree in Accounting from Oklahoma State University.
Public Company Boards
None.

JOHN C. ORR
Class I Age 68 Director since 2008 Lead Independent Director since 2016
Director Qualifications:
•    Extensive international manufacturing and plant management experience
•    Extensive organizational leadership experience
•    Public company board and corporate governance experience

Professional Experience
From 2005 until his retirement in December 2015, Mr. Orr served as President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming those positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide.
Education
Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations.
Public Company Boards
Mr. Orr served on the Board of Myers Industries, Inc. (NYSE: MYE) from May 2005 to December 2015.

2019 Proxy Statement 15

Corporate Governance

HOW DOES OUR BOARD DETERMINE WHICH DIRECTORS ARE CONSIDERED INDEPENDENT?
Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to each Board member’s independence. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions,” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.
As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination of independence if the director does not meet the independence requirements in the NYSE American Company Guide, since our common stock currently is listed on the NYSE American exchange.
As a result of this review, the Board has affirmatively determined that Carlos V. Duno, Ginger M. Jones, Eileen A. Mallesch, Deborah G. Miller, Carol B. Moerdyk, Steve Nave and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Mr. Bauer and Mr. Foley are considered to be inside directors because of their employment as Libbey’s CEO and Executive Chairman, respectively.
Compensation Committee Independence. In determining whether the members of our Compensation Committee are independent, within the meaning established by the NYSE American Company Guide, our Board takes into account all factors specifically relevant to a determination of whether any Compensation Committee member has a relationship to us that is material to his or her ability to be independent in connection with his or her duties as a Compensation Committee member. The factors considered include, but are not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates. After taking into account all of these factors, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE American Company Guide.
HOW DOES OUR BOARD THINK ABOUT BOARD REFRESHMENT AND SUCCESSION PLANNING?
The Board has no arbitrary term limits. The Board intends to maintain a balance between directors who have longer terms of service and over time have developed greater insight into the Company's business, particularly as it has performed through multiple economic cycles, and directors who have more recently joined the Board. Directors are required to retire from the Board when they reach the age of 75, although a director elected before his or her 75th birthday may continue to serve until the annual shareholder meeting following the date on which he or she turns age 75. On the recommendation of the Nominating and Governance Committee, the Board may waive this requirement as to any director if it deems the waiver to be in the best interests of the Company.
The Board and each of its standing committees conduct self-evaluations annually. The Board carefully considers the results of the self-evaluations and potential skill gaps among current Board membership when making decisions regarding the addition or replacement of Board members. For example, when searching for a potential new director in 2017, the Board specifically sought a candidate with e-commerce experience, as the Board recognized the lack of e-commerce experience among its then-current members and recognized the importance of e-commerce to the Company's Creating Momentum strategy. Mr. Nave, who has extensive e-commerce experience, ultimately was nominated by the Board and elected to the Board at the 2017 Annual Meeting.
HOW DO SHAREHOLDERS NOMINATE CANDIDATES FOR THE BOARD?
A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including any supporting material the shareholder deems appropriate. Candidates nominated by shareholders will be given the same consideration as candidates nominated by other sources.

16 Libbey Inc.

Corporate Governance

The Board's Role and Responsibilities

WHAT ARE THE BOARD'S KEY RESPONSIBILITIES?
The Board's key responsibilities include:

•	Overseeing and providing policy guidance for the business, affairs and operations of the Company;

•	Selecting the CEO and electing the officers of the Company;

•	Monitoring overall corporate performance;

•	Overseeing and participating in the Company's strategic and business planning process;

•	Reviewing the annual business budget; and

•	Reviewing significant risks, issues and opportunities facing the Company and management's approach to addressing such risks, issues and opportunities.
HOW DO SHAREHOLDERS AND OTHER INTERESTED PARTIES COMMUNICATE WITH THE BOARD?
Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the Corporate Secretary's opinion, deals with the function of the Board or its committees or that the Corporate Secretary otherwise determines requires the Board's attention. Directors may, at any time, review a log of all correspondence that we receive and that is addressed to the non-management directors or other Board members and request copies of that correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled according to procedures established by the Audit Committee.

Board Structure

HOW IS OUR BOARD LEADERSHIP STRUCTURED?
Our Board currently has seven non-management directors and two management directors. After Mr. Duno's retirement from the Board on the day before our annual meeting of stockholders, our Board will have six non-management directors and two management directors. All of the non-management directors have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see “How does the Board determine which directors are considered independent?” above.
In addition to assessing its leadership structure periodically, the Board assesses its leadership structure when warranted by specific circumstances, such as the appointment of a new CEO. When appropriate, the Board changes its leadership structure to ensure effective, independent oversight of management and to facilitate its engagement in, and understanding of, our business. For example, when Mr. Foley was named CEO in January 2016, the Board believed that the most effective leadership structure at that time was for Mr. Foley, who had served as a director since 1994 and as Chairman since 2011, to serve as both Chairman and CEO. Combining the Chairman and CEO roles in Mr. Foley demonstrated to our employees, suppliers, customers and other stakeholders that we were under strong leadership, with a single person, who has extensive institutional and industry knowledge, setting the tone and having primary responsibility for managing our operations.
Recognizing the importance of independent Board leadership, the Board also created the role of Lead Independent Director and chose Mr. Orr to assume the role. Mr. Orr has been an independent director on the Board since 2008, serves as the Chair of the Nominating and Governance Committee, and is a member of the Audit Committee.
The Board most recently gave significant consideration to our leadership structure in the context of Mr. Foley's retirement as CEO on March 24, 2019. With Mr. Bauer’s appointment to succeed Mr. Foley as CEO, the Board again has separated the role of CEO and Chairman, with Mr. Foley being appointed to serve as Executive Chairman.
Mr. Bauer is responsible for overseeing the day-to-day affairs of Libbey and directing the formulation and implementation of our strategic plans. As Executive Chairman, Mr. Foley is responsible for setting the agendas for and chairing Board meetings and meetings of shareholders, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing Libbey to external groups as needed and as determined by the Board, such as in connection with international trade matters relevant to Libbey.

2019 Proxy Statement 17

Corporate Governance

We believe that this leadership structure is currently the most appropriate for Libbey because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our Executive Chairman to direct the business of the Board. The Board will review Mr. Foley's role as Executive Chairman within the next year.
Mr. Orr, a director since 2008, has served as Lead Independent Director since 2016, when Mr. Foley was appointed Libbey’s CEO. Mr. Orr serves as the principal liaison between the independent, non-management directors, the Executive Chairman and the CEO, and is responsible for approving the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the Executive Chairman is not present.
WHAT ARE THE ROLES OF THE BOARD’S COMMITTEES?
Our Board of Directors has the following standing committees:

AUDIT COMMITTEE
Ginger Jones(1)(2), Chair Eileen A. Mallesch(1)(2) Deborah G. Miller(2) John C. Orr(1)(2) Number of 2018 Meetings: 7	See “Audit-Related Matters – Report of the Audit Committee” on page 70.

COMPENSATION COMMITTEE
Carlos V. Duno, Chair(3) Ginger Jones Eileen A. Mallesch Carol B. Moerdyk Steve Nave(3) Number of 2018 Meetings: 6
•    Consider the potential impact of our executive pay program on our risk profile
•    Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives
•    Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans
•    Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the CEO in prior years
•    Annually evaluate the Compensation Committee’s performance and effectiveness
•    Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC
•    Approve award grants under our equity participation plans and oversee and administer these plans

NOMINATING AND GOVERNANCE COMMITTEE
John C. Orr, Chair Carlos V. Duno(3) Deborah G. Miller Carol B. Moerdyk Number of 2018 Meetings: 5
•    Develop and implement corporate governance policies and practices
•    Establish a selection process for new directors to meet the needs of the Board, evaluate and recommend candidates for Board membership, assess the Board's performance and review that assessment with the Board and establish objective criteria to evaluate the CEO's performance
•    Review director pay and recommend to the Board pay levels for our non-management directors
•    Review plans for both emergency and orderly succession of the CEO

(1)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.

(2)
Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

(3)
Effective May 14, 2019, Mr. Nave will replace Mr. Duno as Chair of the Compensation Committee and as a member of the Nominating and Governance Committee. Mr. Duno will retire from the Board effective immediately preceding the Annual Meeting on May 15, 2019.

The Board has determined that all members of its standing committees are independent, as defined in SEC regulations and the NYSE American Company Guide. The Board also has determined that all members of the Compensation Committee are “outside directors,” as defined in 26 CFR § 1.162-27.
HOW OFTEN DID OUR BOARD MEET DURING FISCAL 2018?
During 2018, the Board held five regularly scheduled meetings and two special meetings. Each Board member attended 75% or more of the aggregate number of Board and Board committee meetings that he or she was eligible to attend.

18 Libbey Inc.

Corporate Governance

Board Processes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
A substantial majority of our directors is independent, as defined in the NYSE American Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors.
Our Code of Ethics requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions of the nature and magnitude that must be disclosed under Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that our General Counsel's written concurrence is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in our shareholders' best interests.
DOES LIBBEY HAVE CORPORATE GOVERNANCE GUIDELINES?
Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.
ARE LIBBEY’S DIRECTORS REQUIRED TO ATTEND LIBBEY’S ANNUAL MEETING OF SHAREHOLDERS?
Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a Board meeting at the same location and on the same day as the Annual Meeting. We anticipate that a substantial majority of our directors will attend the Annual Meeting on May 15, 2019. In 2018, all of the Board members other than Mr. Orr attended our Annual Meeting.

2019 Proxy Statement 19

Corporate Governance

Non-Management Directors' Compensation
Although the Nominating and Governance Committee periodically reviews director compensation market data to ensure that the compensation of Libbey's non-management directors remains competitive, Libbey's directors repeatedly have declined to increase the annual cash retainer payable to non-management directors since 2013 and have declined to increase the value of the equity award made to non-management directors since 2015. As a result, a market study of Libbey's non-management director compensation performed in late 2018 found that the compensation paid to Libbey's non-management directors was substantially below the median for the peer group used in developing our 2019 CEO and CFO pay program and below public companies of similar size, as set forth in the most recent National Association of Corporate Directors (NACD) 2017-2018 director compensation report. In order to ensure that Libbey's compensation for non-management directors remains sufficiently competitive to attract and retain directors with the skills and expertise needed to support Libbey's strategy, the Nominating and Governance Committee recommended to the Board, and the Board approved, an increase in the annual cash retainer payable for Board service and an increase in the value of the annual equity award, as noted in the table below.

ELEMENT OF COMPENSATION	ANNUAL COMPENSATION AMOUNT
Annual Cash Retainer	$47,500 (increased to $62,000 effective January 1, 2019)
Lead Independent Director Cash Retainer	$20,000
Equity Award
On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $80,000 on the date of grant, attributable to service during the preceding year (increased to $90,000 beginning with the grant on the date of the 2019 Annual Meeting)
Our stock retention guidelines require that the director hold the net after-tax shares issued for at least one year from the date of grant

Committee Chair Cash Retainers (in addition to Committee Member Cash Retainers)	$12,500 (Audit Committee and Compensation Committee) $6,500 (Nominating and Governance Committee)
Committee Member Cash Retainers	$7,500 (Audit Committee and Compensation Committee) $5,000 (Nominating and Governance Committee)
Other Fees	$500 per one-half day of service
For service periods of less than one year, amounts are prorated. Our management directors do not receive additional pay for service on the Board of Directors.
We also maintain stock ownership and retention guidelines for non-management directors. The guidelines include, but are not limited to, a requirement that the director hold the net after-tax shares issued to him or her on the date of each annual shareholders meeting for at least one year from the date of grant and, until the director acquires the guideline number of shares, he or she must hold 100% of the net after-tax shares of Libbey common stock issued to him or her on the date of each annual shareholders meeting and all other Libbey shares that he or she owns or otherwise acquires. For more information regarding our stock ownership and retention guidelines for non-management directors, see “Stock Ownership/Retention Guidelines” on page 57.
Pursuant to the Director Deferred Compensation Plan (DCP), directors may elect to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP and the predecessor deferred compensation plans for which non-management directors were eligible are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under these plans. Amounts deferred under the Director DCP or a predecessor plan are, at the director's election, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon the earlier of the director's death or retirement from our Board.
We reimburse our non-management directors for their travel expenses incurred in attending Board or Board committee meetings and for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.
The following table shows the pay received by our non-management directors in 2018.

20 Libbey Inc.

Corporate Governance

Director Compensation for Year Ended December 31, 2018
Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	73,708	79,998	0	0	153,706
Ginger M. Jones	76,208	79,998	0	0	156,206
Eileen A. Mallesch	63,708	79,998	0	0	143,706
Deborah G. Miller	61,208	79,998	0	0	141,206
Carol B. Moerdyk	61,208	79,998	0	0	141,206
Steve Nave	56,208	79,998	0	0	136,206
John C. Orr	97,208	79,998	0	0	177,206

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.

(2)
Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 16, 2018. On that date, we awarded certain non-management directors stock having a grant date fair value of $6.70 per share. The awards were attributable to service during the preceding year. Pursuant to our stock ownership and retention guidelines for non-management directors, directors are required to hold the net after-tax shares issued for at least one year from the grant date.

(3)
We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return, as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.

2019 Proxy Statement 21

LIBBEY EXECUTIVE OFFICERS
As of March 28, 2019, our executive officers are:

MICHAEL P. BAUER - CHIEF EXECUTIVE OFFICER
Biographical information for Mr. Bauer appears on page 13.

JAMES C. BURMEISTER - SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
Mr. Burmeister, 51, has been Senior Vice President, Chief Financial Officer since June 2018. Mr. Burmeister joined Libbey as Vice President, Chief Financial Officer on March 30, 2017. Mr. Burmeister came to Libbey from The Andersons, Inc. (NASDAQ: ANDE), where he served since 2014 as Vice President, Finance and Treasurer, managing the treasury, tax, investor relations, sourcing, business development and continuous improvement functions. Before joining The Andersons, Inc., Mr. Burmeister held roles of increasing responsibility in operations finance with Owens Corning (NYSE: OC), beginning in 2005 as Director of Finance of the cultured stone business and culminating in his role from 2013-2014 as Vice President, Finance of the roofing and asphalt division. Earlier in his career, Mr. Burmeister served in a variety of roles with General Electric (NYSE: GE), including an assignment with GE's highly regarded Corporate Audit Staff, and with Rubbermaid in its supply chain function. Mr. Burmeister is a graduate of the U.S. Naval Academy and served as a commissioned officer in the U.S. Marine Corps from 1990 to 1995.

JAMES (KLAY) K. HUDDLESTON - SENIOR VICE PRESIDENT, CHIEF DIGITAL OFFICER
Mr. Huddleston, 48, has been Senior Vice President, Chief Digital Officer since June 2018, having joined Libbey as Vice President, Chief Digital Officer on November 13, 2017. From 2008 until joining Libbey, Mr. Huddleston served as Senior Vice President, Omni-Commerce for Resource/Ammirati, an IBM (NYSE: IBM) consulting agency specializing in brand, commerce, and technology solutions to drive sales and increase customer engagement. Mr. Huddleston previously served as Vice President & General Manager, Direct for Tween Brands from 2006 to 2008 and Director, E-Commerce for Lane Bryant from 2005 to 2006. Mr. Huddleston's earlier career included various marketing and product management positions for Amazon.com, Inc. (NASDAQ: AMZN) from 1998 to 2004.

SUSAN A. KOVACH - SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
Ms. Kovach, 59, has been Senior Vice President, General Counsel and Secretary of Libbey Inc. since June 2018. Ms. Kovach was Vice President, General Counsel and Secretary of Libbey Inc. from July 2004 until June 2018, having joined Libbey in December 2003 as Vice President, Associate General Counsel and Assistant Secretary. Ms. Kovach was Of Counsel to Dykema Gossett PLLC from 2001 through November 2003. She served from 1997 to 2001 as Vice President, General Counsel and Corporate Secretary of Omega Healthcare Investors, Inc. (NYSE: OHI) and from 1998 to 2000 as Vice President, General Counsel and Corporate Secretary of Omega Worldwide, Inc., a NASDAQ-listed firm. Prior to joining Omega Healthcare Investors, Inc., Ms. Kovach was a partner in Dykema Gossett PLLC from 1995 through November 1997 and an associate in Dykema Gossett PLLC from 1985 to 1995.

WILLIAM C. MOSSING - SENIOR VICE PRESIDENT, CHIEF SUPPLY CHAIN OFFICER
Mr. Mossing, 52, has been Senior Vice President, Chief Supply Chain Officer since June 2018, having joined Libbey as Vice President, Chief Supply Chain Officer on December 1, 2017. Mr. Mossing came to Libbey from Bendix Commercial Vehicle Systems LLC, where he served as Vice President, Supply Chain since 2011 and Vice President and General Manager - Modules from 2008 to 2011. Mr. Mossing previously served as Product Line Director from 2006 to 2008 and Assistant General Manager from 2004 to 2008 of Bendix Spicer Foundation Brake LLC, a joint venture of Bendix Commercial Vehicle Systems LLC and Dana Corporation. Mr. Mossing's previous experience includes various positions of increasing responsibility in the manufacturing, supply chain, and engineering functions at Dana Corporation, a predecessor to Dana Incorporated (NYSE: DAN).

SARAH J. ZIBBEL - SENIOR VICE PRESIDENT, CHIEF HUMAN RESOURCES OFFICER
Ms. Zibbel, 39, has been Senior Vice President, Chief Human Resources Officer since June 2018, having joined Libbey in April 2018 as Vice President, Chief Human Resources Officer. Ms. Zibbel came to Libbey from Owens-Illinois, Inc. (NYSE: OI), where she most recently served as Vice President, Global Talent, Culture & Organizational Effectiveness since December 2017. Ms. Zibbel's previous positions at Owens-Illinois include Vice President, HR Strategy & Enterprise Transformation from 2016 to December 2017, Vice President, Human Resources, Global Technology and Operations from 2015 to 2016, Director, Corporate Human Resources from 2011 to 2015, and Manager, Corporate Human Resources from 2010 to 2011. Before joining Owens-Illinois, Ms. Zibbel was HR Operations Manager for Rexam PLC from 2009 to 2010, Human Resources Leader at Owens Corning (NYSE: OC) from 2005 to 2009, and Human Resource Director at MedCorp Inc. from 2002 to 2005.

22 Libbey Inc.

Executive Compensation

EXECUTIVE COMPENSATION

PROPOSAL NO. 2
ADVISORY SAY-ON-PAY
We are providing shareholders the opportunity to cast an advisory vote with respect to the following resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.
☑
The Board recommends a vote FOR this Proposal
Our 2018 executive pay program, discussed below under “Compensation Discussion and Analysis” and related tables and narrative, is intended to deliver performance-based, market-driven pay:

PAY OBJECTIVE	SUPPORTIVE COMPONENTS OF 2018 PAY PROGRAM
Support our business strategy; drive long-term performance and shareholder value
•    Annual and long-term incentive plan performance measures focused on growing our business profitably, improving our ability to generate cash, and improving our adjusted EBITDA
•    Strategic objectives that are closely tied to developing and executing our strategy

Align interests of executives and shareholders
•    Performance-based annual and long-term incentive plans
•    80% of our CEO’s target pay opportunity is “at-risk”
•    RSUs directly align interests of executives and shareholders
•    Stock retention guidelines designed to require our executives to achieve ownership of meaningful amounts of our stock

Attract and retain highly talented and experienced senior executives who are key to implementing our strategy and achieving future success	• RSU grants that vest ratably over 4 years
Align executive pay program with corporate governance best practices
•    Limited perquisites (tax return preparation and financial planning, executive health screening program, limited ground transportation and airline club membership)
•    Limited severance pay arrangements
•    Stock retention guidelines designed to require executives to achieve ownership of meaningful amounts of our stock
•    Annual and long-term incentive awards and RSU awards are subject to clawback

We believe that our 2018 executive pay program linked directly to our corporate strategy. The quantitative performance metrics under both our 2018 SMIP and the performance cash component of our 2018 LTIP were tied directly to improving our ability to generate cash and improving our adjusted EBITDA, both of which are critical to achieving our strategic objectives.
Additionally, the below-target payouts under our 2018 SMIP (ranging from 90.3% to 99.4% of target for each of the named executives, excluding Mr. Miñarro) and the performance cash component of our 2016 LTIP (at only 19.7% of target) reflect our financial performance.
Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

2019 Proxy Statement 23

Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our 2018 executive pay program, particularly as it relates to the following individuals, who are our named executives for 2018:

Named Executive	Title
William A. Foley	Executive Chairman and former Chief Executive Officer
James C. Burmeister	Senior Vice President, Chief Financial Officer
Susan A. Kovach	Senior Vice President, General Counsel and Secretary
Salvador Miñarro Villalobos	Vice President, General Manager, U.S. and Canada until his employment ended on January 15, 2018
William C. Mossing	Senior Vice President, Chief Supply Chain Officer
Sarah J. Zibbel	Senior Vice President, Chief Human Resources Officer
EXECUTIVE SUMMARY
During 2018, we remained committed to our Creating Momentum strategic priorities:

PROFITABLE GROWTH	OPERATIONAL EXCELLENCE	ORGANIZATIONAL EXCELLENCE
Improving marketing capabilities in new product development and innovation to drive profitable growth	Improving operating processes, systems and technology	Building winning teams that foster high performance and live our core values
As discussed in the Proxy Statement Summary at page 3, we made significant progress with respect to our strategic priorities, but while we grew top-line revenues, our adjusted EBITDA and cash earnings fell far short of our expectations.
Executive Pay Highlights
Our executive compensation programs are designed to attract, develop and retain global business leaders who can drive financial and strategic objectives and are intended to foster a pay-for-performance culture and maximize long-term shareholder value.
KEY COMPENSATION PRACTICES
For a summary of our key executive compensation practices, including practices we use to drive performance and practices we do not use because we do not believe they would serve our shareholders’ long-term interests, see page 8 of the Proxy Statement Summary.
CORE COMPENSATION ELEMENTS
The Compensation Committee strives to provide an executive compensation program that aligns the interests of our executives with those of our shareholders. In furtherance of that aim, 50% of our CEO's target pay opportunity is performance-based and 80% of our CEO's target pay opportunity is “at-risk.”
The percentages above represent pay opportunity at target and do not include sign-on awards. "Incentive-Based Pay" includes an annual cash incentive award under our SMIP and long-term performance cash awards under our LTIP. "Time-Based Pay" includes RSUs granted under our LTIP. “NEOs” exclude Mr. Miñarro, whose employment ended January 15, 2018.

24 Libbey Inc.

Executive Compensation

Pay for Performance Alignment
We strive to structure our executive compensation program to align pay with performance. The 2018 compensation of our named executives reflects the Company's performance in multiple respects:

NO CEO SALARY INCREASE	INCENTIVE PAYMENTS BELOW TARGET	REDUCED LONG-TERM INCENTIVE VALUE	DECLINE IN RSU VALUE
Mr. Foley's annualized salary has never been above $825,000, the initial rate established at his time of hire in January 2016	LTIP payouts were only 19.7% of target; SMIP payouts were 90.3% to 99.4% of target(1)
To conserve shares, the Committee changed the method used to calculate the number of RSUs awarded in 2018, thereby reducing the economic value of RSUs awarded in 2018 by 21% to 26% compared to the previous method
RSUs granted in 2018 have declined in value since grant date
(1) Does not include Mr. Miñarro, whose employment ended January 15, 2018.
BASE SALARY
After Mr. Foley, Mr. Burmeister, Ms. Kovach and Mr. Miñarro voluntarily decreased their base salaries in May of 2017 (a decrease of 10% for Mr. Foley and 5% for each of the other named executives), their base salaries returned to their pre-decrease rates as of January 1, 2018. Mr. Foley's annualized base salary in 2018 was $825,000, the same initial rate established at his time of hire in January 2016. Effective April 1, 2018, Mr. Burmeister and Ms. Kovach received modest base salary increases of 4.0% and 3.0%, respectively. Mr. Mossing did not receive a salary increase in 2018, as he was hired in December 2017. When we hired Ms. Zibbel in April 2018, the Compensation Committee approved an initial base salary of $310,002. Mr. Miñarro did not receive a salary increase, as his employment ended January 15, 2018.
ANNUAL CASH INCENTIVE
The annual cash incentive plan adopted by the Committee in February 2018 provided the named executives with the opportunity to earn an award based 65% on financial metrics (40% adjusted cash earnings, 15% e-commerce revenue, 10% new product revenue) and 35% on achievement with respect to certain shared non-financial strategic objectives directly tied to our Creating Momentum strategic priorities. Adjusted cash earnings is calculated as shown in Appendix A. Strong performance with respect to the e-commerce revenue, new product revenue, and strategic objectives components, combined with poor performance with respect to the adjusted cash earnings metric, resulted in payouts of 90.3% to 99.4% to each of the named executives, excluding Mr. Miñarro. Our SMIP has paid out below target each of the last six years, evidencing the rigor of the targets set by the Committee.
LONG-TERM INCENTIVE PROGRAM
Under the long-term incentive plan approved by the Committee in February 2018 for the 2018-2020 performance cycle, 50% of each executive's overall LTIP target opportunity consists of a performance-based cash incentive. The performance cash opportunity under the 2018 LTIP (2018-2020 performance cycle) is based on the Company's adjusted EBITDA, calculated as shown in Appendix A.
The performance cash opportunity under the 2016 LTIP (2016-2018 performance cycle) was based on the Company's ROIC in 2016 and 2017 and the Company's adjusted EBITDA in 2018. The Company's failure to achieve target with respect to these performance measures resulted in payouts under the performance cash component of our 2016 LTIP of only 19.7% of target. This equals the lowest LTIP performance cash score ever under the performance cash component of the Company's long-term incentive plans.
EQUITY AWARDS
Under our 2018 LTIP, named executives were awarded RSUs with ratable, four-year vesting. The RSUs were intended to have an economic value at the time of the award equal to 50% of the applicable executive's overall 2018 LTIP target opportunity. To responsibly manage the limited number of shares remaining available for issuance under our Omnibus Incentive Plans, the Committee elected to modify the method used to determine the number of RSUs to be granted to each executive. This change in methodology resulted in each executive receiving RSUs with an economic value on the grant date 21% to 26% lower than the economic value on the grant date would have been had the Committee used the method employed in prior years. For more information regarding the method used to calculate the number of RSUs to be granted, see "What pay did Libbey's executives receive in 2018? - Equity Compensation."
Demonstrating that our executive's pay is aligned with other shareholders, the value of this equity compensation has been further impacted by our negative total shareholder return. The chart on the following page shows, with respect to the RSUs granted to our CEO and other named executives in 2018, the market value on the grant date and the market value on December 31, 2018. The market value was determined by multiplying the number of RSUs by the closing price of our common stock on the applicable date.

2019 Proxy Statement 25

Executive Compensation

LOOKING AHEAD: 2019 AND BEYOND
Leadership Transition
Michael Bauer
In connection with Mr. Foley's retirement, Michael Bauer succeeded Mr. Foley as our CEO effective March 25, 2019. The Compensation Committee approved a compensation package for Mr. Bauer that includes:

•	Initial base salary of $675,000;

•	2019 SMIP target opportunity equal to 100% of actual base earnings;

•	2019 LTIP target opportunity equal to 225% of annual base salary, consisting of a prorated performance cash target of $696,094 and a grant of 116,827 RSUs with three-year ratable vesting;

•	Prorated target opportunities under the performance cash components of the 2017 LTIP and 2018 LTIP equal to $189,844 and $442,969, respectively;

•
To induce Mr. Bauer to join the Company and to establish an immediate and meaningful link to Libbey's long-term stock performance, the Compensation Committee also made Mr. Bauer a new-hire grant of 150,000 non-qualified stock options on March 25, 2019. The options are divided into four groups of 37,500 options each, with one group having an exercise price of $7.00, one group having an exercise price of $8.50, one group having an exercise price of $10.00, and one group having an exercise price of $11.50. This new-hire grant cliff vests on the third anniversary of Mr. Bauer's first day of employment.

•	In recognition of the fact that Mr. Bauer is relocating from Wisconsin to the Toledo, Ohio, area, he is eligible for relocation assistance under the Company's Senior Executive Relocation Policy.

•
Mr. Bauer does not have an employment agreement. Mr. Bauer is a party to a change in control agreement with the Company and is eligible to participate in the Company's Executive Severance Compensation Policy. Additional information regarding Mr. Bauer's change in control and severance benefits can be found under "Potential Payments upon Termination or Change in Control" on page 40.

William A. Foley
Mr. Foley will continue to be paid his current salary through March 31, 2019. For his service as Executive Chairman, Mr. Foley will be paid an annual salary of $232,000. Mr. Foley's participation in the 2019 SMIP and the performance cash components of the 2017 LTIP (2017-2019 performance cycle), 2018 LTIP (2018-2020 performance cycle) and 2019 LTIP (2019-2021 performance cycle) will be prorated to March 31, 2019.
Compensation Programs
2019 SMIP
In order to further simplify the plan design and focus the executives on key financial measures and Company-wide strategic objectives, each executive's annual incentive award opportunity under the 2019 SMIP will be based 85% on financial metrics (50% adjusted cash earnings, 20% OTIF and inventory reduction, and 15% new product revenue) and 15% on the shared non-financial strategic objective of ERP implementation.

26 Libbey Inc.

Executive Compensation

2019 LTIP
The Committee elected to maintain the same plan design for the 2019 LTIP as for the 2018 LTIP, including using adjusted EBITDA as the financial metric for the performance cash component and awarding the equity component of the 2019 LTIP entirely in RSUs to conserve shares under its omnibus incentive plans and manage its burn rate in light of the decline in the Company's stock price. In order to responsibly manage the limited number of shares available under the existing Omnibus Incentive Plans, the Committee elected to use the average closing price over the fourth quarter of 2018 to calculate the number of RSUs.
2020 LTIP
If the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan is approved by our shareholders, the Compensation Committee intends, beginning in 2020, to modify the mix of vehicles in our long-term incentive program to include performance shares. While this is the Compensation Committee's current intention, the Committee's ultimate decision as to the plan designs for future long-term incentive programs will depend on a variety of factors and circumstances as existing at the time each applicable program is adopted.
EXECUTIVE COMPENSATION PHILOSOPHY
Our executive compensation programs are designed to attract, develop and retain global business leaders who can drive financial and strategic objectives and are intended to foster a pay-for-performance culture and maximize long-term shareholder value.
Our Compensation Committee follows these guiding principles when designing our compensation programs:

•
Competitiveness - Overall, the mix and levels of compensation should be reasonably comparable to appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent. Recognizing that Libbey’s size, manufacturing asset intensity and multi-channel characteristics make identifying appropriate peer companies especially challenging, the general guideline is to target compensation at the median; however, individual positions may have target compensation mix and/or levels above or below the median depending on an evaluation of relevant factors, including experience, performance, time in position, and what is needed to attract the best talent for key positions, particularly when the Company recruits from much larger companies.

•
Pay for Performance - Major components of compensation should be tied to the Company’s overall performance. Base salary and annual incentive compensation also should be tied to the performance of the individual executive and his or her specific business unit or function.

•
Values - While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, the manner in which results are achieved is also important in assessing base salary adjustments and annual performance bonus payments. Therefore, while not always directly quantifiable, the manner in which the executive achieves results through collaboration and leadership - in keeping with the Company’s set of core values, notably teamwork, performance, continuous improvement, respect, development, and customer focus - are key considerations in the individual performance review process.

•
Judgment - In assessing the executive’s contributions to the Company’s performance, the Committee looks to results-oriented performance measures, but also considers the long-term impact of an executive’s decisions. The CEO and Committee use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s values and cultural elements.

•
Accountability for Short- and Long-Term Performance - Annual and long-term incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long term. Such incentives should have a clear, direct and balanced link to the Company’s financial and strategic objectives.

•	Alignment to Shareholders’ Interests - Long-term incentives should align the interests of individual executives with the long-term interests of the Company’s shareholders.

•
Simplicity - The Company strives to the extent practicable to make its compensation programs straightforward, simple to understand, and easy to administer and evaluate for competitiveness and appropriateness.

•	Reasonableness - Indirect executive compensation programs are designed to be reasonable and appropriate, with executive perquisites applied conservatively but judiciously.
In applying these guiding principles, the Committee seeks to ensure that the Company’s executive compensation programs attract, retain and motivate highly talented executives, support achieving the Company’s financial and strategic objectives, and align with shareholder interests generally.

2019 Proxy Statement 27

Executive Compensation

WHAT ARE THE ELEMENTS OF LIBBEY’S EXECUTIVE COMPENSATION PROGRAM?
Balanced Program with Significant Pay at Risk
The core elements of compensation for which our executives were eligible in 2018 were base salary, an annual cash incentive award under our SMIP, and long-term cash incentive and equity awards under our LTIP. For 2018, the pay opportunities of our named executives were designed to provide a balance of stable and competitive pay in the form of base salary, welfare and retirement benefits and perquisites; equity-based compensation (RSUs) that aligns our executives’ interests with those of shareholders generally and also serves as a retention tool; and annual and long-term incentive awards that are designed to motivate our executives to execute our strategy, thereby driving our financial and operational performance. In devising and administering the executive compensation program, the Committee weighs objectives, including talent attraction and retention, alignment with shareholder interests, and closely tying pay with performance, recognizing that these objectives often compete with one another.
CORE COMPENSATION ELEMENTS

Type of Pay	Element	Key Characteristics	Objectives
Base salary	Base salary	Fixed component; reviewed annually	Attract and retain talent

Incentive-Based Pay	Annual cash incentive award under our 2018 SMIP
At-risk variable pay opportunity for short-term performance; no guaranteed minimum payout; maximum payout equal to 200% of target; payout is based 40% on adjusted cash earnings, 15% on e-commerce revenue, 10% on new product revenue, and 35% on strategic objectives
Attract and retain talent; motivate; align with key business and financial objectives and strategies; align with shareholder interests

	Long-term performance cash incentive awards under our 2018 LTIP	Formula-driven, at-risk cash award that comprises 50% of LTIP opportunity; no guaranteed minimum payout; maximum payout equal to 200% of target; payout based on adjusted EBITDA	Attract and retain talent; motivate; align with key business and financial objectives and strategies; align with shareholder interests

Time-Based Pay	RSUs granted under our 2018 LTIP
Intended to comprise 50% of LTIP opportunity; at risk; vest ratably over four years beginning on a date not earlier than the first anniversary of the date the award is approved; no dividends or voting rights with respect to unvested RSUs
Attract and retain talent; motivate; align with shareholder interests
OTHER COMPENSATION ELEMENTS

Element	Key Characteristics	Objectives
Perquisites
Direct payment or reimbursement of personal financial planning and tax return preparation fees; annual executive health screening and related services; ground transportation for trips between Toledo, Ohio, and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and the executive's spouse when traveling together; membership in one airline club of the executive's choice; for executives relocating at Libbey's request, moving and related expenses associated with the move (may also include loss-on-sale protection when necessary to attract talent); and, for Mr. Foley until April 24, 2019, a housing allowance for housing in the Toledo, Ohio, area since his primary residence is in the Cleveland, Ohio, area
Attract and retain talent

Welfare and retirement benefits
Medical, dental and life insurance benefits for U.S. executives on the same basis as for all U.S. salaried employees; matching contributions to our 401(k) savings plan on the same basis as for all U.S. salaried employees; for Ms. Kovach only, retirement benefits under our Salary Plan (a qualified retirement plan for all U.S. salaried employees hired before January 1, 2006) and our Supplemental Retirement Benefit Plan ("SERP") (an excess, non-qualified plan designed to provide substantially identical retirement benefits as the Salary Plan to the extent the Salary Plan cannot provide those benefits due to IRS limitations; no enhanced credit has ever been provided). Company contribution credits under the Salary Plan and the SERP were discontinued at the end of 2012
Attract and retain talent

Limited Income Protection	Separation benefits under change in control agreements or our executive severance policy; contingent component payable only if employment is terminated under specified circumstances	Attract and retain talent

28 Libbey Inc.

Executive Compensation

WHAT PAY DID LIBBEY’S EXECUTIVES RECEIVE FOR 2018?
Base Salary

SALARY HIGHLIGHTS	• No salary increase for CEO • No salary increases for recently hired executives • 3% - 4% salary increases for certain other named executives
The named executives' annualized base salary rates are:

Named Executive	Annualized Base Salary ($)
W. Foley	825,000
J. Burmeister	390,000
S. Kovach	364,154
S. Miñarro	362,397
W. Mossing	300,000
S. Zibbel	310,002
After Mr. Foley, Mr. Burmeister, Ms. Kovach and Mr. Miñarro voluntarily decreased their base salaries in May of 2017 (a decrease of 10% for Mr. Foley and 5% for each of the other executives), their base salaries returned to their pre-decrease rates as of January 1, 2018. Mr. Foley's annualized base salary in 2018 was $825,000, the same initial rate established at his time of hire in January 2016. In February 2018, the Compensation Committee approved modest base salary increases of 4.0% for Mr. Burmeister and 3.0% for Ms. Kovach. In authorizing these increases, the Committee considered the need to retain these high-performing leaders and the significant contributions that Mr. Burmeister and Ms. Kovach have made and are expected to continue to make toward achieving the Company's strategic initiatives. These increases were effective April 1, 2018, and are included in the rates above. Mr. Miñarro did not receive a salary increase because his employment ended January 15, 2018. Mr. Mossing did not receive a salary increase in 2018, as he was hired in December 2017. When we hired Ms. Zibbel in April 2018, the Committee approved the initial base salary shown above.
Annual Cash Incentive Award under our SMIP

SMIP HIGHLIGHTS
•    Annual Cash Incentive Award
•    Based 40% on Company's adjusted cash earnings, 15% on e-commerce revenue, 10% on new product revenue, and 35% on performance against strategic objectives
•    Named executives (excluding Mr. Miñarro) received below-target payouts ranging from 90.3% to 99.4%

The Compensation Committee approved our 2018 SMIP design and approved the SMIP target opportunity for each named executive, other than Ms. Zibbel, in February 2018. Ms. Zibbel's SMIP target opportunity was approved at the time of her hire.
TARGET OPPORTUNITIES
Each of our named executives had a target opportunity under the 2018 SMIP equal to a percentage of his or her actual base salary earned in 2018.
In setting the named executives’ target opportunities under the 2018 SMIP, the Compensation Committee elected not to increase the target opportunities from the prior-year plan for any of the named executives.

Named Executive	Target Award as a Percent of Full-Year Base Salary	Target Award based on Actual Full-Year Base Salary ($)
W. Foley	100%	825,000
J. Burmeister	60%	231,750
S. Kovach	50%	180,752
W. Mossing	50%	150,000
S. Zibbel	50%	114,313

2019 Proxy Statement 29

Executive Compensation

PLAN DESIGN
In designing our 2018 SMIP, the Committee sought a design that, compared to our 2017 SMIP, was less complex and more keenly focused on metrics essential to executing our Creating Momentum strategy, and that more closely aligned the efforts of the individual executives. The Committee felt it was important, however, to continue to directly incent the executives to focus their efforts on critical objectives supporting our Creating Momentum strategy, recognizing that the benefits of those objectives may not be reflected in improvements to the Company's financial performance until future years. The Committee also considered the need to maintain motivation among the management team and retain high-performing leaders after a period of significant turnover among the senior leadership team and several years of below-target payouts. For these reasons, the Committee maintained certain metrics and objectives but abandoned the individual strategic objectives and variable weighting aspects of the previous year's SMIP in favor of the following:

2018
SMIP
40%
Adjusted
Cash Earnings
65%
Financial Metrics
15%
E-Commerce
Revenue
10%
New Product
Revenue
35%
Strategic
Objectives

Financial Metrics (65% of Target Opportunity)
Adjusted Cash Earnings (40% of Target Opportunity)
The target and payout scale for the Company adjusted cash earnings performance metric was:

Adjusted Cash Earnings
Full-Year Adjusted Cash Earnings (dollars in thousands)	Percent of Targeted Cash Earnings	Performance Level	Payout Percentage
$103,557	110.0%	Maximum	200%
$94,143	100.0%	Target	100%
$75,314	80.0%	Threshold	50%
< $75,314	< 80.0%	Below Threshold	0%
The 2018 adjusted cash earnings target of $94.1 million was lower than the adjusted cash earnings target under our 2017 SMIP, but 58% higher than the Company's 2017 actual adjusted cash earnings of $59.4 million. The Committee believed that the 2018 adjusted cash earnings target was a sufficiently challenging goal because it reflected a significant increase over the Company's actual adjusted cash earnings for 2017 and, when this target was established in early 2018, the Company expected adjusted cash earnings to be affected by costs associated with implementation of a new global ERP system, investments in e-commerce and new product development, planned furnace rebuilds, and a continued challenging competitive environment. The degree of difficulty required for the Company to achieve target performance with respect to the adjusted cash earnings metric in its annual incentive plan is evidenced by historical results: the Company has failed to achieve target with respect to the adjusted cash earnings performance metric of its annual incentive plans for the past three years.
Under the 2018 SMIP, the Committee may adjust actual results to exclude the impact of special items. Examples of special items for which adjustments may be made include restructuring charges, asset impairment charges, and other similar items that are either not foreseen or are foreseen but are not included in the Company's annual operating plan because the occurrence of the event is substantially uncertain at the time the annual operating plan is submitted to the Board. The Committee believes such adjustments are appropriate so that our executives' pay will not be impacted, positively or negatively, by special items that are not a reflection of our core operating performance. As explained in further detail below, and as shown in the calculations set forth on attached Appendix A, the Committee adjusted cash

30 Libbey Inc.

Executive Compensation

earnings to reflect certain reorganization charges. The adjustment to cash earnings had no effect on the payout percentage for the metric, as adjusted cash earnings remained below the threshold level required for any payout.
The Committee believed that it was appropriate to adjust cash earnings (calculated as set forth on attached Appendix A) by the following item that did not reflect our core operating performance and were not anticipated or budgeted. As a result, the Committee adjusted cash earnings (calculated as set forth on attached Appendix A) by the following item:

Item	Amount of Adjustment to Company-Wide Cash Earnings ($)
Costs Related to Strategic Initiative	2,341,000
Total	2,341,000
After accounting for this adjustment, adjusted cash earnings was $68.6 million, or 72.8% of targeted adjusted cash earnings for the year. Based on the payout scale above, adjusted cash earnings was below threshold, resulting in no payout for the named executives with respect to the adjusted cash earnings component of the SMIP.
E-Commerce Revenue (15% of Target Opportunity)
Success under the e-commerce revenue component of the 2018 SMIP is based on the total gross revenue from products sold through all e-commerce accounts. The target and payout scale for the e-commerce revenue performance metric was:

E-Commerce Revenue
Full-Year E-Commerce Revenue (represented as % increase vs. prior year)	Percent of Targeted E-Commerce Revenue	Performance Level	Payout Percentage
67%	125%	Maximum	200%
33%	100%	Target	100%
20%	90%	Threshold	50%
< 20%	< 90%	Below Threshold	0%
The Committee felt the e-commerce revenue target was sufficiently challenging because it represented a significant increase over the prior year's e-commerce revenue target and the e-commerce revenue actually achieved in the prior year.
The Company achieved a 34% increase in gross e-commerce revenue as compared to the prior year, resulting in a payout score of 100% based on the scale above.
New Product Revenue (10% of Target Opportunity)
The new product revenue performance measure under the 2018 SMIP consists of gross revenue from new products launched in the previous 36 months on a rolling basis. The Committee chose new product revenue as a performance measure to encourage progress toward the Company's long-term goal to have new products make up 8% to 9% of the Company's sales. The new product revenue metric in the 2018 SMIP is not comparable to the innovation and new product development metric included in the 2017 SMIP. When designing the 2018 SMIP, the Committee redefined the metric to encompass new products launched in the previous 36 months on a rolling basis. This form of measure acknowledges that, due to the length of the new product development cycle from initial innovation to market penetration, revenue benefits from new products take time to achieve.

The target and payout scale for the new product revenue performance metric was:

New Product Gross Revenue
Full-Year New Product Gross Revenue (dollars in thousands)	Percent of Targeted New Product Gross Revenue	Performance Level	Payout Percentage
$59,840	110.0%	Maximum	200%
$54,000	100.0%	Target	100%
$48,960	90.0%	Threshold	50%
< $48,960	< 90.0%	Below Threshold	0%
The Company achieved $58.5 million in gross revenue from new products, resulting in a payout score of 170% based on the scale above.

2019 Proxy Statement 31

Executive Compensation

Strategic Objectives (35% of Target Opportunity)
The strategic objectives component of the 2018 SMIP consisted of three equally weighted strategic objectives that were shared by all executives. For each objective, the named executives were evaluated and scored as a group, such that all applicable named executives received the same rating for the objective. The targets were established by the Committee early in 2018 and the Company's performance with respect to the objectives was evaluated and scored by the Committee in February 2019.
The tables below describe each of the strategic objectives, their link to our Creating Momentum strategy, the types of measures, targets, and the Company's performance with respect to the objective as determined by the Committee at its February 2019 meeting.

ERP Planning and Implementation

Strategy Link:	Supports operational excellence and profitable growth	Threshold	Target	Maximum	Actual Performance
ERP investment is critical to driving future top-line growth and margin improvement. We anticipate that, once fully implemented, our ERP will help us achieve annual run-rate benefits of $15 - $20 million.
		Execute one milestone, within budget	Execute two milestones, within budget	Execute three milestones, within budget	Executed one milestone, within budget
Measure:	Qualitative	(3 rating)	(4 rating)	(5 rating)	3 rating

Service Levels

Strategy Link:	Supports profitable growth	Threshold	Target	Maximum	Actual Performance
Providing exceptional service differentiates us from our competitors. We believe superior service will help us accelerate our growth, gain stronger product placement, and enhance margins in the long term.		83%	86%	90%	90%
Measure:	Percent of customer orders filled on time and in full	(2 rating)	(3 rating)	(5 rating)	5 rating

Individual and Leader Development

Strategy Link:	Supports organizational excellence	Threshold	Target	Maximum	Actual Performance
To ensure our success, our people must be strong and effective leaders who embody the right skill sets and capabilities to execute our strategy. By developing our leaders, we are preparing for continued growth as an organization, building our succession plans, and embracing a new and ever-changing workforce.
		Assess 50% of leaders; train supervisors at manufacturing sites; complete development plans for 75% of salaried employees	Assess 75% of leaders; train supervisors at manufacturing sites + a non-manufacturing site; development plans for > 75% of salaried employees	Assess all leaders; train supervisors at all locations; complete development plans for all salaried employees	Assessed all leaders; trained all supervisors; completed development plans for all salaried employees

Measure:	Qualitative	(3 rating)	(4 rating)	(5 rating)	5 rating

At its meeting in February 2019, the Committee reviewed the Company's performance with respect to the strategic objectives. After meeting in executive session, the Committee determined the Company's scores with respect to each shared objective. The weighted rating of the overall strategic objectives was converted to a payout score of 166.7% based on the following scale:

Strategic Objectives
Overall Rating	Payout Percentage
above 4.5	176% - 200%
4.1 - 4.5	151% - 175%
3.6 - 4.0	126% - 150%
3.1 - 3.5	101% - 125%
2.6 - 3.0	76% - 100%
2.0 - 2.5	51% - 75%
below 2.0	0% - 50%

32 Libbey Inc.

Executive Compensation

SMIP PAYOUTS
Based on the payout scores for each of the plan components and the weight assigned to each component, the total payout score under the 2018 SMIP, unadjusted for any individual performance, was 90.3% of target.

Component	Payout Score	Weight	Weighted Payout Score	Total Unadjusted Payout Score
Adjusted Cash Earnings	0%	40%	0.0%	90.3%
E-Commerce Revenue	100%	15%	15.0%
New Product Revenue	170%	10%	17.0%
Strategic Objectives	166.7%	35%	58.3%
Under the 2017 SMIP, the Committee did not retain discretion to modify a participant's payout based on individual performance, as the 2017 SMIP design included an individual objectives component. Because the 2018 SMIP design did not include an individual objectives component, the Committee retained discretion to adjust a participant's individual payout (up or down) based on individual performance. As a result, an executive who demonstrated exceptional performance may be awarded a payout greater than the payout based strictly on the shared financial and strategic objectives. Alternatively, an executive whose individual performance did not meet expectations may be awarded a payout less than the payout that is based strictly on Company-wide performance measures. Applying the individual performance modifier also ensures that the executive's compensation is based not only on the goals achieved, but also on the extent to which the executive demonstrates effective organizational leadership skills in the execution of our strategy.
The Committee received input from Mr. Foley regarding the other named executives' individual performance review scores, including an evaluation of the extent to which they achieved their individual objectives. After meeting in executive session with Exequity, the Committee’s independent compensation consultant, the Committee determined that, based on their extraordinary efforts and leadership in connection with a strategic initiative that we terminated in the third quarter of 2018, the payouts for each of Mr. Foley, Mr. Burmeister and Ms. Kovach should be increased 10%.
Accordingly, the named executives received the following payouts under the SMIP:

	Target Award		Actual Payout
Named Executive	As Percent of Full-Year Base Salary	Based on Actual Full-Year Base Salary ($)	As Percent of Target	Actual Award ($)
W. Foley	100%	825,000	99.4%	819,775
J. Burmeister	60%	231,750	99.4%	230,282
S. Kovach	50%	180,752	99.4%	179,607
W. Mossing	50%	150,000	90.3%	135,500
S. Zibbel	50%	114,313	90.3%	103,263
Long-Term Performance-Based Compensation

LTIP HIGHLIGHTS
•    Long-term performance cash incentive award
•    Based on Company's adjusted ROIC for 2016 and 2017 and adjusted EBITDA for 2018
•    Below target payout of 19.7% for 2016 LTIP (for the 2016-2018 performance cycle)
•    2017 LTIP (for 2017-2019 performance cycle) and 2018 LTIP (for 2018-2020 performance cycle) both tracking below target

In 2018, each named executive’s long-term incentive opportunity included a cash-based performance component and an award of RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The Committee did not increase the target opportunities from the 2017 LTIP for any of the named executives. The table below sets forth the target percentage for each of the named executives in 2018. Mr. Miñarro was not a participant in the 2018 LTIP because his employment ended January 15, 2018.

Named Executive	2018 Target Long-Term Award as a Percentage of Annualized Base Salary
W. Foley	300%
J. Burmeister	100%
S. Kovach	95%
W. Mossing	70%
S. Zibbel	70%

2019 Proxy Statement 33

Executive Compensation

The Committee believes cash is the appropriate vehicle for the performance component of the long-term incentive plans. While the Committee has considered the use of performance-based equity awards, the Committee continues to use performance-based cash because of the need to conserve shares under its Omnibus Incentive Plans and manage the Company's burn rate in light of the decline in the Company's stock price. If the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan is approved by our shareholders, the Compensation Committee intends, beginning in 2020, to modify the mix of vehicles in our long-term incentive program to include performance shares. While this is the Compensation Committee's current intention, the Committee's ultimate decision as to the plan designs for future long-term incentive programs will depend on a variety of factors and circumstances as existing at the time each applicable program is adopted.
The cash-based performance opportunity provided to our named executives for performance during 2018 consisted of the following components:

•
A performance component under our 2016 LTIP (for the 2016-2018 performance cycle) that provides for cash awards if and to the extent we achieve our targeted adjusted return on invested capital (ROIC) for each of 2016 and 2017 and our targeted adjusted earnings before interest, tax, depreciation and amortization (EBITDA) for 2018; a performance component under our 2017 LTIP (for the 2017-2019 performance cycle) that provides for cash awards if and to the extent we achieve our targeted adjusted ROIC for 2017 and our targeted adjusted EBITDA for each of 2017 and 2018; a performance component under our 2018 LTIP (for the 2018-2020 performance cycle) that provides for cash awards if and to the extent we achieve our targeted adjusted EBITDA for each of the three 1-year performance periods included in the three-year performance cycle. The scale used to determine the payout score for each of the three 1-year performance periods is reset for each performance period to correlate with targeted adjusted ROIC or targeted adjusted EBITDA, as applicable, for that year. The amount of the final payout, if any, will be determined based on the average of the three discrete, single-year payout scores. In deciding to set annual goals instead of three-year goals, the Committee considered the extreme difficulty in forecasting three years ahead in the volatile economic environment (as evidenced by our inability to achieve target performance under our annual incentive plans over the past five years) and the need to keep management engaged as the Company faces that challenging environment.

◦
For any performance cycle of which 2016 is a part, our 2016 adjusted ROIC target was 10.8%. We achieved adjusted ROIC of 9.9% in 2016, resulting in a payout score for the 2016 calendar year of 59%, as determined according to the following scale:

Basis Points Above or Below 2016 Targeted Adjusted ROIC	Payout Score
+100	200%
0	100%
-150	25%
Less than -150	0%

◦
For any performance cycle of which 2017 is a part, our 2017 adjusted ROIC target was 9.2%. We achieved 2017 adjusted ROIC of 3.1%, resulting in a payout score for the 2017 calendar year of 0%, as determined according to the following scale:

Basis Points Above or Below 2017 Targeted Adjusted ROIC	Payout Score
+50	200%
0	100%
-100	50%
Less than -100	0%

◦
For any performance cycle of which 2018 is a part, our 2018 adjusted EBITDA target was $89.8 million. In setting the target, the Committee considered the Company's prior year performance and alignment with the Company's annual operating plan and long-term strategic initiatives. The volatile global economy, decline in restaurant traffic, shift in retail sales toward e-commerce, and competitive pricing environment of 2017 were expected to continue in 2018. The realities of the business environment led the Company to shift its priorities from aggressive growth toward improving marketing and new product development capabilities and innovation, improving customer relationships, and simplifying the business - all of which would support future, sustainable, profitable growth. The Committee believed that an adjusted EBITDA target of $89.8 million would prove sufficiently challenging to achieve. In February 2019, the Committee determined that we had achieved 2018 adjusted EBITDA of $72.5 million, resulting in a payout score for the 2018 calendar year of 0%, as determined according to the following scale:

Percent of 2018 Targeted Adjusted EBITDA	Payout Score
112.5%	200%
0	100%
87.5%	50%
Less than 87.5%	0%
Adjusted ROIC and adjusted EBITDA are calculated as set forth on Appendix A.

34 Libbey Inc.

Executive Compensation

When the Committee initially adopted the 2016 LTIP and 2017 LTIP, the Committee believed that using adjusted ROIC as a performance measure would align with the long-term interests of our shareholders because of adjusted ROIC's relationship to total shareholder return. In February 2018, the Committee elected to use adjusted EBITDA as the financial metric for the performance cash component of the 2018 LTIP and modified the performance cash components of the 2016 LTIP and 2017 LTIP to provide that the performance metric for the 2018 and 2019 plan years would be based on adjusted EBITDA as opposed to ROIC. The Committee transitioned from adjusted ROIC to adjusted EBITDA for the following reasons:

•
The Committee recognized that the large investments needed in connection with our ERP implementation, our e-commerce platform and new product development, all of which are essential to our Creating Momentum strategic priorities, were unlikely to generate significant returns until future years;

•
Given the asset intensity of our business, as well as our relatively high degree of financial leverage, the Committee believes that adjusted EBITDA is an appropriate measure of core operating performance;

•	The Committee felt it was imperative to re-focus management on the primary drivers of cash earnings;

•	Adjusted EBITDA is regularly used by the Company internally to measure profitability; and

•
We believe adjusted EBITDA is used by investors, analysts and other interested parties in comparing our performance across reporting periods and in comparing Libbey to other companies with different capital and legal structures.

Despite transitioning from adjusted ROIC to adjusted EBITDA, the Company still failed to achieve threshold performance for the 2018 calendar year.
In February 2019, the Compensation Committee reviewed our performance for the three-year performance cycle ended December 31, 2018, and, based on the average of the three discrete payout scores for each of 2016, 2017 and 2018, determined that we had achieved an overall payout score of 19.7% of target under the 2016 LTIP.

Payout Score
2016 calendar year	59%
2017 calendar year	0%
2018 calendar year	0%
Overall Payout Score	19.7%
Performance cash payouts under our LTIP are not subject to modifications based on individual performance. Payouts were prorated, however, for those executives who were not employed for the entire 2016-2018 performance period.
The final payout amounts received by the named executives under the performance cash component of the 2016 LTIP were:

Named Executive	2016 LTIP Cash Target ($)	2016 LTIP Cash Payout ($)	2016 LTIP Cash Payout as a Percentage of Target
W. Foley	990,000	195,030	19.7%
J. Burmeister(1)	87,900	17,316	19.7%
S. Kovach	127,878	25,192	19.7%
S. Miñarro(1)	114,421	22,541	19.7%
W. Mossing(1)	30,324	5,974	19.7%
S. Zibbel(1)	21,700	4,275	19.7%

(1)	Prorated to reflect the portion of the performance cycle during which the named executive was employed.
Equity Compensation

EQUITY HIGHLIGHTS	• Annual awards under LTIP • Economic value of RSUs at time of award intended to equal 50% of LTIP target opportunity • 4-year ratable vesting
In February 2018, the Compensation Committee awarded to participants in our 2018 LTIP RSUs having an intended economic value at the time of award equal to 50% of their target long-term incentive opportunities. The RSUs vest ratably over four years beginning on February 17, 2019, except for awards to Ms. Zibbel, which vest ratably over four years beginning on April 5, 2019.
The Committee elected to award the equity component of the 2018 LTIP entirely in RSUs to conserve shares under the Company's Omnibus Incentive Plans and manage its burn rate in light of the decline in the Company's stock price. If the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan is approved, the Compensation Committee intends, beginning in 2020, to modify the mix of vehicles in our long-term incentive program to include performance shares. While this is the Compensation Committee's current intention, the Committee's ultimate decision as to the plan designs for future long-term incentive programs will depend on a variety of factors and circumstances as existing at the time each applicable program is adopted. For more information regarding the proposed

2019 Proxy Statement 35

Executive Compensation

Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan, see "Equity Compensation Plan Information - Proposal No. 3" beginning on page 60.
Historically, the Committee determined the number of RSUs actually awarded by dividing the intended economic value (50% of the executive's target long-term incentive opportunity) by the "trailing 20-day average," the average closing price of our common stock over a period of 20 consecutive trading days ending on the grant date. However, to further conserve shares available for issuance under our Omnibus Incentive Plans, the Committee elected to calculate the number of RSUs to be granted under the 2018 LTIP by dividing the intended economic value by the greater of: (a) the trailing 20-day average; or (b) the average closing price of our common stock over the fourth quarter of 2017 (the "Q4 2017 average"). Ultimately, the Q4 2017 average of $7.75 was used because it was higher than the trailing 20-day average ($5.74 for the grant to Ms. Zibbel and $6.15 for the grants to the other named executives). This change in methodology resulted in each executive receiving RSUs with an economic value on the grant date 21% to 26% lower than the economic value on the grant date would have been if the Committee had used the trailing 20-day average method as in prior years.
In choosing to modify the method used to calculate the number of RSUs to be issued, the Committee weighed the need to responsibly manage the shares available under the Company's Omnibus Incentive Plans against the potential retention challenges that may be created by reducing the total compensation opportunities provided to executives as a result of the reduction in the economic value of the RSUs delivered.
Sign-on Awards
In connection with her hire, Ms. Zibbel was awarded a $100,000 cash sign-on bonus and an award of 10,000 RSUs to induce her to join the Company and to replace the value of compensation being forfeited at her previous employer. If Ms. Zibbel resigns without Good Reason before April 5, 2019 (when she has been employed by Libbey for one year), she must repay the entire cash sign-on bonus within 30 days of her date of termination. “Good Reason” is defined on page 42. The sign-on RSUs awarded to Ms. Zibbel cliff vest on April 5, 2021, the third anniversary of Ms. Zibbel's date of hire.
HOW DOES LIBBEY DETERMINE THE FORMS AND AMOUNTS OF EXECUTIVE PAY?
Participants and Tools
The Compensation Committee, consisting entirely of independent directors, is responsible for overseeing the design, development and implementation of our executive pay program. Each year, the Compensation Committee evaluates Libbey's executive compensation program to determine what, if any, changes are appropriate. In making these determinations, the Committee may consult with its independent compensation consultant, management and the Board, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executives.
The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. In 2018, the Compensation Committee retained Exequity, LLP to serve as the Committee’s independent compensation consultant. A representative of Exequity attended the majority of the meetings of the Compensation Committee in 2018, including the February 2018 and February 2019 meetings at which the Compensation Committee made decisions regarding our executive pay program for 2018 and also advised the Committee in connection with other pay decisions made during the year. All expenses that we incurred in 2018 for services provided by Exequity were attributable to services provided by Exequity to the Compensation Committee in connection with its executive pay decisions.
In compliance with the NYSE American Company Guide's disclosure requirements regarding compensation consultant independence, Exequity provided the Compensation Committee with a letter addressing each of six independence factors. Their responses affirm the independence of Exequity and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters.
Our CEO, our Senior Vice President, Chief Human Resources Officer and our Senior Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management present, to discuss and make its final executive pay determinations.
Our non-CEO executives play no direct role in determining their own pay, except to the extent they assess their own performance against their individual performance objectives as part of our performance appraisal process and to the extent that the Senior Vice President, Chief Human Resources Officer, the Senior Vice President, Chief Financial Officer and the Senior Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting the entire executive leadership team.
The Compensation Committee sets the performance goals for our SMIP and LTIP based upon input from our CEO, including suggested individual performance objectives and metrics under the SMIP and the performance cash component of the LTIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

36 Libbey Inc.

Executive Compensation

INTERNAL PAY EQUITY AND WEALTH ACCUMULATION
In determining awards for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.
TALLY SHEETS
In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each executive officer, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if his or her employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which are prepared by management and provide substantially the same information as is provided in the tables in this proxy statement, primarily to ensure that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the senior leadership team.
BENCHMARKING AND PEER GROUPS
The Compensation Committee engages its independent consultant to conduct a full benchmarking study of the Company’s executive compensation and that of its peers approximately every other year. Because the Committee uses benchmarking studies as a reference point, and not the sole determinative factor, in setting executive compensation, the Committee does not conduct benchmarking on an annual basis. As disclosed in the proxy statement filed in connection with our 2018 Annual Meeting, Exequity conducted a full benchmarking study in the fall of 2016, and the Compensation Committee considered the results of the study, in combination with many other factors, in setting our executives' pay opportunities for 2017. Consistent with its biennial benchmarking practice, the Compensation Committee did not conduct a compensation benchmarking study in 2017 and did not rely on peer group benchmarking in setting 2018 compensation. The Committee conducted a full benchmarking study in the fall of 2018 for use as a point of reference when setting executive pay opportunities for 2019.
SAY-ON-PAY RESULTS AND SHAREHOLDER ENGAGEMENT
Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. Following the 2018 Annual Meeting, at which our advisory say-on-pay proposal garnered the support of approximately 82% of the shares voted, we reached out to our top 25 shareholders (collectively representing over 61% of our then outstanding common stock) to solicit feedback regarding executive compensation and corporate governance. Our Chief Financial Officer, General Counsel and Chief Human Resources Officer spoke with six shareholders (collectively representing over 21% of our then outstanding common stock) who accepted our invitation to provide feedback.
In our conversations with shareholders, we generally heard support for the strategic initiatives on which we are focused and for the compensation measures tied to those initiatives and recognition of the need to retain key executives in order to execute the Company's strategy and improve the Company's performance. We also heard suggestions for changes to our executive compensation program, many of which varied significantly from shareholder to shareholder. Suggestions we heard included, but were not limited to, preference for use of performance shares instead of performance cash in the Company's long-term incentive program, suggestions regarding performance metrics, and consideration of stock option awards as powerful incentive tools to drive performance and increase the Company's stock price.
Our Compensation Committee considered the vote result and the feedback we received as it evaluated the compensation opportunities to be provided to our executive officers in 2019 and beyond. The Compensation Committee's ability to implement several of the suggestions proposed by shareholders is largely dependent upon an increase in the number of shares available for issuance under our equity incentive plans. As such, we are requesting shareholder approval of an amendment to our Libbey Inc. 2016 Omnibus Incentive Plan. Information regarding the proposed amendment can be found under the heading "Equity Compensation Plan Information - Proposal No. 3" starting on page 60.
Overview of Process for Setting 2018 Executive Pay
INITIAL COMPENSATION PACKAGE FOR MS. ZIBBEL
Ms. Zibbel joined Libbey effective April 5, 2018. In connection with her hire, the Compensation Committee approved an initial base salary of $310,002, a target SMIP opportunity of 50%, and a target LTIP opportunity of 70%. In setting Ms. Zibbel's initial base salary and target short-term and long-term incentive opportunities, we considered Ms. Zibbel's highly sought after skill-set and experience, her compensation package at her previous employer, the significant responsibilities of the Senior Vice President, Chief Human Resources Officer position and its importance to achieving our Creating Momentum strategy, the relationship of her compensation to that of our other executive officers, the fact that Ms. Zibbel had never before been chief human resources officer of a public company, and the results of the benchmarking study completed in October 2016. The Committee also granted Ms. Zibbel a sign-on cash bonus of $100,000 and a grant of 10,000 RSUs to induce her to join the Company and to replace the value of compensation she was forfeiting at her previous employer. If Ms. Zibbel resigns without Good Reason before April 5, 2019 (the first anniversary of her date of hire), she must repay the entire cash sign-on bonus within 30 days of her date of termination. The sign-on RSUs cliff-vest on April 5, 2021.

2019 Proxy Statement 37

Executive Compensation

BASE SALARY ADJUSTMENTS
The Compensation Committee reviews base salaries at least annually. With respect to base salary increases that were implemented in April 2018, the Compensation Committee made its decisions after receiving input from Mr. Foley and Exequity.
APPROVAL OF 2018 SMIP AND 2018 LTIP DESIGNS
The Compensation Committee approved the Company's 2018 SMIP and 2018 LTIP in the first quarter of 2018.
EQUITY GRANTS UNDER OUR LTIP
The Compensation Committee typically makes awards of equity to our senior leadership team under our long-term incentive compensation program each February. The Compensation Committee authorized these awards at its February 2018 meeting, which occurred before we announced financial results for the 2017 fiscal year. The number of RSUs actually awarded was a function of the average closing price of our common stock over the fourth quarter of 2017. In each case, except for awards made to Ms. Zibbel, the grant date was the first business day after we released our fiscal 2017 financial results. For awards of RSUs made to Ms. Zibbel, the Committee authorized these awards in March 2018 and the grant date was the first business day after we released our financial results for the first quarter of 2018.
AWARDS UNDER OUR 2018 SMIP AND 2016 LTIP
In February 2019, the Compensation Committee reviewed and certified our 2018 performance and made the awards under our 2018 SMIP and the performance cash component of our 2016 LTIP (for the 2016-2018 performance cycle). Details regarding the decisions made and payouts awarded are described above under "What pay did Libbey's executives receive for 2018?"
WHAT ARE LIBBEY'S EQUITY GRANT PRACTICES?
As explained above, the Compensation Committee typically makes awards of RSUs in February to our executive leadership team under our LTIP. The Compensation Committee also occasionally makes "sign-on" awards of RSUs or NQSOs to newly hired executives and other key employees. Typically, the number of RSUs or NQSOs awarded is determined as described above under “What pay did Libbey's executives receive for 2018 - Equity Compensation”. Occasionally, the sign-on awards include the award of a fixed number of RSUs or NQSOs intended to make the executive whole for equity awards that the executive forfeits when leaving his or her prior employment, or to induce the executive to join the Company.
The Compensation Committee has delegated authority to the CEO to make limited grants of RSUs to senior managers and other employees who are not executive officers or direct reports to the CEO. The CEO’s authority to make these grants in 2018 was subject to the following limitations and conditions:

•	The maximum number of shares underlying RSUs that the CEO was authorized to award to all eligible individuals was 230,000;

•	The RSUs awarded could vest no more rapidly than ratably on the first, second and third anniversaries of the grant date;

•	The CEO was authorized to make awards only outside "quiet periods";

•	RSUs awarded to individuals whose home country is China were to be cash-settled RSUs;

•	The CEO was required to report at least quarterly to the Compensation Committee regarding the nature and scope of awards made pursuant to this authority; and

•	The agreements pursuant to which RSUs were granted must be substantially in the form approved by the Committee from time to time.
POLICIES AND PRACTICES RELATED TO LIBBEY’S EXECUTIVE COMPENSATION PROGRAM
Potential Impact of Misconduct on Compensation
Our SMIP and long-term incentive plans are authorized under our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan or our Libbey Inc. 2016 Omnibus Incentive Plan, each of which contains a “clawback” provision. The clawback provision of the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan obligates the recipient of a cash or equity award to reimburse us if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•
the award recipient knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Amended and Restated Libbey Inc. 2006 Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

38 Libbey Inc.

Executive Compensation

Awards under the Libbey Inc. 2016 Omnibus Incentive Plan are subject to forfeiture and clawback under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and under any clawback policy that we may have in place at any time.
Share Ownership / Retention Guidelines
We obligate our non-management directors and our executive officers to achieve or retain ownership of meaningful amounts of equity in Libbey. For more information, see “Stock Ownership/Retention Guidelines” on page 57.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our covered employees (which includes the CEO and our three other most highly compensated executive officers, other than the Chief Financial Officer, for years prior to 2018). Prior to 2018 (and including tax years that began prior to January 1, 2018), this limitation did not apply to performance-based compensation. While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support the Company’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.
Under the recent U.S. tax reform, the exception to Section 162(m) for performance-based compensation has been repealed for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the Chief Financial Officer is now included as a covered employee. Despite these new limits on the deductibility of performance-based compensation, the Compensation Committee continues to believe that a significant portion of our named executive officers’ compensation should be tied to the Company’s performance. Therefore, it is not currently anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.
Compensation Risk Assessment
On an annual basis, management conducts a risk assessment of our compensation policies, practices and plans to determine whether they encourage excessive risk-taking. In addition to reviewing this annual risk-assessment, the Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. Examples of features of our compensation program that guard against excessive risk-taking include:

•	An appropriate mix of fixed and variable, short-term and long-term, and cash and equity compensation;

•	Compensation Committee discretion regarding individual executive awards;

•	Oversight by non-participants in the plans;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	Executive incentive awards are subject to forfeiture and clawback;

•	Prohibition against hedging, pledging and engaging in transactions involving derivatives of our stock;

•	Stock ownership/retention requirements for our executives; and

•	"Double-trigger" vesting of equity awards and non-equity incentives after a change in control.
The Compensation Committee has determined that our compensation policies, practices and plans do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Mr. Foley
Mr. Foley is employed at will. He is not covered by an employment agreement or change in control agreement, nor is he eligible to participate in our Executive Severance Compensation Policy, our Salary Plan, or our SERP.
In early 2016, the Company entered into a letter agreement with Mr. Foley that provides for, among other things, limited separation benefits under certain circumstances. As with all other named executives, the award agreements relating to grants of RSUs, NQSOs and performance cash opportunities also provide for separation benefits in certain circumstances. There are no conditions to Libbey’s obligations to provide separation benefits to Mr. Foley.
Because Mr. Foley was retired at the time of his hire and intends to retire once again when his employment with Libbey ends (regardless of when or how it ends), the Compensation Committee chose to provide Mr. Foley with more modest separation benefits compared to those of our other named executives.

2019 Proxy Statement 39

Executive Compensation

With respect to Mr. Foley, the following table summarizes the trigger events under which payments may be made and/or other benefits provided, and the material payments or benefits to be provided, assuming Mr. Foley's employment ended December 31, 2018. Effective March 24, 2019, Mr. Foley retired from his role as CEO but continues to be employed by the Company as Executive Chairman. If Mr. Foley's employment ends in the future, he will be eligible for the same benefits and payments as described below, except that his participation in the 2019 SMIP and the performance cash components of the 2017 LTIP (2017-2019 performance cycle), 2018 LTIP (2018-2020 performance cycle) and 2019 LTIP (2019-2021 performance cycle) will be prorated to March 31, 2019.

	Death or Disability	Resignation or Retirement	Termination without Cause	Termination without Cause in connection with Change in Control
Cash Severance	None	None	None	None
Annual Cash Incentive (SMIP)(1)	Prorated and subject to actual performance	Prorated and subject to actual performance	Prorated and subject to actual performance	Prorated and subject to actual performance
Long-Term Performance Cash Incentive(1)	Prorated target award for any current performance cycle, paid as soon as administratively feasible	Prorated and subject to actual performance	Prorated and subject to actual performance	Not prorated but subject to actual performance
Equity Awards Granted in 2016	All awards immediately vest	All awards immediately vest	All awards immediately vest	All awards immediately vest
Equity Awards Granted in 2017 and 2018	All awards immediately vest	Forfeit all unvested awards	Awards scheduled to vest within one year of termination date will immediately vest	All awards immediately vest
Health, Welfare and Other Benefits	Accrued Benefits only	Accrued Benefits only	Accrued Benefits only	Accrued Benefits only

(1)
Except in the case of death or permanent disability, amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

Mr. Bauer
Mr. Bauer is not a party to an employment agreement, but is a party to a change in control agreement and is covered by our Executive Severance Compensation Policy. The terms of award agreements under which awards of RSUs and NQSOs were made to Mr. Bauer provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our long-term incentive plans provide for payouts in the event of termination of employment under certain circumstances.
With respect to Mr. Bauer, the trigger events under which payments may be made and/or other benefits provided, the material payments or benefits to be provided, and the conditions to our obligations to make the payments and/or provide the benefits are consistent with those summarized in the table below regarding our non-CEO named executives, with the following exceptions:

•	If Mr. Bauer's employment is terminated without Cause, Mr. Bauer's cash severance would consist of 24 months' salary continuation plus a lump sum equal to two times his target annual incentive;

•
If Mr. Bauer's employment is terminated by the Company without Cause or by him with Good Reason in connection with a Change in Control, Mr. Bauer's lump sum cash severance payment would be in an amount equal to three times the sum of his annual base salary in effect at the time of termination and his target annual incentive under the SMIP, and the continuation of his medical, prescription drug, dental and life insurance benefits would be for a period of 24 months.

All Other Named Executives
We do not have employment agreements with our non-CEO named executives. Our non-CEO named executives are, however:

•	parties to change in control agreements that provide for payments under the circumstances described below in the event of a termination of employment in connection with a Change in Control; and

•	covered by our Executive Severance Compensation Policy, which provides for certain separation benefits in the event of termination of employment without Cause absent a Change in Control.
From the time of their hire through the end of 2018, Mr. Mossing and Ms. Zibbel were eligible for more limited severance benefits than those provided under our Executive Severance Compensation Policy. However, Mr. Mossing and Ms. Zibbel have since become eligible for full benefits under the Executive Severance Compensation Policy. In addition, the sign-on bonus provided to Ms. Zibbel is subject to full repayment if she resigns without Good Reason before April 5, 2019, and the sign-on bonus provided to Mr. Mossing in 2017 is subject to full repayment if he voluntarily resigns before December 4, 2019.
The terms of award agreements under which awards of RSUs and NQSOs were made provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our 2016 LTIP (for the 2016-2018 performance cycle), 2017 LTIP (for the 2017-2019 performance cycle) and 2018 LTIP (for the 2018-2020 performance cycle) provide for payouts in the event of termination of employment under certain circumstances.

40 Libbey Inc.

Executive Compensation

Mr. Miñarro’s employment ended January 15, 2018. His termination was without Cause under the Executive Severance Compensation Policy, and he received severance benefits and payments pursuant to the terms of the Executive Severance Compensation Policy and equity and performance cash agreements. Such severance benefits and payments are consistent with those described below under “Termination without Cause,” with the following exception: The Committee elected to accelerate the vesting of 3,000 unvested RSUs that were awarded to Mr. Miñarro in 2015 to replace the value of certain pension and social security benefits that Mr. Miñarro forfeited when he was promoted to Vice President, General Manager, U.S. and Canada, from his previous position with Libbey's Mexican subsidiary. Had the Committee not exercised its discretion to accelerate vesting, the 3,000 RSUs would have been forfeited upon Mr. Miñarro's termination.
Because individuals hired after January 1, 2006, are ineligible for participation in the Salary Plan and SERP, Ms. Kovach is our only named executive who is eligible for benefits under the Salary Plan and SERP. As of December 31, 2018, Ms. Kovach was at least age 55 and had at least five years of service with Libbey. As a result, Ms. Kovach would have been eligible to receive a retirement benefit under our Salary Plan and SERP if she had retired on or before December 31, 2018. If Ms. Kovach or any of our other non-CEO named executives had retired on or before December 31, 2018, all unvested equity awards would have been forfeited.
With respect to all non-CEO named executives, the following table assumes a termination date of December 31, 2018, and summarizes the trigger events under which payments may be made and/or other benefits provided, the material payments or benefits to be provided, and the conditions to our obligations to make the payments and/or provide the benefits.

	Death or Disability	Termination for Cause or Quit without Good Reason	Quit for Good Reason	Termination without Cause		Termination without Cause or Quit for Good Reason in connection with Change in Control
	All Non-CEO NEOs	All Non-CEO NEOs	All Non-CEO NEOs	Mr. Mossing and Ms. Zibbel(1)	All other Non-CEO NEOs	All Non-CEO NEOs
Cash Severance	None	None	None	6 months' salary continuation + (for Mr. Mossing only) lump sum of 50% target annual incentive	12 months’ salary continuation + lump sum target annual incentive	Lump sum 2x annual salary + 2x target annual incentive(3)
Annual Cash Incentive (SMIP)	None	None	None	Prorated and subject to actual performance(2)		Prorated and subject to actual performance(2)
Long-Term Performance Cash Incentive	Prorated target award for any current performance cycle	None	Prorated and subject to actual performance(2)	Prorated and subject to actual performance(2)		Not prorated but subject to actual performance(2)
Equity Awards	All awards immediately vest	Forfeit all unvested awards	Forfeit all unvested awards	Awards scheduled to vest within 1 year immediately vest		All awards immediately vest
Health, Welfare and Other Benefits	Accrued Benefits only	Accrued Benefits only	Accrued Benefits only	Accrued Benefits; continued dental/health benefits during period of salary continuation; outplacement services during period of salary continuation		Accrued Benefits; 18 months continued dental/health/life insurance benefits; outplacement services with cost to Libbey ≤15% base salary; financial planning services with cost to Libbey ≤$10,000
Conditions to Payment of Benefits	None	None	None
Release of claims against Libbey; Confidentiality obligations; Obligation to assign intellectual property rights; Obligation to assist with litigation; 1 year obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us

Release of claims against Libbey; Confidentiality obligations; Obligation to assign intellectual property rights; Obligation to assist with litigation; 1 year obligation not to interfere with customer accounts, compete, divert business opportunities, solicit our employees, or disparage us

(1)	The above table assumes a termination date of December 31, 2018. Mr. Mossing and Ms. Zibbel have since become eligible for the same termination benefits as the other non-CEO named executives.

(2)	Amounts paid under our SMIP and the performance cash component of our LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.

(3)
Lump-sum cash payments will be paid no later than five days after termination except to the extent the payments are subject to a six-month delay under Internal Revenue Code Section 409A, in which case payment will be on the first day of the seventh month after the executive’s termination.

2019 Proxy Statement 41

Executive Compensation

DEFINITIONS
Unless otherwise specified above, the following definitions apply:
“Accrued Benefits” includes base salary through date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended before the date of termination.
“Cause” means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in harm to us or failure to comply with a material policy, including our Code of Business Ethics and Conduct; (d) material breach of a material obligation to us; or (e) commission of illegal conduct or gross misconduct that causes harm to us. When used in reference to a termination that is not in connection with a change in control, “Cause” can have any of the previously listed meanings or: conviction of a misdemeanor or felony that is directly related to, or indicates the executive is not suited for, the position the executive occupies with us.
“Change in Control” generally means any of the following events:

•
A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the “beneficial owner,” directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;

•
The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or

•
During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.
“Good Reason” means (a) the executive ceases to be an officer of the Company; (b) we reduce the executive’s base salary and we do not apply the reduction in the same or similar manner to similarly situated employees; (c) we materially reduce the executive’s annual incentive compensation opportunity and the reduction is not applied in the same or similar manner to similarly situated employees; (d) we materially reduce or eliminate an executive benefit or an employee benefit, and we do not apply the reduction to similarly situated employees in the same or similar manner; (e) we materially breach any written agreement between the executive and the Company and we fail to remedy the breach within 60 days after our receipt from the executive of written notice of breach; or (f) we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of similarly situated employees.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Carlos V. Duno, Chair Ginger M. Jones Eileen A. Mallesch Carol B. Moerdyk Steve Nave

42 Libbey Inc.

Executive Compensation

Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following narrative and tables describe the “total compensation” our named executives earned during 2018, 2017 and 2016. The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2018, 2017 or 2016. The actual value realized by our named executives in 2018 from NQSOs and RSUs is presented in the Option Exercises and Stock Vested Table on page 48. Target annual and long-term incentive awards for 2018 are presented in the Grants of Plan-Based Awards Table on page 45.
The core components of our named executives’ compensation are base salary, an annual cash incentive opportunity under our SMIP, and a long-term incentive opportunity under our LTIP, which includes performance-based cash compensation and equity awards. In addition to these core components, our executives occasionally receive compensation through sign-on awards, discretionary awards in recognition of outstanding individual contributions, retention awards, or in connection with termination of employment.
Mr. Miñarro
In 2018, Mr. Miñarro received compensation in connection with his termination of employment. These payments and benefits were determined in accordance with the Executive Severance Compensation Policy and the award agreements governing awards of RSUs, NQSOs and LTIP performance cash opportunities. The values of those RSUs and NQSOs for which vesting accelerated in connection with Mr. Miñarro's termination are not included in the "All Other Compensation" column in this Summary Compensation Table because the cumulative grant date fair values were included in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Tables in the years in which they were granted and the incremental fair value of the 3,000 RSUs for which the Compensation Committee exercised discretion to accelerate vesting is included in the "Stock Awards" column in 2018. For additional information regarding the payments and benefits provided to Mr. Miñarro in connection with his termination of employment, see "Potential Payments upon Termination of Employment or Change in Control" above and the Potential Payments upon Termination of Employment Table on page 51.
Ms. Zibbel
In connection with her hire, Ms. Zibbel received a $100,000 cash sign-on bonus and 10,000 RSUs to induce her to join the Company and to replace the value of compensation being forfeited at her previous employer. If Ms. Zibbel resigns without Good Reason before April 5, 2019, she must repay the entire sign-on bonus within 30 days of her date of termination. "Good Reason" is defined on page 42. The sign-on RSUs cliff-vest on April 5, 2021, the third anniversary of Ms. Zibbel's start date.

Summary Compensation Table

							Change in Pension Value and Nonqualified Deferred Compensation Earnings

						Non-Equity Incentive Compensation
		Salary	Bonus	Stock Awards	Option Awards			All Other Compensation	Total

Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William A. Foley	2018	825,000	0	814,353	0	1,014,805	0	123,984	2,778,142
Chairman and Chief Executive Officer(7)	2017	770,000	0	544,611	322,592	707,520	0	120,649	2,465,372
	2016	804,185	0	1,037,687	532,688	801,520	0	110,050	3,286,130
James C. Burmeister	2018	386,250	0	123,389	0	247,598	0	28,362	785,599
Senior Vice President, Chief Financial Officer(8)	2017	271,354	100,000	76,808	47,057	145,859	0	25,752	666,830

Susan A. Kovach	2018	361,503	0	110,512	0	204,799	0	35,959	712,773
Senior Vice President, General Counsel & Secretary	2017	339,189	0	71,754	42,500	143,174	22,060	33,959	652,636
	2016	341,568	0	123,696	68,809	209,254	21,812	34,191	799,330
Salvador Miñarro Villalobos	2018	15,100	0	21,450	0	22,541	0	641,233	700,324
Vice President, General Manager, US & Canada(9)	2017	348,978	0	94,283	55,844	165,014	0	77,171	741,290
	2016	355,291	0	162,528	90,407	241,106	0	98,845	948,177
William C. Mossing	2018	300,000	0	69,095	0	141,474	0	103,391	613,960
Senior Vice President, Chief Supply Chain Officer(10)

Sarah J. Zibbel	2018	228,626	100,000	120,170	0	107,538	0	22,304	578,638
Senior Vice President, Chief Human Resources Officer(11)

2019 Proxy Statement 43

Executive Compensation

(1)	As to Mr. Burmeister for 2017 and Ms. Zibbel for 2018, represents a signing bonus.

(2)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2018, 2017 and 2016, respectively. As to Mr. Foley in 2016, also represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to non-management directors on May 10, 2016. On that date, we awarded certain non-management directors stock having a grant date fair value of $80,007, or $17.58 per share. Although Mr. Foley ceased to be a non-management director when he was appointed CEO on January 12, 2016, this stock award was attributable to service as a non-management director during the 2015 fiscal year. As to RSU awards in 2018, 2017 and 2016, the awards vest ratably over a four-year period from the date of grant, with the following exceptions: RSUs granted to Mr. Burmeister in 2017 vest ratably over four years from the first day of employment; 14,000 RSUs granted to Ms. Zibbel vest ratably over four years from the first day of employment; and 10,000 RSUs granted to Ms. Zibbel cliff-vest on the third anniversary of her first day of employment. For Mr. Miñarro in 2018, also includes the incremental fair value of 3,000 RSUs for which the Compensation Committee exercised discretion to accelerate vesting in connection with his termination of employment. For more information, see Footnote 11, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019. The actual values realized by the respective named executives depend on the number of RSUs that actually vest and the price of our common stock when the RSUs vest.

(3)
Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2017 and 2016, respectively. The awards vest ratably over a four-year period from the date of grant or, in Mr. Burmeister's case, from the first day of employment. When Mr. Miñarro’s employment ended on January 15, 2018, vesting was accelerated with respect to all NQSOs that otherwise would have vested by January 15, 2019, and all other unvested NQSOs were forfeited. For more information, see Footnote 11, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019. The actual values received by the respective named executives depend on the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

(4)
Represents amounts earned by the named executives in 2018, 2017 and 2016 under our SMIP and under the performance cash component of our 2016 LTIP, 2015 LTIP and 2014 LTIP, respectively. The awards under our SMIP were paid in March of 2019, 2018 and 2017, respectively, and the awards under the performance cash component of our 2016 LTIP, 2015 LTIP and 2014 LTIP were paid in March of 2019, 2018 and 2017, respectively.

(5)
Represents the actuarial increase in pension value under our Salary Plan and our SERP. In 2018, the net pension value under our Salary Plan and our SERP declined for all named executives who were participants under those plans; as a result, for 2018 the amount of the actuarial increase is $0. We do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan (“ESP”) or our EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include above-market earnings on nonqualified deferred compensation. Ms. Kovach is the only named executive who is eligible to participate in the Salary Plan and SERP.

(6)
For 2018, includes: (i) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (ii) for Mr. Miñarro, our expense associated with the compensation payable to him in connection with his termination of employment; and (iii) the following perquisites:

	EDCP Matching Contribution	Tax Prep / Financial Planning	Housing Allowance, Commuting or Relocation Assistance	Tax Gross-Up	Ground Transport	Airline Club Membership	Annual Executive Physical Exam	Total
Named Executive	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)	($)	($)
W. Foley	33,000	14,760	51,568	2,996	2,332	495	2,933	108,084
J. Burmeister	0	8,761	0	0	163	495	2,443	11,862
S. Kovach	4,552	14,760	0	0	261	0	0	19,573
S. Miñarro	0	592	0	0	0	0	0	592
W. Mossing	0	12,658	59,463	13,980	424	495	2,121	89,141
S. Zibbel	0	9,948	0	0	1,506	0	0	11,454

(a)	Annual company matching contributions to our EDCP

(b)	The cost we paid for tax return preparation and financial planning for the respective named executives

(c)
As to Mr. Foley, represents a $45,000 allowance for housing in the Toledo, Ohio, area since Mr. Foley’s primary home is in the Cleveland, Ohio metropolitan area and $6,568 in expenses related to commuting between Cleveland and Toledo. Mr. Foley's housing allowance will end effective April 24, 2019. As to Mr. Mossing, represents relocation expense.

(d)	As to Mr. Foley, represents tax gross-up on commuting expense. As to Mr. Mossing, represents tax gross-up on relocation expense.

(e)
Includes our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio, area to the Detroit / Wayne County Metropolitan Airport. For personal trips, includes the entire cost that we incurred for such transportation. For business trips, includes the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.

(7)	Mr. Foley assumed his role as CEO effective January 12, 2016. Effective March 24, 2019, he retired from his role as CEO but continues to be employed by the Company as Executive Chairman.

(8)	Mr. Burmeister was hired on March 30, 2017.

(9)	Mr. Miñarro's employment ended January 15, 2018.

(10)	Mr. Mossing was hired on December 1, 2017.

(11)	Ms. Zibbel was hired on April 5, 2018.

44 Libbey Inc.

Executive Compensation

GRANTS OF PLAN-BASED AWARDS TABLE
During 2018, the Compensation Committee granted to our named executives RSUs under our 2006 Omnibus Plan, 2016 Omnibus Plan and 2018 LTIP. RSU recipients are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. Our executives were not granted any stock options in 2018. On February 4, 2019, the Compensation Committee approved the payment of cash awards under our 2018 SMIP and our 2016 LTIP.
Mr. Miñarro did not receive any grants of plan-based awards due to his employment ending January 15, 2018. The Committee did, however, accelerate the vesting of 3,000 RSUs that were originally granted to Mr. Miñarro in 2015.
This table and accompanying footnotes contain information as to each of these awards, including information as to applicable performance measures for our cash awards and vesting schedules for RSUs.

Grants of Plan-Based Awards Table

				Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards

Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold	Target	Maximum
				($)	($)	($)	(#)(3)	($)(4)
W. Foley	2018 SMIP	2/15/18		41,250	825,000	1,650,000
	2018 LTIP (cash)	2/15/18		618,750	1,237,500	2,475,000
	2018 LTIP (RSU)	2/6/18	2/28/18				159,677	814,353
J. Burmeister	2018 SMIP	2/15/18		11,588	231,750	463,500
	2018 LTIP (cash)	2/15/18		93,750	187,500	375,000
	2018 LTIP (RSU)	2/6/18	2/28/18				24,194	123,389
S. Kovach	2018 SMIP	2/15/18		9,038	180,752	361,504
	2018 LTIP (cash)	2/15/18		83,968	167,936	335,872
	2018 LTIP (RSU)	2/6/18	2/28/18				21,669	110,512
S. Miñarro	Omnibus Plan (RSU)	1/9/18	1/15/18				3,000	21,450
W. Mossing	2018 SMIP	2/15/18		7,500	150,000	300,000
	2018 LTIP (cash)	2/15/18		52,500	105,000	210,000
	2018 LTIP (RSU)	2/6/18	2/28/18				13,548	69,095
S. Zibbel	2018 SMIP	3/7/18		5,716	114,313	228,626
	2018 LTIP (cash)	3/7/18		49,729	99,458	198,916
	2018 LTIP (RSU)	3/7/18	5/2/18				14,000	71,470
	Omnibus Plan (RSU)	3/7/18	5/2/18				10,000	48,700

(1)
For non-equity incentive plan awards, the Award Date and the Grant Date are the date on which the Compensation Committee approved the applicable incentive plan or, if later, the date on which the Committee approved the executive’s participation in, and target opportunity under, the applicable incentive plan. For All Other Stock Awards, except with respect to Mr. Miñarro, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of RSUs awarded. With respect to Mr. Miñarro, the Award Date is the date on which the Compensation Committee approved the accelerated vesting of the RSUs and the Grant Date is the date on which the RSUs vested. The number of RSUs awarded to the named executives under our 2018 LTIP was determined by dividing the target dollar value of the applicable component of equity to be awarded by the average closing price of Libbey common stock over the fourth quarter of 2017. We inform grant recipients of their awards after we determine the number of RSUs to be granted. For awards made in February 2018, we determined the number of RSUs to be granted on the first business day after we announced our results of operations for the 2017 fiscal year. For Ms. Zibbel's awards of RSUs, we determined the number on the first business day after we announced our results of operations for the first quarter of 2018, since her first day of employment occurred during a quiet period.

(2)	Represents the range, as estimated on the award date, of possible cash awards under (a) our 2018 SMIP and (b) the performance cash component of our 2018 LTIP.

(a)
Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Target Award as a Percentage of Anticipated Full-Year Base Salary
Named Executive
W. Foley	100%
J. Burmeister	60%
S. Kovach	50%
W. Mossing	50%
S. Zibbel	50%

2019 Proxy Statement 45

Executive Compensation

Under the 2018 SMIP, each named executive has an opportunity to earn a payout based 40% on company-wide adjusted cash earnings, 15% on e-commerce revenue, 10% on new product revenue and 35% on strategic objectives. The Compensation Committee has discretion to increase or decrease an executive's individual payout under the 2018 SMIP based on the executive's exceptional or unsatisfactory individual performance. The amount disclosed under the "Threshold" column represents 5% of target performance and assumes achievement of a 50% payout with respect to the new product revenue component (the least heavily weighted component of the 2018 SMIP) and 0% with respect to all other components. For additional information regarding the adjusted cash earnings, e-commerce revenue, new product revenue, and strategic objectives metrics, including the methods of measure, weighting of components, and payout scales, see "What pay did Libbey's executive's receive for 2018?" starting on page 29. Adjusted cash earnings is calculated as shown in Appendix A.

(b)
Under the performance cash component of our 2018 LTIP, each named executive is eligible for a cash award in an amount up to 200% of the named executive’s target award. Each named executive’s target award under the performance cash component is 50% of the named executive’s target award under all components of the relevant LTIP. The target awards are based on the named executives’ respective annualized base salaries as of January 1, 2018 (in the case of Ms. Zibbel, April 5, 2018). The target awards for executives whose participation begins mid-cycle are prorated accordingly. Each named executive’s target award under all components of the 2018 LTIP is set forth in the following table:

	2018 Target Long-Term Award as a Percentage of Annualized Base Salary	2018 LTIP Performance Cash Target as a Percentage of Annualized Base Salary
Named Executive
W. Foley	300%	150%
J. Burmeister	100%	50%
S. Kovach	95%	48%
W. Mossing	70%	35%
S. Zibbel	70%	32%
The extent to which a payout is earned under the performance cash component of the 2018 LTIP is based on our adjusted EBITDA for each of 2018, 2019 and 2020. Adjusted EBITDA is calculated as shown in Appendix A. The scale used to determine the payout score for each of the three 1-year performance periods is reset for each performance period to correlate with targeted adjusted EBITDA for that year. The amount of the final payout, if any, will be determined based on the average of the three discrete, single-year payout scores. The scale used to determine the payout score for the 2018 calendar year is:

Percent of 2018 Targeted Adjusted EBITDA	Payout Score
112.5%	200%
0	100%
87.5%	50%
Less than 87.5%	0%

(3)
Represents grants of RSUs made under our 2018 LTIP and an award of sign-on RSUs to Ms. Zibbel. The grants under our 2018 LTIP vest 25% per year beginning April 5, 2019, for Ms. Zibbel, and beginning on February 17, 2019, for all other executives. The 10,000 sign-on RSUs awarded to Ms. Zibbel cliff vest on April 5, 2021, the third anniversary of her date of hire. For Mr. Miñarro, represents 3,000 RSUs for which the Compensation Committee exercised discretion to accelerate vesting in connection with Mr. Miñarro's termination of employment. These RSUs were originally granted to Mr. Miñarro in 2015.

(4)
Except for Mr. Miñarro, represents the respective grant date fair values, determined in accordance with FASB ASC Topic 718, of the RSUs. For Mr. Miñarro, represents the incremental fair value of 3,000 RSUs for which the Compensation Committee exercised discretion to accelerate vesting in connection with Mr. Miñarro's termination of employment. These RSUs were originally granted to Mr. Miñarro in 2015.

46 Libbey Inc.

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
Our named executives had the following types of equity awards outstanding at the end of the 2018 fiscal year:

•	NQSOs granted under our 2016 Omnibus Plan and predecessor plans; and

•	RSUs granted under our 2016 Omnibus Plan and predecessor plans.
The following table shows, for each of the named executives, as of December 31, 2018: (a) the number, exercise price and expiration date of NQSOs that were vested but not yet exercised and of NQSOs that were not vested; and (b) the number and market value of RSUs that were not vested.

Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
W. Foley	1/11/16	2/25/16	63,299	63,299	17.13	2/25/26	29,927	116,117
	2/13/17	3/1/17	22,138	66,412	13.60	3/1/27	32,834	127,396
	2/5/18	2/28/18					159,677	619,547
J. Burmeister	3/16/17	5/3/17	5,297	15,889	9.38	5/3/27	7,008	27,191
	2/5/18	2/28/18					24,194	93,873
S. Kovach	2/7/11	2/10/11	3,625	0	17.00	2/10/21
	2/6/12	2/17/12	4,624	0	13.95	2/17/22
	2/11/13	2/22/13	6,902	0	19.02	2/22/23
	2/17/14	2/24/14	6,413	0	23.02	2/24/24
	2/16/15	3/2/15	3,514	1,171	38.06	3/2/25	867	3,364
	2/8/16	2/25/16	8,177	8,176	17.13	2/25/26	3,865	14,996
	2/13/17	3/1/17	2,917	8,749	13.60	3/1/27	4,326	16,785
	2/5/18	2/28/18					21,669	84,076
S. Miñarro	2/8/10	2/11/10	6,000	0	10.13	2/11/20
W. Mossing	11/5/17	12/1/17	7,531	22,592	6.75	12/1/27	6,682	25,926
	11/5/17	12/1/17					14,000	54,320
	2/5/18	2/28/18					13,548	52,566
S. Zibbel	3/7/18	5/2/18					14,000	54,320
	3/7/18	5/2/18					10,000	38,800

(1)	The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded.

(2)
See “Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Equity Grants Under Our LTIP” for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we determine the number of NQSOs and/or RSUs to be granted. For awards made in February 2018, the grant date was the first business day after we announced our results of operations for the 2017 fiscal year. For awards made in May 2018, the grant date was the first business day after we announced our financial results for the first quarter of 2018.

(3)
Represents NQSOs awarded under our Omnibus Plans. NQSOs granted before 2015 vest 25% on each of the first four anniversaries of the grant date. NQSOs granted to Mr. Burmeister in May 2017 vest 25% on each of the first four anniversaries of March 30, 2017, his first day of employment. NQSOs granted to Ms. Mossing vest 25% on each of the first four anniversaries of December 1, 2017, his first day of employment. All other NQSOs vest 25% per year for four years beginning on February 17th of the year after the grant.

(4)
Represents RSUs awarded under our Omnibus Plans. One share of our common stock underlies each RSU. RSUs granted in February 2016, March 2017, and February 2018 vest 25% per year for four years beginning on February 17th of the year after the grant. The 14,000 sign-on RSUs granted to Mr. Mossing on December 1, 2017 cliff vest on December 1, 2020, the third anniversary of his start date. The 10,000 sign-on RSUs granted to Ms. Zibbel on May 2, 2018 cliff vest on April 5, 2021, the third anniversary of her start date, while the remaining 14,000 RSUs granted to Ms. Zibbel in 2018 vest ratably over four years starting on April 5, 2019. All other RSUs vest 25% on each of the first four anniversaries of the grant date.

(5)
Represents the market value, as of December 31, 2018, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $3.88, the closing price of our common stock on the last trading day of 2018.

2019 Proxy Statement 47

Executive Compensation

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2018 TABLE
The following table sets forth information concerning the exercise of stock options by the named executives in 2018 and the value of RSUs that vested in 2018.

Option Exercises and Stock Vested in Fiscal 2018

	Option Awards		Stock Awards
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting ($)(2)	Value Realized on Vesting ($)(3)
W. Foley	0	0	25,909	157,268
J. Burmeister	0	0	2,336	11,423
S. Kovach	0	0	5,651	34,317
S. Miñarro	3,500	24,612	13,055	96,364
W. Mossing	0	0	2,228	13,390
S. Zibbel	0	0	0	0

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executives during 2018.

(2)	Represents the number of RSUs that vested during 2018.

(3)	Represents the value of RSUs that vested during 2018. The value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates:

Vesting Date	Closing Price ($)
January 15, 2018	7.71
February 17, 2018	6.07
February 24, 2018	6.08
February 26, 2018	6.13
March 30, 2018	4.89
December 1, 2018	6.01

48 Libbey Inc.

Executive Compensation

PENSION BENEFITS IN FISCAL 2018 TABLE
Executives hired before January 1, 2006, are eligible for benefits under our Salary Plan and our SERP. Of our named executives, only Ms. Kovach is eligible for benefits under the Salary Plan and SERP. None of our other named executives is eligible for a pension benefit under our Salary Plan or SERP because each joined Libbey after December 31, 2005.
The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations in the Internal Revenue Code. Benefits under the Salary Plan and SERP are determined by annual contribution credits equal to a percentage of annual earnings plus interest. Ms. Kovach is eligible for a pension benefit under the Salary Plan and SERP under the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.
The final average pay formula is:

[(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) + (A) + (G)]
Where:

(A)	Monthly final average earnings for the three highest consecutive calendar years before 2008

(B)	1.212%

(C)	Years of credited service up to 35 years

(D)	Monthly final average earnings above Social Security Wage base at retirement

(E)	0.176%

(F)	0.5%

(G)	Years of credited service over 35 years
Only base salary and amounts earned under the SMIP are included in calculating final average earnings.
The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retired before age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit.
The following table sets forth information concerning the benefits provided to Ms. Kovach under the Salary Plan and the SERP as of December 31, 2018, the date that we use for pension plan measurement for financial statement reporting purposes.

Pension Benefits in Fiscal 2018 Table

Named Executive	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
S. Kovach	Salary Plan	15.08	172,141	0
	SERP	15.08	136,694	0

(1)	Represents actual years of service to Libbey. The plans were frozen at the end of 2012, after which additional pension service is not credited.

(2)
Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2018, except that Ms. Kovach is assumed to receive benefits under the cash balance design at her normal retirement age of 65.

2019 Proxy Statement 49

Executive Compensation

NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth information with respect to our EDCP. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2018:

Nonqualified Deferred Compensation in Fiscal 2018 Table

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals /Distributions in Last FY		Aggregate Balance at Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
W. Foley	33,000	0	33,000	0	2,051	0	0	0	189,686	0
J. Burmeister	0	0	0	0	0	0	0	0	0	0
S. Kovach	4,552	0	4,552	0	(5,402)	286	0	0	77,624	17,720
S. Miñarro	0	0	0	0	0	0	0	0	0	0
W. Mossing	0	0	0	0	0	0	0	0	0	0
S. Zibbel	0	0	0	0	0	0	0	0	0	0

(1)	The following amounts are reported as “All Other Compensation” in the Summary Compensation Table: Mr. Foley - $33,000; Ms. Kovach - $4,552.

(2)	Not included in the Summary Compensation Table because earnings are not at an above-market rate.

(3)
Of the total amounts in this column, the following amounts are reported as “Salary” or “Stock Awards” in the Summary Compensation Table in this proxy statement for the 2018, 2017 and/or 2016 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
W. Foley	93,638	0
S. Kovach	12,202	0
Under the EDCP, our named executives and other members of senior management may defer base pay, cash incentive and bonus compensation and RSUs into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. RSUs in all events are deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs before the year in which they are earned or they vest.
Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of RSUs that are earned or vest during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.
The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.
We must pay the account balance in a lump sum on, or in installments beginning on, the distribution date elected by the participant. However, if a participant dies before his or her account balance is distributed in full, we must distribute the account balance in a lump sum to the participant’s beneficiaries within 60 days after the participant’s death. If a participant ceases to be a Libbey employee before his or her 62nd birthday, we must pay the participant his or her account balance in a lump sum within 60 days after his or her separation from service, unless the participant is a “specified employee” for purposes of Internal Revenue Code Section 409A. In that event, we must pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be a Libbey employee on or after his or her 62nd birthday, we must distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a “specified employee” for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant before the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the change in control.
EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

50 Libbey Inc.

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As discussed under “Compensation Discussion and Analysis — Potential Payments upon Termination or Change in Control,” we have a letter agreement with Mr. Foley and, for all non-CEO named executives, an Executive Severance Compensation Policy and change in control agreements pursuant to which they may be entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.
The terms of our RSU and NQSO award agreements provide for acceleration of unvested awards in the event of termination of employment under certain circumstances. Additionally, the terms of award agreements relating to the performance cash components of our 2016 LTIP (for the 2016-2018 performance cycle), 2017 LTIP (for the 2017-2019 performance cycle) and 2018 LTIP (for the 2018-2020 performance cycle) provide for payouts in the event of termination of employment under certain circumstances.
Mr. Miñarro’s employment ended effective January 15, 2018. His termination was without Cause under the Executive Severance Compensation Policy, and he received severance benefits and payments pursuant to the terms of the Executive Severance Compensation Policy and the agreements pursuant to which awards of RSUs, NQSOs and performance cash awards were made, with the following exception: The Committee elected to accelerate the vesting of 3,000 unvested RSUs that were awarded to Mr. Miñarro in 2015 to replace the value of certain pension and social security benefits that Mr. Miñarro forfeited when he was promoted to Vice President, General Manager, U.S. and Canada, from his previous position with Libbey's Mexican subsidiary. Had the Committee not exercised its discretion to accelerate vesting, the 3,000 RSUs would have been forfeited upon Mr. Miñarro's termination. The amounts reflected in the table on the following page are the amounts actually payable to Mr. Miñarro in connection with his termination of employment.
With respect to all other named executives, the table provides information with respect to the amounts payable to each of them based upon the following significant assumptions:

•	We have assumed that the executive’s employment terminated on December 31, 2018, under the various scenarios described in the table.

•
For purposes of illustrating the amounts payable on or in connection with a change in control, we have assumed that a change in control occurred on December 31, 2018, and that the named executive’s employment terminated concurrently with the change in control.

Ms. Kovach is the only named executive eligible for benefits under our Salary Plan and SERP. As of December 31, 2018, Ms. Kovach was at least age 55 and had at least five years of service with Libbey. As a result, Ms. Kovach would have been eligible to receive a retirement benefit under our Salary Plan and SERP if she had retired on or before December 31, 2018. If any of our non-CEO named executives had retired on or before December 31, 2018, all unvested equity awards would have been forfeited.

2019 Proxy Statement 51

Executive Compensation

Potential Payments Upon Termination of Employment(1)

Named Executive	Event	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)(2)	Acceleration of Unvested Equity Awards ($)(3)	Misc. Benefits ($)	Total ($)
W. Foley	Death or permanent disability(4)	0	819,775	2,227,124	863,059	0	3,909,958
	Voluntary resignation(5)	0	819,775	744,779	116,117	0	1,680,671
	Termination without Cause - no change in control(6)	0	819,775	744,779	313,473	0	1,878,027

	Termination without Cause - change in control(7)	0	819,775	1,432,530	863,059	0	3,115,364
	Termination for Cause	0	0	0	0	0	0
J. Burmeister	Death or permanent disability(4)	0	230,282	260,275	121,064	0	611,621
	Quit for Good Reason - no change in control(8)	0	0	95,589	0	0	95,589
	Termination without Cause - no change in control(9)	624,000	230,282	95,589	32,534	86,557	1,068,962

	Quit for Good Reason or termination without Cause - change in control(10)	1,248,000	230,282	199,793	121,064	88,751	1,887,890

	Termination for Cause	0	0	0	0	0	0
S. Kovach	Death or permanent disability(4)	0	179,607	292,501	119,221	0	591,329
	Retirement(11)	0	179,607	0	0	308,835	488,442
	Quit for Good Reason - no change in control(8)	0	0	98,709	0	0	98,709
	Termination without Cause - no change in control(9)	546,231	179,607	98,709	37,481	88,220	950,248

	Quit for Good Reason or Termination without Cause - change in control(10)	1,092,462	179,607	191,497	119,221	87,370	1,670,157

	Termination for Cause	0	0	0	0	0	0
S. Miñarro	Termination without Cause — no change in control(12)	579,835	0	22,541	190,342	93,219	885,937

W. Mossing	Death or permanent disability(4)	0	135,500	103,270	132,812	0	371,582
	Quit for Good Reason – no change in control(8)	0	0	41,956	0	0	41,956
	Termination without Cause — no change in control(13)	225,000	135,500	41,956	21,786	84,248	508,490

	Quit for Good Reason or termination without Cause - change in control(10)	900,000	135,500	100,298	132,812	85,659	1,354,269

	Termination for Cause	0	0	0	0	0	0
S. Zibbel	Death or permanent disability(4)	0	103,263	75,950	93,120	0	272,333
	Quit for Good Reason - no change in control(8)	0	0	31,400	0	0	31,400
	Termination without Cause - no change in control(14)	155,001	103,263	31,400	13,580	46,148	349,392

	Quit for Good Reason or termination without Cause - change in control(10)	930,006	103,263	91,677	93,120	85,359	1,303,425

	Termination for Cause	0	0	0	0	0	0

(1)
Represents potential payments pursuant to equity award agreements, performance cash award agreements and (a) in the case of the executives other than Mr. Foley, Mr. Mossing and Ms. Zibbel, our Executive Severance Compensation Policy or their respective change in control agreements, as applicable, (b) in the case of Mr. Foley, his Letter Agreement, and (c) in the case of Mr. Mossing and Ms. Zibbel, their respective employment offer letters or change in control agreements, as applicable. Only Ms. Kovach was eligible for retirement benefits as of December 31, 2018.

(2)
As to those triggering events for which we estimated future payouts under the performance cash component of our 2017 LTIP and 2018 LTIP, we estimated the payout under the performance cash component of our 2017 LTIP assuming achievement at 33% of target performance, and we estimated the payout under the performance cash component of our 2018 LTIP assuming achievement of 67% of target performance. The amounts actually earned under the performance cash component of our 2017 LTIP and 2018 LTIP would be paid between January 1 and March 15 of the calendar year following the conclusion of the applicable performance cycle.

(3)
For those triggering events that result in acceleration of unvested equity awards: (a) except as to RSUs granted to Mr. Miñarro, we have estimated the value of common stock underlying RSUs by multiplying the applicable number of RSUs by $3.88, the closing price of our common stock on December 31, 2018; and (b) except as to RSUs granted to Mr. Miñarro, we have determined the in-the-money/intrinsic value of the applicable NQSOs by deducting the respective exercise prices for the NQSOs from $3.88 and multiplying the result (if greater than zero) by the applicable number of NQSOs. As to Mr. Miñarro, the values for the RSUs and NQSOs were calculated based on the closing price of our common stock on January 12, 2018, which was $7.71.

52 Libbey Inc.

Executive Compensation

(4)	Represents the sum of:

(a)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(b)
under “LTIP Cash,” a target award (unprorated because the performance cycle was complete as of December 31, 2018) under the performance cash component of our 2016 LTIP and prorated target awards under the performance cash component of our 2017 LTIP and our 2018 LTIP; and

(c)
under “Acceleration of Unvested Equity Awards,” the sum of (i) the estimated value, as of December 31, 2018, of common stock underlying all RSUs that were unvested as of December 31, 2018, and (ii) the in-the-money/intrinsic value, as of December 31, 2018, of all NQSOs that were unvested as of December 31, 2018.

(5)	Represents the sum of:

(a)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(b)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and an estimate of the prorated amount that actually would be earned under the performance cash component of each of our 2017 LTIP and 2018 LTIP [estimated as described in footnote (2) above]; and

(c)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2018, of common stock underlying RSUs granted in 2016 that were unvested as of December 31, 2018; and (ii) the in-the-money/intrinsic value, as of December 31, 2018, of NQSOs granted in 2016 that were unvested as of December 31, 2018.

(6)	Represents the sum of:

(a)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(b)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and an estimate of the prorated amount that actually would be earned under the performance cash component of each of our 2017 LTIP and 2018 LTIP [estimated as described in footnote (2) above]; and

(c)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2018, of common stock underlying RSUs granted in 2017 or 2018 that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019; (ii) the in-the-money/ intrinsic value, as of December 31, 2018, of NQSOs granted in 2017 that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019; (iii) the estimated value, as of December 31, 2018, of common stock underlying RSUs granted in 2016 that were unvested as of December 31, 2018; and (iv) the in-the-money/intrinsic value, as of December 31, 2018, of NQSOs granted in 2016 that were unvested as of December 31, 2018.

(7)	Represents the sum of:

(1)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP; and

(2)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and an estimate of the unprorated amount that actually would be earned under the performance cash component of each of our 2017 LTIP and 2018 LTIP [estimated as described in footnote (2) above]; and

(3)
under “Acceleration of Unvested Equity Awards,” the sum of (i) the estimated value, as of December 31, 2018, of common stock underlying all RSUs that were unvested as of December 31, 2018, and (ii) the in-the-money/intrinsic value, as of December 31, 2018, of all NQSOs that were unvested as of December 31, 2018.

(8)
Under “LTIP Cash,” represents prorated actual awards under the performance cash component of our 2016 LTIP, 2017 LTIP and 2018 LTIP [estimated as described in footnote (2) above]. We have prorated the amounts through the assumed date of termination.

(9) Represents the sum of:

(a)
under “Cash Severance,” the sum of 12 months' base salary and the named executive's target award under our 2018 SMIP, at the annual base salary and target incentive opportunity in effect on the date of termination;

(b)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(c)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and prorated actual awards under the performance cash component of each of our 2017 LTIP and our 2018 LTIP [estimated as described in footnote (2) above];

(d)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2018, of common stock underlying RSUs that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019,; (ii) the in-the-money/ intrinsic value, as of December 31, 2018, of NQSOs that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019; and

(e)
under “Misc. Benefits,” the sum of (i) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, and prescription drug coverage for 12 months following termination; and (iii) executive outplacement services for a period of one year from termination at the rate of $75,000 per year.

(9)	Represents the sum of:

(a)
under “Cash Severance,” the sum of 6 months' base salary and 50% of Mr. Burmeister's target award under our 2017 SMIP, at the annual base salary and target incentive opportunity in effect on the date of termination;

(b)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2017 SMIP;

(c)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2015 LTIP and prorated actual awards under the performance cash component of each of our 2016 LTIP and our 2017 LTIP [estimated as described in footnote (2) above];

(d)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2017, of common stock underlying RSUs that were unvested as of December 31, 2017, but were scheduled to vest by December 31, 2018,; (ii) the in-the-money/intrinsic value, as of December 31, 2017, of NQSOs that were unvested as of December 31, 2017, but were scheduled to vest by December 31, 2018; and

(e)
under “Misc. Benefits,” the sum of (i) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, and prescription drug coverage for six months following termination; and (iii) executive outplacement services for a period of one year from termination at the rate of $75,000 per year.

2019 Proxy Statement 53

Executive Compensation

(10)	Represents the sum of:

(a)
under “Cash Severance,” the sum of two times the named executive’s annual base salary and two times the named executive’s target award under our 2018 SMIP, at the annual base salary and target incentive opportunity in effect on the date of termination;

(b)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(c)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and an estimate (without proration) of the amount the named executive would earn under the performance cash component of each of our 2017 LTIP and our 2018 LTIP [estimated as described in footnote (2) above];

(d)
under “Acceleration of Unvested Equity Awards,” the estimated value, as of December 31, 2018, of common stock underlying RSUs not yet vested as of that date and the in-the-money/intrinsic value, as of December 31, 2018, of NQSOs not yet vested as of that date; and

(e)
under “Misc. Benefits,” the sum of (i) the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination; (ii) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for 18 months following termination; and (iii) the maximum cost ($10,000) to provide financial planning services to the named executive.

(11)	Represents the sum of:

(a)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP; and

(b)	under “Misc. Benefits,” the present value of Ms. Kovach’s accumulated benefit under our Salary Plan and SERP at December 31, 2018.
In addition, if the Compensation Committee were to exercise discretion to accelerate unvested RSUs and NQSOs that were scheduled to vest by December 31, 2019, we estimate that the value, as of December 31, 2018, of the accelerated RSUs would be $111,331, and that the in-the-money/intrinsic value, as of December 31, 2018, of the accelerated NQSOs would be $10,286. We estimated these values in the manner described in footnote (3) above.

(12)	Represents the sum of:

(a)	under “Cash Severance,” salary continuation for 12 months and a lump sum payment;

(b)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and prorated actual awards under the performance cash component of our 2017 LTIP [estimated as described in footnote (2) above];

(c)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of January 15, 2018, of common stock underlying RSUs that were unvested as of January 15, 2018, but were scheduled to vest by January 15, 2019; (ii) the estimated value, as of January 15, 2018, of common stock underlying 3,000 RSUs that were unvested as of January 15, 2018, but for which the Committee exercised discretion to accelerate vesting; and (iii) the in-the-money/intrinsic value, as of January 15, 2018, of NQSOs that were unvested as of January 15, 2018, but were scheduled to vest by January 15, 2019; and

(d)
under “Misc. Benefits,” the sum of (i) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, and prescription drug coverage for 12 months following termination; and (iii) executive outplacement services for a period of one year from termination at the rate of $75,000 per year.

(13)	Represents the sum of:

(a)
under “Cash Severance,” the sum of 6 months' base salary and 50% of Mr. Mossing's target award under our 2018 SMIP, at the annual base salary and target incentive opportunity in effect on the date of termination;

(b)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(c)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and prorated actual awards under the performance cash component of each of our 2017 LTIP and our 2018 LTIP [estimated as described in footnote (2) above];

(d)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2018, of common stock underlying RSUs that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019,; (ii) the in-the-money/intrinsic value, as of December 31, 2018, of NQSOs that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019; and

(e)
under “Misc. Benefits,” the sum of (i) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, and prescription drug coverage for six months following termination; and (iii) and executive outplacement services for a period of one year from termination at the rate of $75,000 per year.

(14)	Represents the sum of:

(a)	under “Cash Severance,” 6 months' base salary;

(b)	under “Annual Incentive for Year of Termination,” the amount actually earned under our 2018 SMIP;

(c)
under “LTIP Cash,” the sum of the amount actually earned under the performance cash component of our 2016 LTIP and prorated actual awards under the performance cash component of each of our 2017 LTIP and our 2018 LTIP [estimated as described in footnote (2) above];

(d)
under "Acceleration of Unvested Equity Awards," the sum of: (i) the estimated value, as of December 31, 2018, of common stock underlying RSUs that were unvested as of December 31, 2018, but were scheduled to vest by December 31, 2019; and

(e)
under “Misc. Benefits,” the sum of (i) the estimated cost (net of contributions by the named executive at the active employee rate) of continued medical, dental, and prescription drug coverage for six months following termination; and (iii) and executive outplacement services for a period of six months from termination at the rate of $75,000 per year.

54 Libbey Inc.

Executive Compensation

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Foley, our Chairman and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2018:

•	The median of the annual total compensation of all employees of our company worldwide (other than our CEO), was $13,616; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $2,778,142.

Based on this information for 2018, the ratio of the annual total compensation of Mr. Foley, our CEO, to the median of the annual total compensation of all employees was:	204	:	1
To calculate the ratio above, we used the same median employee that we had identified as of October 1, 2017. We believe there have been no changes in our employee population or our compensation arrangements in 2018 that would result in a material change in our pay ratio disclosure or our median employee.
To determine the annual total compensation of our median employee and our CEO, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•
The “median employee” is a full-time, hourly employee located in Mexico. For purposes of translating to U.S. dollars the compensation elements paid in Mexican pesos, we used a year-end average rate comprised of the average month-end rate for the 12 calendar months.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of the employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.
For additional information regarding the methodology, material assumptions, adjustments and estimates that we used to identify the "median employee," as well as to determine the annual total compensation of our median employee and our CEO, see our proxy statement filed March 29, 2018.
The Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 Proxy Statement 55

Stock Ownership Information

STOCK OWNERSHIP INFORMATION
WHO ARE THE LARGEST OWNERS OF LIBBEY STOCK?
The following table shows information, as of March 20, 2019 unless otherwise indicated, with respect to the persons we know to be beneficial owners of 5% or more of our common stock. Except as otherwise indicated by footnote, the percentage ownership indicated is based on 22,273,568 outstanding shares of Libbey Inc. common stock as of March 20, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Brigade Capital Management, LP(1) 399 Park Avenue, 16th Floor New York, NY 10022	2,410,000	10.8%
Russell Investments Group, Ltd.(2) 1301 Second Avenue Suite 1800 Seattle, WA 98101	2,276,045	10.2%
Frontier Capital Management Co., LLC.(3) 99 Summer Street Boston, MA 02110	2,025,898	9.1%
Royce & Associates, LP(4) 745 Fifth Avenue New York, NY 10151	1,648,249	7.4%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	1,419,412	6.4%
Boston Partners(6) One Beacon Street Boston, MA 02108	1,238,392	5.6%

(1)
Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on December 17, 2018, as of December 12, 2018, Brigade Capital Management, LP, Brigade Capital Management GP, LLC, and Donald E. Morgan, III, have shared voting power and shared dispositive power over 2,410,000 shares and Brigade Leveraged Capital Structures Fund Ltd. has shared voting power and shared dispositive power over 2,290,000 shares.

(2)
Based solely on Amendment No. 1 Schedule 13G filed with the SEC on March 15, 2019, as of February 28, 2019, Russell Investments Group, Ltd., a parent holding company, was the beneficial owner of 2,276,045 common shares, with sole dispositive power as to no such shares, shared dispositive power as to all such shares, sole voting power with respect to all common shares, and shared voting power with respect to no common shares.

(3)
Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018, Frontier Capital Management Co., LLC., an investment adviser, was the beneficial owner of 2,025,898 common shares, with sole dispositive power as to all such shares, shared dispositive power as to no such shares, sole voting power with respect to 901,851 common shares, and shared voting power with respect to no common shares.

(4)
Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on January 15, 2019, as of December 31, 2018, Royce & Associates, LP, an investment adviser, was the beneficial owner of 1,648,249 common shares, with sole dispositive power as to all such shares, shared dispositive power as to no such shares, sole voting power with respect to all common shares, and shared voting power with respect to no common shares.

(5)
Based solely on Amendment No. 4 to Schedule 13G filed with the SEC on February 8, 2019, as of December 31, 2018, Dimensional Fund Advisors LP, an investment adviser, was the beneficial owner of 1,419,412 common shares, with sole dispositive power as to all such shares, shared dispositive power as to no such shares, sole voting power with respect to 1,342,641 common shares, and shared voting power with respect to no common shares.

(6)
Based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2019, as of December 31, 2018, Boston Partners, an investment adviser, was the beneficial owner of 1,238,392 common shares, with sole dispositive power as to all such shares, shared dispositive power as to no such shares, sole voting power with respect to 272,710 common shares, and shared voting power with respect to no common shares.

56 Libbey Inc.

Stock Ownership Information

HOW MUCH LIBBEY STOCK DO OUR DIRECTORS AND OFFICERS OWN?
STOCK OWNERSHIP/RETENTION GUIDELINES
Non-Management Director Stock Ownership and Retention Guidelines
We have stock ownership and retention guidelines for our non-management directors. Under the guidelines:

•
Each non-management director who joined the Board on or before August 1, 2017, must acquire, within five years from the date he or she was first elected to the Board, the number of shares of Libbey common stock determined by dividing $237,500 by the average closing price of Libbey common stock over the one-year period ending July 25, 2017.

•
Each non-management director who joined the Board after August 1, 2017, must acquire, within five years from the date on which he or she is first elected to the Board, the number of shares of Libbey common stock equal in value to at least five times the annual cash retainer for non-management directors in effect on the date the director is first elected to the Board. For purposes of determining the number of shares of Libbey common stock to be acquired, the cash equivalent value will be divided by the average closing price of Libbey common stock over the one-year period ending on the date of the director's election to the Board.

•
Until the director acquires the guideline number of shares, he or she must hold 100% of the net after-tax shares of Libbey common stock issued to him or her on the date of each annual shareholders meeting and all other Libbey shares that he or she owns or otherwise acquires.

•
Once the director has achieved the guideline number of shares, he or she may dispose of Libbey common stock subject, provided that: (a) until retirement, the director must continuously hold at least the guideline number of shares; and (b) shares of Libbey common stock purchased by the director and net after-tax shares issued to the director on the date of each annual shareholders meeting must be held by the director for at least one year from the date on which the director acquired them.

As of March 20, 2019, all of our existing non-management directors are in compliance with the Director Retention Guidelines.
Executive Stock Retention Guidelines
We have stock retention guidelines for our executives. Under the guidelines, each executive is generally required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs made after January 1, 2013, that subsequently vests; and

•	50% of the net after-tax shares underlying NQSOs granted after January 1, 2013, that the executive subsequently exercises.
Executives nearing retirement are released from our guidelines on the date the Board is notified of the planned retirement, or one year before the contemplated retirement date, whichever is later.
As of March 20, 2019, all applicable named executives were in compliance with the Executive Retention Guidelines.

2019 Proxy Statement 57

Stock Ownership Information

BENEFICIAL OWNERSHIP TABLE
The following table shows, as of March 20, 2019, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors, the named executives and our directors and executive officers as a group. With respect to those named executives who were no longer employed by the Company as of March 20, 2019, the information included in this table is accurate to the best of our knowledge. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James C. Burmeister(1)(2)	24,133	*
Carlos V. Duno(3)	49,305	*
William A. Foley(1)(2)(3)	268,911	1.21%
Ginger M. Jones(3)	25,635	*
Susan A. Kovach(1)(2)	92,731	*
Eileen A. Mallesch(3)	22,412	*
Deborah G. Miller(3)	47,284	*
Salvador Miñarro Villalobos(1)(2)(4)	39,217	*
Carol B. Moerdyk(3)	53,842	*
William C. Mossing(1)(2)	11,248	*
Steve Nave(3)	11,940	*
John C. Orr(3)	42,507	*
Sarah J. Zibbel(1)(2)	0	*
Directors and Executive Officers as a Group(1)(2)(3)(4)	697,395	3.13%

(1)
Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan ("EDCP"). As of March 20, 2019, each of our named executives, and all executive officers as a group, had the following shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
W. Foley	0
J. Burmeister	0
S. Kovach	17,720
S. Miñarro	0
W. Mossing	0
S. Zibbel	0
All executive officers as a group	17,720
Does not include the following shares of phantom stock that are held by our named executives and all executive officers as a group pursuant to our EDCP and that are payable in cash:

Named Executive	Number of Phantom Shares
W. Foley	0
J. Burmeister	0
S. Kovach	1,014
S. Miñarro	0
W. Mossing	0
S. Zibbel	0
All executive officers as a group	1,014

(2)	Includes the following NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 18, 2019:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
W. Foley	139,225
J. Burmeister	10,594
S. Kovach	44,348
S. Miñarro	6,000
W. Mossing	7,531
S. Zibbel	0
All executive officers as a group	212,669

58 Libbey Inc.

Stock Ownership Information

(3)
Includes the following shares of our common stock that are deferred by non-management directors under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	26,327
W. Foley(a)	0
G. Jones	0
E. Mallesch	22,412
D. Miller	0
C. Moerdyk	0
S. Nave	11,940
J. Orr	0
All non-management directors as a group	60,679
Does not include the following shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley(a)	13,126
G. Jones	0
E. Mallesch	0
D. Miller	2,443
C. Moerdyk	20,566
S. Nave	15,768
J. Orr	0
All non-management directors as a group	51,903

(a)	Mr. Foley was a non-management director from 1994 until he assumed the role of CEO on January 12, 2016.
For more information regarding our deferred compensation plans for non-management directors, see “Non-Management Directors’ Compensation in 2018” above .

(4)	Based on last known information as of date of separation from service. For Mr. Miñarro, that date was January 15, 2018.
In addition to outstanding shares of common stock that our named executives beneficially owned as of March 20, 2019, or, for those no longer employed by the Company as of that date, as of their last date of employment, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
W. Foley	346,994
J. Burmeister	58,845
S. Kovach	47,678
S. Minarro	0
W. Mossing	46,997
S. Zibbel	40,692
All executive officers as a group	559,076

(1)
Of these amounts, 14,963 RSUs with four-year ratable vesting were awarded on January 11, 2016; 1,932 RSUs with four-year ratable vesting were awarded on February 8, 2016; 24,773 RSUs with four-year ratable vesting were awarded on February 13, 2017; 7,008 RSUs with four-year ratable vesting were awarded on March 16, 2017; 11,907 RSUs with four-year ratable vesting were awarded on October 23, 2017; 14,000 RSUs with three-year cliff vesting were awarded on November 5, 2017; 173,797 RSUs with four-year ratable vesting were awarded on February 5, 2018; 14,000 RSUs with four-year ratable vesting were awarded on March 7, 2018; 10,000 RSUs with three-year cliff vesting were awarded on March 7, 2018; 296,534 RSUs with three-year ratable vesting were awarded on February 18, 2019; and 3,692 RSUs with three-year ratable vesting were awarded on March 1, 2019. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Executive Compensation — Compensation Discussion and Analysis — What pay did Libbey's executives receive for 2018?” and the Outstanding Equity Awards at Fiscal Year-End Table above.

Section 16(a) Beneficial Ownership Reporting Compliance
All of our directors and executive officers are required to file initial reports of share ownership and reports of changes in ownership with the SEC pursuant to Section 16(a) of the Exchange Act. We have reviewed these reports, including any amendments, and written representations from the executive officers and directors of the Company. Based solely on this review, we believe that all 2018 filing requirements were met for each of our directors and executive officers subject to Section 16(a).

2019 Proxy Statement 59

EQUITY COMPENSATION PLAN INFORMATION
Following are the number of securities and weighted average exercise price thereof under our compensation plans approved and not approved by security holders as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,283,501	16.82	968,232
Equity compensation plans not approved by security holders	—	—	—
Total	1,283,501	16.82	968,232

(1)	This number includes 692,929 restricted stock units awarded under Libbey's equity compensation plans.
See footnote 1 to the Outstanding Awards as of December 31, 2018, table on page 62 for additional information, as of March 20, 2019, regarding the number of securities to be issued upon exercise of outstanding stock options granted under our 2006 Omnibus Incentive Plan and 2016 Plan, the weighted average exercise price and weighted average life of outstanding stock options and the number of unvested RSUs outstanding at that date.

PROPOSAL NO. 3
AMENDED AND RESTATED LIBBEY INC. 2016 OMNIBUS INCENTIVE PLAN
Approval of the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.	☑
The Board of Directors recommends a vote FOR this proposal.

We currently provide equity-based compensation under the terms of our Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan ("2006 Plan"), which was approved by the shareholders at the 2010 Annual Meeting, and the Libbey Inc. 2016 Omnibus Incentive Plan (the "Existing 2016 Plan"), which was approved by the shareholders at the 2016 Annual Meeting. As of March 20, 2019, only 161,810 and 184,093 shares remained available for grant under the 2006 Plan and Existing 2016 Plan, respectively, with 1,145,640 shares subject to outstanding awards under the 2006 Plan and 668,086 shares subject to outstanding awards under the Existing 2016 Plan. Because we have only 345,903 shares remaining available for grant, our Compensation Committee's ability to provide competitive, performance-based equity compensation that aligns our executives' interests with those of our shareholders is very limited.
We are submitting the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan (the "Amended 2016 Plan") to our shareholders for approval in order to ensure that we have a sufficient number of shares available for issuance in the form of equity awards in the future to attract and retain employees and non-employee directors who are critical to improving the Company's performance, to further align their interests with those of our shareholders, and to closely link executive compensation with our performance. The primary change in the Amended 2016 Plan is to increase the number of shares of common stock available for issuance under the plan by 1,750,000 shares. In addition, the Amended 2016 Plan updates the plan for certain tax law changes and modifies certain other provisions as more fully described below under "Modifications to Other Provisions."
Adoption of the Amended 2016 Plan is critical to our success. If the Amended 2016 Plan is not approved, we will not have enough shares to provide equity compensation to our key employees. We do not believe cash awards are a viable alternative to replace the value of equity awards. Compared to equity awards, cash awards do not align executives' interests as closely with those of shareholders. Furthermore, in light of the Company's financial leverage, the Company is focused on using free cash flow to reduce debt, limiting the Company's ability to use cash for retention awards and long-term incentive compensation. Without additional shares, we will be unable to provide market-competitive compensation packages, as a result of which we may be unable to retain and attract the talent we need.
The Amended 2016 Plan will be effective as of the date on which our shareholders approve the Amended 2016 Plan. If the Amended 2016 Plan is not approved by our shareholders, the Amended 2016 Plan will not become effective, the Existing 2016 Plan and the 2006 Plan will continue in full force and effect, and we may continue to grant awards under the Existing 2016 Plan and 2006 Plan, subject to their terms, conditions and limitations, using the shares available for issuance thereunder.

60 Libbey Inc.

Equity Compensation Plan Information

Increase in Number of Shares
The Amended 2016 Plan will increase the number of shares reserved for issuance under the plan by 1,750,000 shares from 1,200,000 shares to 2,950,000 shares. Under the current form of the Existing 2016 Plan, as of March 20, 2019, 184,093 shares remain available for grant. If the Amended 2016 Plan is approved, the maximum number of shares available for future issuance under the Amended 2016 Plan would be 1,934,093. The additional shares will be available for grant over multiple years.
We believe this increase is reasonable and in the Company's best interests for the following reasons:

1.
Additional shares are required for Libbey to make continued equity grants as necessary in order to attract and retain key talent. As of March 20, 2019, only 345,903 shares remained available for future grant under our 2006 Plan and Existing 2016 Plan combined, which is lower than our three-year average annual share utilization of 591,643 shares. Unless the proposed increase is approved, Libbey will be unable to make grants to existing high-value employees and executives, directors, and any new executive hires, which will make it difficult for us to retain and attract the talent required to successfully execute the Company's strategy and improve the Company's performance.

2.
Additional shares allow Libbey to structure compensation programs that more closely align pay with performance. In order to conserve shares under our incentive plans and manage our burn rate in light of the decline in the Company's stock price, the components of our 2018 and 2019 long-term incentive programs are RSUs and performance cash. With additional shares, the Compensation Committee would have the flexibility to include vehicles such as stock options and/or performance shares in our executive compensation program. If the Amended 2016 Plan is approved, the Compensation Committee intends, beginning in 2020, to modify the mix of vehicles in our long-term incentive program to include performance shares. While this is the Compensation Committee's current intention, the Committee's ultimate decision as to the plan designs for future long-term incentive programs will depend on a variety of factors and circumstances as existing at the time each applicable program is adopted.

3.
The ability to grant equity awards helps Libbey conserve cash. If the Amended 2016 Plan is not approved, we may have to reduce the equity component and increase the cash component of our compensation program, which would increase cash compensation expense and use cash that could be better utilized to reduce debt or reinvest in our business.

4.
Additional shares enable Libbey to act on feedback received from shareholders. During our recent shareholder outreach, several of the shareholders with which we spoke provided feedback regarding the use of equity compensation, including a preference that we use performance equity in addition to, or instead of, performance cash, and a suggestion that we consider granting awards of stock options to attract and motivate key talent. If the Amended 2016 Plan is not approved, we will not have sufficient shares to consider acting upon these or any other shareholder suggestions that require additional share availability.

5.
We carefully manage our equity incentive compensation. We recognize that equity compensation awards dilute shareholder equity, so we carefully manage our equity compensation. Although the additional 1,750,000 new shares to be available under the Amended 2016 Plan will increase the potential dilution to shareholders, the Board believes our equity compensation plans are well-managed and that our equity compensation practices are competitive and consistent with market practices. As of March 20, 2019, we had 22,273,568 authorized, issued and outstanding shares of our common stock. The following table sets forth, as of March 20, 2019, the number of shares authorized for future issuance under the 2006 Omnibus Plan and the Amended 2016 Plan, along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding on March 20, 2019:

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Remaining shares authorized for future awards under the 2006 Omnibus Incentive Plan	161,810	0.7%
Remaining shares authorized for future awards under the 2016 Plan	184,093	0.8%
Additional shares requested under Amended 2016 Plan	1,750,000	7.9%
Total shares authorized for future awards after approval of Amended 2016 Plan	2,095,903	9.4%
On March 25, 2019, Mr. Bauer received two equity grants in connection with his appointment as CEO: (1) under our 2019 LTIP, a grant of 116,827 RSUs with three-year ratable vesting; and (2) to induce Mr. Bauer to join the Company and to establish an immediate and meaningful link to Libbey's long-term stock performance, a new-hire grant of 150,000 non-qualified stock options that cliff vest on March 25, 2022, and are divided into four groups of 37,500 options each, with one group having an exercise price of $7.00, one group having an exercise price of $8.50, one group having an exercise price of $10.00, and one group having an exercise price of $11.50.

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Equity Compensation Plan Information

The following table shows our equity overhang as of March 20, 2019 (before the grants to Mr. Bauer), and March 25, 2019 (after the grants to Mr. Bauer). Equity overhang is the percentage of outstanding shares represented by all outstanding stock options and RSUs plus those available for future awards pursuant to the Amended 2016 Plan and the 2006 Omnibus Plan.

	As of March 20, 2019 (Before CEO Grants)	As of March 25, 2019 (After CEO Grants)
Outstanding stock options and RSUs + shares available for future awards	3,909,629	4,176,456
Common shares outstanding	22,273,568	22,273,568
Equity overhang	17.6%	18.8%
Actual future equity dilution will be impacted by the following factors:

•	The number and type of awards that actually are granted under the Amended 2016 Plan;

•	To the extent that awards of performance shares or performance units are granted in the future, the number of performance shares or performance units that actually are earned or paid out; and

•	The extent to which the Company conducts share buybacks, which mitigate equity dilution.
The following table sets forth information regarding outstanding stock options and RSUs as of December 31, 2018:

Outstanding Awards as of December 31, 2018(1)
Stock Options				Unvested RSUs
Range of Exercise Prices	# Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Life
$6.75 - $9.38	79,256	7.75	8.7
$10.13 - $19.02	400,389	16.10	6.6
$21.53 - $28.96	95,151	23.89	5.0
$38.06	15,776	38.06	6.2
Total	590,572
				692,929
(1) As of March 20, 2019, the number of securities to be issued upon exercise of outstanding stock options granted under our 2006 Plan and our 2016 Plan was 590,572, as to which the weighted average exercise price was $16.82 and the weighted average life was 6.4 years. As of March 20, 2019, there were 1,148,483 unvested RSUs outstanding.
The burn rate is generally calculated as all stock options and full value awards granted in a fiscal year divided by the common shares outstanding at the end of the fiscal year. The following table sets forth information regarding awards of stock options and full value awards granted, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years:

		FY 2018	FY 2017	FY 2016	3-Year Average
(A)	Stock options granted	0	249,392	351,590	200,327
(B)	Full value awards granted	596,688	278,351	298,909	391,316
(C)	Common shares outstanding at fiscal year end	22,157,220	22,018,010	21,864,541	22,013,257
Burn Rate [(A)+(B))/(C)]		2.7%	2.4%	3.0%	2.7%

6.	The Amended 2016 Plan incorporates best practices. The Amended 2016 Plan reflects equity plan best practices including:

•	No repricing or buyouts: The Amended 2016 Plan prohibits repricing of stock options or SARs and prohibits buyouts of underwater stock options or SARs.

•
No discounted stock options or SARs: The Amended 2016 Plan prohibits discounted stock options or SARs except for those issued in substitution of outstanding awards in the context of mergers and acquisitions.

•	No reloads: The Amended 2016 Plan prohibits the automatic reload of stock options.

•
No liberal share counting: Under the Amended 2016 Plan, the following constitute delivered shares, will not be available for future Awards under the Amended 2016 Plan and will continue to be counted as outstanding for purposes of determining whether award limits have been reached:

◦	shares that are withheld from an award or separately surrendered by the participant in payment of the exercise price or in payment of taxes relating to the award; and

◦	shares that are not issued or delivered as a result of the net settlement of an outstanding stock option or SAR.

•
Minimum 1-year vesting: Except with respect to a maximum of 5% of the shares authorized for issuance under the Amended 2016 Plan, full-value awards that vest based on continued employment with or service to the Company may vest no earlier than the first anniversary of the date on which the awards are approved, and any full-value awards that vest based on attainment of performance goals must provide for a performance period of at least 12 months. Awards of

62 Libbey Inc.

Equity Compensation Plan Information

stock options and SARs that vest on the basis of continued employment may vest no earlier than the first anniversary of the date on which the awards are approved.

•
Double trigger change in control vesting: If replacement awards are granted to participants in connection with a change in control, vesting of the stock options and/or SARs that they replace and that vest based on continued service generally will not be accelerated solely as a result of the change in control. Awards that are based on achievement of performance measures generally will be prorated as of the date of the change in control and deemed earned if and to the extent the performance goals actually are met as of that date unless the extent to which the performance goals actually are achieved as of that date cannot reasonably be determined by the Compensation Committee. In that case, the awards will be prorated and deemed earned at target.

•
Administered by an independent committee: Each member of the Compensation Committee is "independent," as defined under NYSE American exchange rules and each is an "outside director," as defined in 26 CFR §1.162-27.

•	No dividend equivalents on stock options or SARs: No dividend equivalents may be granted on awards of options or SARs.

•
Restrictions on payment of dividends and dividend equivalents: Dividend equivalents may be granted on awards of performance shares and performance units, but they will be held in escrow or deemed reinvested in additional performance shares or performance units until the performance goals are achieved and will be paid only to the extent the underlying performance shares or performance units actually are earned. Dividends or dividend equivalents with respect to any award that is subject to vesting conditions or restrictions will be deferred and held in escrow or deemed reinvested in additional shares until all vesting conditions or restrictions relating to the award (or portion of the award to which the dividend or dividend equivalent relates) have been satisfied and will be forfeited if and to the extent the vesting conditions or restrictions are not satisfied.

•
Awards subject to clawback / forfeiture: Awards under the Amended 2016 Plan are subject to forfeiture and clawback under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and under any clawback policy that we may have in place at any time.

In light of the factors described above, our Board of Directors has determined that the size of the share reserve under the Amended 2016 Plan is reasonable and appropriate at this time.
Modifications to Other Provisions
The Amended 2016 Plan makes certain changes to the Existing 2016 Plan intended to reflect compensation and governance best practices or to conform the plan to our current practices as follows:

Existing 2016 Plan	Amended 2016 Plan
Prohibits dividend Equivalents on stock options or SARs; provides that dividend Equivalents granted on performance units and/or performance shares will be deferred and held in escrow or deemed reinvested in additional performance Units and/or performance Shares until achievement of the underlying performance goals and will be paid only to the extent that the underlying performance units and/or performance shares are actually earned

Same as Existing 2016 Plan, but also provides that dividends or dividend equivalents with respect to any award that is subject to vesting conditions or restrictions will be deferred and held in escrow or deemed reinvested in additional shares until all vesting conditions or restrictions relating to the award (or portion of the award to which the dividend or dividend equivalent relates) have been satisfied and will be forfeited if and to the extent the vesting conditions or restrictions are not satisfied

Maximum number of shares that may be granted to non-employee directors collectively in any year is 150,000 shares	Increases maximum to 200,000 shares
Except with respect to a maximum of 5% of the shares authorized for issuance under the plan, full value awards that vest on the basis of the participant's continued employment with or service to the Company may not vest more rapidly than pro-rata over a three-year period, with the first vesting date occurring no earlier than the first anniversary of the date on which the award is approved

Except with respect to a maximum of 5% of the shares authorized for issuance under the plan, full value awards that vest on the basis of the Participant's continued employment with or service to the Company may not vest before the first anniversary of the date on which the award is approved

Contained provisions that were required for awards to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code.
The qualified performance-based compensation exception of Section 162(m) of the Code was repealed as part of the Tax Cuts and Jobs Act of 2017. We have removed certain provisions that were otherwise required for awards to qualify as performance-based compensation under Section 162(m) prior to its repeal. Despite removing certain 162(m) provisions, the Amended 2016 Plan retains the same individual annual award limits that were in effect under the Existing 2016 Plan. These limits are described in further detail below under "Key Features of the Amended 2016 Plan - Individual Award Limits."

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Equity Compensation Plan Information

Key Features of the Amended 2016 Plan
Key Features of the Amended 2016 Plan are summarized below. The summary is qualified in its entirety by reference to the Amended 2016 Plan itself set forth in Appendix B.

•	Plan Administrator: Compensation Committee

•
Award Types: Stock options (both nonqualified and incentive stock options), stock appreciation rights, which we refer to as SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, cash-based awards and other stock-based awards.

•	Effective Date: May 15, 2019, if approved by our shareholders

•	Plan Term: 10 years from the Effective Date

•
Eligible Participants: Employees of the Company and its affiliates and non-employee members of the Board of Directors. On March 20, 2019, the closing price of our common stock was $3.11 per share, there were six executive officers, seven non-employee directors and approximately 6,000 employees of the Company and its subsidiaries who were eligible to participate in the Amended 2016 Plan.

•	Total Shares Authorized / Available: The shares of our common stock available under the Amended 2016 Plan may be either previously authorized and unissued shares or treasury shares.

•	Individual Award Limits:

Award Type	Annual Limit per Participant
Options	500,000 Shares
SARs	500,000 Shares
Restricted Stock or RSUs	500,000 Shares
Performance Units or Performance Shares	500,000 Shares, or equal to the value of 500,000 Shares as determined as of the date of payout
Cash-Based Awards and Other Stock-Based Awards	the value of $5,000,000 or 500,000 Shares determined as of the date of payout
Awards to Non-Employee Directors	20,000 Shares
The foregoing limits may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the headings "Share Counting" and "Adjustments."

•	Stock Option Exercise Period: Determined by the Compensation Committee, but no more than ten years from the grant date

•	Stock Option Exercise Price: Equal to or greater than the fair market value on the grant date, defined generally as the closing stock price on the grant date
Summary of Principal Terms of the Amended 2016 Plan
The following summary is qualified in its entirety by reference to the Amended 2016 Plan itself, a copy of which is attached to this proxy statement as Appendix B.
Administration. The Amended 2016 Plan is generally administered by the Compensation Committee of our Board, or any subcommittee thereof, although the full Board of Directors may function as the Compensation Committee. The Committee is authorized to determine (a) the individuals, who we refer to as Participants, who will receive Awards, (b) when they will receive Awards, (c) the number of shares to be subject to each Award, (d) the price of the Awards granted, (e) payment terms, (f) payment method and (g) the expiration date applicable to each Award. The Committee is also authorized to accelerate the vesting of Awards and to adopt, amend and rescind rules relating to the administration of the Amended 2016 Plan. From time to time the Committee may delegate its authority to grant or amend awards to Libbey’s officers, but the delegation must set forth the total number of Awards the officer may grant, and the officer must report periodically to the Committee regarding the nature and scope of the Awards granted. The Committee may not, however, delegate to senior executives of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, authority to grant to, or to amend awards previously granted to, any individual who is subject to Section 162(m) of the Code.
Amendment and Termination. The Committee may at any time amend, modify, suspend or terminate the Amended 2016 Plan or any Award made under the 2016 Omnibus Plan, but the Committee may not, without shareholder approval except as described below under "Adjustments," (a) reprice, replace or regrant, through cancellation and substitution of another Award, options or SARs, (b) lower the option price or grant price of an option or SAR or (c) exchange for cash underwater options or SARs. If shareholder approval for any amendment to the Amended 2016 Plan is required by law, regulation or stock exchange rule, then neither the Committee nor Libbey is authorized to amend the Amended 2016 Plan without shareholder approval. However, the Board of Directors may amend the Amended 2016 Plan or an Award to comply with law and administrative regulations.

64 Libbey Inc.

Equity Compensation Plan Information

Eligibility. Awards under the Amended 2016 Plan may be granted to our employees or employees of any of our present or future subsidiaries, and to any directors who are not our employees. More than one Award may be granted to an employee or to a non-employee director. All employees and non-employee directors are eligible to participate in the Amended 2016 Plan, although we generally limit awards to a group of approximately 75 employees and our non-employee directors.
Vesting. Except with respect to a maximum of 5% of the shares authorized for issuance under the Amended 2016 Plan, and subject to the Compensation Committee's administrative authority described above, any full-value Awards that vest on the basis of the Participant’s continued employment with or service to the Company may vest no earlier than the first anniversary of the date on which such Awards are approved, and any full-value Awards that vest upon the attainment of performance goals shall provide for a performance period of at least 12 months. Awards of SARs and/or stock options that vest on the basis of the Participant’s continued employment with or service to the Company may vest no earlier than the first anniversary of the date on which such Awards are approved.
Awards. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The following briefly describes the characteristics of each type of Award that may be made under the Amended 2016 Plan.
Stock Options. Stock options granted under the Amended 2016 Plan may be either “non-qualified” or “incentive” stock options. Non-qualified stock options are options not intended to receive the favorable tax treatment for participants applicable to incentive stock options under the Code. At the time of grant, the Committee will establish the provisions of each stock option, including:

◦	the exercise price (which cannot be less than fair market value),

◦	whether it is a non-qualified or incentive stock option,

◦	the terms and conditions for exercise of the option; and

◦	the duration of the option, although, except for nonqualified options granted to Participants who are not U.S. residents, no option will be exercisable more than 10 years after the date of grant.
However, there are certain requirements under the Code that apply to incentive stock options, including requirements that incentive stock options: (1) must have an exercise price per share of stock of not less than 100% of the fair market value on the date of grant; (2) may only be granted to employees; and (3) may not have a term longer than ten years after the date of grant. In the case of an incentive stock option granted to an individual who owns, or is deemed to own, at least 10% of the total combined voting power of all classes of our stock, the exercise price must be at least 110% of the fair market value of the stock underlying the subject options on the date of grant, and the incentive stock option must expire no later than the fifth anniversary of the date of its grant.
The exercise price for options, together with any applicable tax required to be withheld, must be paid in full at the time of exercise:

◦	by cash or cash equivalents,

◦	by shares previously owned by the participant valued at fair market value on the date of exercise,

◦	by a broker-assisted cashless exercise procedure,

◦	by a combination of any of the above methods, or

◦	by any other method approved or accepted by the Committee.
Stock Appreciation Rights. SARs granted by the Committee will provide for payments to the holder based upon increases in the price of our common stock over a set base price. Payment for SARs may be made in cash or shares or in a combination of cash and shares, as determined by the Committee at the time of grant. A SAR may be granted either in conjunction with an option or independently. At the time of grant, the Committee will establish the provisions of each SAR, including:

◦	the base price (which cannot be less than fair market value),

◦	the terms and conditions for exercise of the SAR; and

◦	the duration of the SAR, although, except for SARS granted to Participants who are not U.S. residents, no SAR will be exercisable more than ten years after the date of grant.
Otherwise, the Amended 2016 Plan does not impose any restriction on the exercise of SARs or the amount of gain that can be realized. However, the Committee may restrict the shares received upon exercise of a SAR.
Restricted Stock. Restricted stock is the grant of shares that are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. During the period of restriction, Participants holding shares of restricted stock may have full voting and dividend rights with respect to the shares. The restrictions on the restricted stock will lapse based upon conditions determined by the Committee at the time of grant. The restrictions can be time- or performance-based, including based on the performance criteria described in “Performance Units/ Performance Shares” below.
RSUs. RSUs give the Participant the right to receive shares at some designated time in the future, subject to the satisfaction of conditions determined by the Committee at the time of grant. The conditions can be time- or performance-based, including based on the performance criteria described in “Performance Units/ Performance Shares” below.

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Equity Compensation Plan Information

Performance Units/ Performance Shares. Performance Units give the Participant the right to receive an amount designated as a “unit” at the end of a specified performance period, provided that specified performance goals are satisfied. Performance Shares give the Participant the right to receive shares or cash based on the value of shares of our common stock at the end of a specified performance period, provided that specified performance goals are satisfied. The performance periods and performance goals are determined by the Committee at the time of grant.
Other Cash-Based and Other Stock-Based Awards. From time to time, the Committee may grant Awards denominated in cash or other types of equity-based or equity-related awards that are not otherwise described above. Awards may be designed to comply with or take advantage of applicable local laws of jurisdictions other than the U.S. These other Awards will have such terms as the Committee determines at the time and may include payment upon meeting performance goals.
Non-employee Director Awards. The Nominating and Governance Committee of the Board of Directors may establish the amount and types of Awards that may be granted to our non-employee directors on a periodic and nondiscriminatory basis, as well as any additional amounts based upon:

◦	The number of committees of the Board on which a director serves,

◦	Service as chair of a committee of the Board,

◦	Service as Chair of the Board, and

◦	First election or appointment to the Board.
The terms of the Awards shall be set by the Nominating and Governance Committee, but cannot otherwise be inconsistent with the terms of the Amended 2016 Plan.
Dividends and Dividend Equivalents. Dividend equivalents give the participant the right to receive dividends on stock subject to another type of Award, or, if the grant is independent of another Award, on a number of shares set by the Committee at the time of the grant of the dividend equivalent. A dividend equivalent may be payable at the same time dividends are otherwise payable on the shares or at the time the shares subject to a corresponding Award are otherwise deliverable, if later. No dividend equivalents may be granted with respect to Awards of Options or SARs. Dividend equivalents that are granted with respect to performance shares or performance units will be deemed placed in escrow or reinvested in performance shares or performance units until actually earned. Dividend equivalents payable with respect to performance shares or performance units will be paid only to the extent the performance shares or performance units underlying them actually are earned. Dividends or dividend equivalents with respect to shares underlying any Award that is subject to vesting conditions or restrictions shall be deferred and held in escrow or deemed reinvested in additional shares until all vesting conditions or restrictions relating to the Award (or portion of the Award to which the dividend or dividend equivalent relates) have been satisfied and shall be forfeited if and to the extent the vesting conditions or restrictions are not satisfied.
Share Counting. Under the Amended 2016 Plan, awards that are to be paid in cash pursuant to their terms will not be counted against the shares available for issuance under the Amended 2016 Plan. In addition, if an award is settled in cash, the number of shares of common stock on which the award is based will not count toward any limit on the number of shares that may be awarded to an individual, but will be counted against the annual award limit for cash-based awards.
To the extent an Award granted under the Amended 2016 Plan is canceled, expired, forfeited, surrendered, settled in cash or otherwise terminated without delivery of the shares, the shares of common stock retained by or returned to the Company will:

•	not be deemed to have been delivered under the Amended 2016 Plan;

•	be available for future Awards under the Amended 2016 Plan; and

•	increase the share reserve by one share for each share that is retained by or returned to the Company.
However, the following will constitute delivered shares, will not be available for future Awards under the Amended 2016 Plan and will continue to be counted as outstanding for purposes of determining whether award limits have been reached:

•	shares that are withheld from an Award or separately surrendered by the participant in payment of the exercise or purchase price or in payment of taxes relating to the Award; and

•	shares that are not issued or delivered as a result of the net settlement of an outstanding stock option or SAR.
Awards that are assumed or substituted for in a merger, consolidation, acquisition of property or stock or reorganization will not be counted against the shares available for issuance under the Amended 2016 Plan.
Change in Control. All options and SARs will become fully vested and exercisable, and all other Awards that are not then vested but vest based solely upon continued service to or employment with Libbey, will become vested and payable in full upon the occurrence of a change in control (as defined in the Amended 2016 Plan), unless the Participant is provided with a replacement award that relates to a publicly traded security with a value and terms and conditions that are at least equal to the value of the Award being replaced. In connection with any change in control, the Committee, in its sole discretion, may (1) provide for the cancellation or termination of any Award in exchange for a cash payment (or delivery of shares of stock, other securities or a combination of stock or other securities equivalent to the cash payment), or (2) provide that the time period in which a Participant may exercise options or SARs shall be extended, but not beyond the original expiration date.
Adjustments. In the event of a corporate event or transaction, including merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock split, stock dividend, reverse stock split, split up, spin-off or other distribution of stock or property, combination of shares, exchange of shares or other similar change in capital structure, the Compensation

66 Libbey Inc.

Equity Compensation Plan Information

Committee may, in its discretion, adjust the number and kind of shares granted under the Amended 2016 Plan, the number and kind of shares subject to Awards, the exercise or grant price of outstanding stock options or SARs, the annual award limts, and other value determinations applicable to outstanding Awards.
Miscellaneous Provisions. Generally, no Award granted under the Amended 2016 Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Award has been exercised, or the shares underlying the Award have been issued, and all restrictions applicable to the shares have lapsed. The Committee may allow Awards other than incentive stock options to be transferred without value subject to such terms and conditions as the Committee may prescribe.
We may deduct or withhold, or require a Participant to remit, in order to satisfy federal, state and local withholding taxes, domestic or foreign, the maximum amount that U.S. generally accepted accounting principles permit us to deduct or withhold while still qualifying the Awards for equity accounting. A Participant may elect irrevocably to satisfy his or her withholding requirement by having us withhold shares otherwise deliverable under the Award. The number of shares to be withheld must have a fair market value equal to the tax required to be withheld.
The Committee may specify in the Award that a Participant will forfeit the Award, or any previously delivered shares, due to termination for cause or for violation of our material policies or any noncompete, confidentially or other restrictive covenants by which the Participant is bound. The issuance of shares pursuant to an Award will be subject to compliance with all laws, rules and regulations of any governmental agency or securities exchange.
U.S. Federal Income Tax Consequences
The tax consequences of the Amended 2016 Plan under current U.S. federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the Amended 2016 Plan, and is intended for general information only. State and local income taxes, as well as foreign income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.
Nonqualified Stock Options. For U.S. federal income tax purposes, an optionee generally will not recognize taxable income at the time a non-qualified stock option is granted under the Amended 2016 Plan. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary income, and we generally will be entitled to a deduction. The amount of income recognized (and the amount deductible by Libbey) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the non-qualified stock option, and any subsequent gain or loss generally will be taxable as capital gain or loss.
Incentive Stock Options. An optionee generally will not recognize taxable income either at the time an incentive stock option is granted or when it is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” to the optionee for purposes of alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an incentive stock option, the optionee will recognize taxable income. If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the date of grant or one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If this holding period is not met and the stock is sold for a gain, then the difference between the option price and the fair market value of the stock on the date of exercise will be taxed as ordinary income, and any gain over that will be eligible for long- or short-term capital gain treatment. If the holding period is not met and the shares are disposed of for less than the fair market value on the date of exercise, then the amount of ordinary income is limited to the excess, if any, of the amount realized over the exercise price paid. We generally will be entitled to a deduction in the amount of any ordinary income recognized by the optionee.
Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. Libbey generally will be entitled to a compensation deduction for the same amount that the recipient recognizes as ordinary income.
Restricted Stock. A Participant to whom restricted stock is issued generally will not recognize taxable income upon the issuance of the restricted stock, and we generally will not then be entitled to a deduction, unless the Participant makes an election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse and the shares are no longer subject to a substantial risk of forfeiture, the Participant generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date the restrictions lapse over the purchase price of the shares. If the Participant makes an election under Section 83(b) of the Code, then the Participant generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price for the shares, and we will be entitled to a deduction for the same amount.
Restricted Stock Unit. A Participant will generally not recognize taxable income upon the grant of an RSU. However, when the shares are delivered to the Participant, the value of the shares at that time will be taxable to the Participant as ordinary income. Generally, Libbey will be entitled to a deduction for an amount equal to the amount of ordinary income recognized by the Participant.
Performance Unit/ Performance Shares. A Participant who has been granted an Award of performance units or performance stock generally will not recognize taxable income at the time of grant, and Libbey will not be entitled to a deduction at that time. When an

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Equity Compensation Plan Information

Award is paid, whether in cash or shares, the Participant generally will recognize ordinary income, and Libbey will be entitled to a corresponding deduction.
Plan Benefits
The number of Awards that an employee may receive under the Amended 2016 Plan is in the discretion of the Committee and therefore generally cannot be determined in advance. However, awards made to our non-management directors on the date of our 2019 Annual Meeting of shareholders will be made from the Amended 2016 Plan. Accordingly, the following table sets forth awards to be made to our non-employee directors on May 15, 2019:
NEW PLAN BENEFITS

AMENDED AND RESTATED LIBBEY INC. 2016 OMNIBUS INCENTIVE PLAN
Name and Position	Dollar Value ($)	Number of Shares (#)(1)
Carlos V. Duno, Director	90,000	13,846
Ginger M. Jones, Director	90,000	13,846
Eileen A. Mallesch, Director	90,000	13,846
Deborah G. Miller, Director	90,000	13,846
Carol B. Moerdyk, Director	90,000	13,846
Steve Nave, Director	90,000	13,846
John C. Orr, Director	90,000	13,846
All non-employee directors as a group	630,000	96,922
(1) The number of shares is determined by dividing the dollar value by $6.50, the average closing price of our common stock over the fourth quarter of 2018.
The Board of Directors recommends a vote FOR
approval of the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.

68 Libbey Inc.

Audit-Related Matters

AUDIT-RELATED MATTERS

PROPOSAL NO. 4
RATIFICATION OF AUDITORS
The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2019 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies will be voted for ratification.
☑
The Board of Directors recommends a vote FOR this proposal.

WHAT FEES DID LIBBEY PAY TO ITS AUDITORS FOR FISCAL 2018 AND 2017?
For the years ended December 31, 2018, and December 31, 2017, Deloitte & Touche LLP served as the Company’s external auditors. Fees for services rendered by Deloitte & Touche LLP for the years ended December 31, 2018, and December 31, 2017, are as follows:

Nature of Fees	2018 Fees ($)	2017 Fees ($)
Audit Fees(1)	1,163,145	1,078,000
Audit-Related Fees(2)	99,586	125,500
Tax Fees	0	0
All Other Fees	0	0
Total	1,262,731	1,203,500

(1)
Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.

(2)	Audit-related fees include fees for audits of our employee benefit plans.
WHAT ARE LIBBEY'S PRE-APPROVAL POLICIES AND PROCEDURES?
All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee appointed Ginger Jones, Chair of the Committee, to pre-approve these services.
For our 2018 fiscal year, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for our 2019 fiscal year.
Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will be available to respond to appropriate questions.

2019 Proxy Statement 69

Audit-Related Matters

Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.
The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.
In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;

•	reviewing our internal audit program; and

•	together with the Board and its other standing committees, overseeing our enterprise risk management program.
The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements before their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
With respect to the audited financial statements for the year-ended December 31, 2018, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors their independence.
Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Ginger M. Jones, Chair
Eileen A. Mallesch
Deborah G. Miller
John C. Orr

70 Libbey Inc.

Questions and Answers About the Meeting

QUESTIONS AND ANSWERS ABOUT
THE MEETING
WHO MAY VOTE?
You may vote if you were a holder of the common stock of Libbey Inc. at the close of business on March 20, 2019.
A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio, for a period of at least ten days before the Annual Meeting.
WHAT MAY I VOTE ON, WHAT ARE MY VOTING OPTIONS AND HOW DOES THE BOARD RECOMMEND THAT I VOTE?

Proposal		Voting Options	Board Recommendation
1	Election of Directors: Election of Ginger M. Jones and Eileen A. Mallesch to serve as Class II directors	For, Withhold (as to any nominee) or Abstain	FOR each of Ms. Jones and Ms. Mallesch
2
Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve,
on an advisory and non-binding basis, the compensation of
the Company’s named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to
Item 402 of Regulation S-K
		For, Against or Abstain	FOR
3	Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan: Approval of the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan	For, Against or Abstain	FOR
4	Ratification of Independent Auditor: Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2019 fiscal year	For, Against or Abstain	FOR
HOW DO I VOTE?
Registered Shareholders
If you are a registered shareholder, you may vote in any of the following ways:

(
Vote by telephone: Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight saving time, on May 14, 2019. Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

:
Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight saving time, on May 14, 2019. Make sure you have available the proxy card, notice document or email that you received and follow the simple instructions provided.

*
Vote by mail: If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Vote in person at the annual meeting: Bring the proxy card, notice document or email you received and bring other proof of identification and request a ballot at the meeting.
Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

2019 Proxy Statement 71

Questions and Answers About the Meeting

Shares Held in Street Name
If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 through 3.
Shares Held Through 401(k) Plan
If you participate in one of our 401(k) plans, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in one of our 401(k) plans, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the applicable 401(k) plan that you must follow in order for shares in your account to be voted.
MAY I CHANGE MY VOTE?
If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.
If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.
HOW MANY SHARES OF LIBBEY COMMON STOCK ARE OUTSTANDING?
At the close of business on March 20, 2019, there were 22,273,568 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.
HOW BIG A VOTE DO THE PROPOSALS NEED IN ORDER TO BE ADOPTED?
Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 4 must receive the required votes set forth below:

Proposal		Required Vote
1	Election of Ginger M. Jones and Eileen A. Mallesch as Class II directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.
2	Advisory Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
3	Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
4	Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
WHAT CONSTITUTES A QUORUM?
Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

72 Libbey Inc.

Questions and Answers About the Meeting

HOW WILL VOTES BE COUNTED?
Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast “for,” “against” or “withheld,” and therefore will have no effect on the outcome of any of Proposals 1 – 4. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1 – 3. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plans will be voted by the trustee in accordance with instructions from participants in those plans. Votes will not be cast with respect to those shares in the plans for which no instructions are received.
WHAT ARE BROKER NON-VOTES?
If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 – 3, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.
HOW WILL VOTING BE CONDUCTED ON OTHER MATTERS RAISED AT THE MEETING?
The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.
WHEN MUST SHAREHOLDER PROPOSALS BE SUBMITTED FOR THE 2020 ANNUAL MEETING?
A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting must deliver the proposal so that we receive it no later than November 29, 2019. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 12, 2020. A shareholder desiring to nominate one or more directors for election at our 2020 Annual Meeting must deliver the written nomination no earlier than January 16, 2020, and no later than February 17, 2020. All such proposals must be addressed to Susan A. Kovach, Senior Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

2019 Proxy Statement 73

GENERAL INFORMATION

Certain Legal Proceedings
We are involved in various routine legal proceedings arising in the ordinary course of our business. We are a named potentially responsible party with respect to a landfill in West Covina, California, and with respect to the Lower Ley Creek and Upper Ley Creek sub-sites of the Onondaga (New York) Lake Superfund Site. For a detailed discussion of these environmental contingencies, see note 17, Contingencies, to the Consolidated Financial Statements included in Part II, Item 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2018. In addition, the Company and its subsidiaries are subject to examination by various countries' tax authorities. These examinations may lead to proposed or assessed adjustments to our taxes. For a detailed discussion on tax contingencies, see note 7, Income Taxes, to the Consolidated Financial Statements included in Part II, Item 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2018.

Other Business
As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

Solicitation Costs
The Company has retained Georgeson to assist in the solicitation of proxies. We estimate the cost of Georgeson's services will be approximately $10,000, plus expenses for out-of-pocket costs. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or electronic communication. Arrangements have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders
We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the internet. Shareholders may request a paper copy of this proxy statement and the 2018 Annual Report by:

Internet	www.proxyvote.com
Telephone	1-800-579-1639
Email	sendmaterial@proxyvote.com
A copy of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2018, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.
By Order of the Board of Directors,

Susan A. Kovach
Secretary
Toledo, Ohio
March 28, 2019

74 Libbey Inc.

Appendix A

APPENDIX A
Calculation of Adjusted EBITDA and Adjusted Cash Earnings
Used For Incentive Compensation Purposes
(dollars in thousands)

Year-ended December 31, 2018
Adjusted EBITDA(1)
Reported net income (loss) (U.S. GAAP)	$(7,956)
Add: Interest expense	21,979
Add: Provision for income taxes	10,253
Add: Depreciation and amortization	44,333
Add: Special item before interest and taxes
Fees associated with strategic initiative	2,341
Reported Adjusted EBITDA (non-GAAP)	70,950
Impact of currency to reflect results at budgeted exchange rates	1,516
Adjusted EBITDA at budgeted exchange rates (non-GAAP)	$72,466

Increase in Trade Working Capital(2)
Decrease in accounts receivable - net	$(6,020)
Increase in inventories - net	4,217
Decrease in accounts payable	3,510
Increase in Trade Working Capital (non-GAAP)	1,707
Decrease due to currency	2,198
Increase in Trade Working Capital at budgeted exchange rates (non-GAAP)	$3,905

Adjusted Cash Earnings
Adjusted EBITDA at budgeted exchange rates (non-GAAP)	$72,466
Increase in Trade Working Capital at budgeted exchange rates (non-GAAP)	(3,905)
Adjusted Cash Earnings at budgeted exchange rates (non-GAAP)	$68,561

(1)
We believe that Adjusted EBITDA, a non-GAAP financial measure, is a useful metric for evaluating our financial performance, as it is a measure that we use internally to assess our performance. For certain limitations and a reconciliation from net income (loss) to Adjusted EBITDA, see the "Non-GAAP Measures" and "Reconciliation of Net Income (Loss) to Adjusted EBITDA" sections included in Part II, Item 6. Selected Financial Data, in our 2018 Annual Report on Form 10-K.

(2)
Trade Working Capital, a non-GAAP financial measure, is defined as net accounts receivable plus net inventories less accounts payable. We believe that Trade Working Capital is important supplemental information for investors in evaluating liquidity in that it provides insight into the availability of net current resources to fund our ongoing operations. Trade Working Capital is a measure used by management in internal evaluations of cash availability and operational performance.

Trade Working Capital is used in conjunction with and in addition to results presented in accordance with U.S. GAAP. Trade Working Capital is neither intended to represent nor be an alternative to any measure of liquidity and operational performance recorded under U.S. GAAP. Trade Working Capital may not be comparable to similarly titled measures reported by other companies.

Return on Invested Capital (ROIC), a non-GAAP financial measure, is defined as after tax adjusted income from operations (using a 35% tax rate) over ending Trade Working Capital (accounts receivable-net plus inventory-net, less accounts payable) plus net book value of property, plant and equipment. For purposes of the 2016 LTIP (2016-2018 performance period), the calculation of ROIC for the 2016 plan year is included in Appendix A of our proxy statement filed on April 4, 2017, and the calculation of ROIC for the 2017 plan year is included in Appendix A of our proxy statement filed on March 29, 2018.

2019 Proxy Statement A-1

APPENDIX B

Amended and Restated
Libbey Inc. 2016 Omnibus Incentive Plan
Effective ~~May 10, 2016~~May 15, 2019

B-1 Libbey Inc.

Appendix B

Contents

Article 1. Establishment, Purpose, and Duration	B-3
Article 2. Definitions	B-3
Article 3. Administration	B-6
Article 4. Shares Subject to this Plan and Maximum Awards	B-7
Article 5. Eligibility and Participation	B-8
Article 6. Stock Options	B-8
Article 7. Stock Appreciation Rights	B-9
Article 8. Restricted Stock and Restricted Stock Units	B-10
Article 9. Performance Units/Performance Shares	B-11
Article 10. Cash-Based Awards and Other Stock-Based Awards	B-12
Article 11. Transferability of Awards	B-12
~~Article 12. Performance Measures~~	~~B-12~~
Article ~~13~~12. Non-employee Director Awards	B-13
Article ~~14~~13. Dividends and Dividend Equivalents	B-13
Article ~~15~~14. Beneficiary Designation	B-14
Article ~~16~~15. Rights of Participants	B-14
Article ~~17~~16. Change of Control	B-14
Article ~~18~~17. Amendment, Modification, Suspension, and Termination	B-15
Article ~~19~~18. Withholding	B-15
Article ~~20~~19. Successors	B-15
Article ~~21~~20. General Provisions	B-15

2019 Proxy Statement B-2

Appendix B

Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan
Article 1. Establishment, Purpose, and Duration
1.1        Establishment. Libbey Inc., a Delaware corporation (the “Company”), ~~establishes~~originally adopted an incentive compensation plan ~~to be~~ known as the Libbey Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), effective May 10, 2016. The Company hereby amends and restates the 2016 Plan in the form of this Amended and Restated 2016 Libbey Inc. Omnibus Incentive Plan as set forth in this document. The 2016 Plan, as so amended and restated, is referred to as the "Plan."
This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
1.2        Purpose of this Plan. The purpose of this Plan is to enable the Company to obtain and retain the services of Employees and Non-employee Directors considered essential to the long-range success of the Company, to provide a means whereby Employees and Non-employee Directors develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.
1.3        Duration of this Plan. Unless sooner terminated as provided in this Plan, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board or (b) the Effective Date.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership, or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee. For purposes of granting Options or Stock Appreciation Rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2	“Annual Award Limit” or “Annual Award Limits” has the meaning set forth in Section 4.3.

2.3
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4
“Award Agreement” or “Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of the Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance of the Award Agreements and actions under them by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8	“Change in Control” means any of the following events:

(a)
Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities. For purposes of this Plan, the term “Person” is used as that term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that the term shall not include (i) the Company, any trustee or other fiduciary holding

B-3 Libbey Inc.

Appendix B

securities under an employee benefit plan of the Company, or (ii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and provided further that this subsection (a) shall not apply to any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities as of the Effective Date of this Plan if and for so long as that Person does not beneficially own, or increase its beneficial ownership to, twenty-five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities;

(b)
During any period of two (2) consecutive years beginning after the Effective Date of this Plan, Continuing Directors (excluding any Directors designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a), (c) or (d)) cease for any reason to constitute at least a majority of the Board;

(c)
The consummation of a merger or consolidation of the Company with any other corporation or other entity, unless, after giving effect to the merger or consolidation, the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or

(d)	Consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.9
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations under the Code and any successor or similar provision.

2.10
“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that otherwise would be the responsibility of the Committee.

2.11	“Company” means Libbey Inc., a Delaware corporation, and any successor thereto as provided in Article ~~20~~19.

2.12
“Continuing Directors” means individuals who both (a) as of the end of the period in question are Directors of the Company or whose election or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds (2/3) of the Directors of the Company then in office and (b) either (i) at the beginning of the period in question or (ii) after the beginning but prior to the end of the period in question were Directors of the Company or whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors of the Company in office at the beginning of the period.

~~2.13~~
~~“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for the applicable Performance Period.~~

~~2.14~~	2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

~~2.15~~	2.14 “Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on common stock, awarded under Article ~~14~~13.

~~2.16~~	2.15 “DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules under such statute.

~~2.17~~	2.16 “Effective Date” has the meaning set forth in Section 1.1.

~~2.18~~	2.17 “Employee” means any individual designated as an employee of the Company, its Affiliates and/or its Subsidiaries on the payroll records thereof.

~~2.19~~	2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

~~2.20~~
2.19        “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on the NYSE, NYSE ~~MKT~~American or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the applicable date, or if shares were not traded on the applicable date, then on the preceding trading day. If Shares are not publicly traded at the time a determination of their value is required to be made under this Plan, then the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate, provided that, in the case of Options and Stock Appreciation Rights, the determination shall be made in compliance with Code Section 409A. The definition(s) of FMV shall be specified in each

2019 Proxy Statement B-4

Appendix B

Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

~~2.21~~	2.20 “Full Value Award” means an Award other than in the form of an ISO, NQSO or SAR.

~~2.22~~	2.21 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

~~2.23~~
2.22        “Incentive Stock Option” or “ISO” means an Option that is granted under Article 6 to an Employee, that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

~~2.24~~
2.23        “Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or the Beneficial Owner of more than ten percent (10%) of any class of the Company’s equity securities that are registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

~~2.25~~
2.24        “Nominating and Governance Committee” means the Nominating and Governance Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer the pay of Non-employee Directors pursuant to this Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Nominating and Governance Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that otherwise would be the responsibility of the Nominating and Governance Committee.

~~2.26~~	2.25 “Non-employee Director” means a Director who is not an Employee.

~~2.27~~	2.26 “Non-employee Director Award” means any NQSO, SAR or Full Value Award granted, whether singly, in combination, or in tandem, to a Non-employee Director.

~~2.28~~	2.27 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422 or that otherwise does not meet those requirements.

~~2.29~~	2.28 “NYSE” means the New York Stock Exchange.

~~2.30~~	2.29 “Option” means an option granted to a Participant to purchase the Company’s Shares, including an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

~~2.31~~	2.30 “Option Price” means the price at which a Participant may purchase a Share pursuant to an Option.

~~2.32~~	2.31 “Other Stock-Based Award” means an equity-based or equity-related Award that is not otherwise described by the terms of this Plan and that is granted pursuant to Article 10.

~~2.33~~	2.32 “Participant” means any eligible individual, as determined in accordance with Article 5, to whom an Award is granted.

~~2.34~~
~~“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. However, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.~~

~~2.35~~
~~“Performance Measures” means the measures, as described in Article 12, on which the performance goals are based. Performance Measures must be approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.~~

~~2.36~~	2.33 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

~~2.37~~
2.34        “Performance Share” means an Award that is granted pursuant to Article 9, is subject to the terms of this Plan and is denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which the corresponding performance criteria have been achieved.

~~2.38~~
2.35        “Performance Unit” means an Award that is granted pursuant to Article 9, is subject to the terms of this Plan and is denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

~~2.39~~
2.36        “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture based on the passage of time, the achievement of performance goals or the occurrence of other events as determined by the Committee, in its discretion, as provided in Article 8.

~~2.40~~	2.37 “Plan” means the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.

~~2.41~~	2.38 “Plan Year” means the calendar year.

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~~2.42~~	2.39 “Replaced Award” means an Award that is granted under this Plan and as to which vesting will be accelerated upon a Change in Control unless the Participant is provided with a Replacement Award.

~~2.43~~	2.40 “Replacement Award” means an Award that meets the requirements of Section ~~17.2~~16.2 and is provided to the Participant to replace a Replaced Award.

~~2.44~~	2.41 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

~~2.45~~	2.42 “Restricted Stock Unit” means an Award that is granted to a Participant pursuant to Article 8 but as to which no Shares actually are awarded to the Participant on the date of grant.

~~2.46~~	2.43 “Share” means a share of common stock of the Company, $.01 par value per share.

~~2.47~~
~~“Special Items” means unanticipated or unusual transactions or events that were not foreseen or were foreseen but not included in the Company’s annual operating plan because the occurrence of the event was substantially uncertain at the time the annual operating plan was submitted to the Board.~~

~~2.48~~	2.44 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7.

~~2.49~~
2.45        “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company directly or indirectly owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

~~2.50~~
2.46        “Substitute Award” means an Award that, in connection with a corporate transaction such as a merger, combination, consolidation or acquisition of property or stock, is granted under this Plan upon the assumption by the Company of, or in substitution by the Company for, an outstanding equity award previously granted by another company or entity to the corporate transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or SAR.

~~2.51~~
2.47        “Termination of Employment” means the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, with or without cause. Termination of Employment includes, but is not limited to, termination by resignation, discharge, death, disability or retirement, but excludes, at the discretion of the Committee, (a) termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (b) termination that results in temporary severance of the employee-employer relationship, and (c) termination where there is simultaneous establishment of a consulting relationship by the Company or a Subsidiary with a former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, without limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an Employee to an independent contractor, or other change in the employee-employer relationship shall constitute a Termination of Employment if and to the extent that the leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under that Section of the Code.

Article 3.    Administration
3.1        General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2        Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility of Employees for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. That authority shall include, but not be limited to: selecting which Employees are Award recipients; establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements; accelerating the vesting of Awards; granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company; construing any ambiguous provision of the Plan or any Award Agreement; and, subject to Article ~~18~~17, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates and/or its Subsidiaries operate.
3.3        Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates, or to one or more agents or advisors, such administrative duties or powers as the Committee may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers may employ one or more individuals to render advice with respect to any responsibility the Committee or those individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee:

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(a) designate Employees to be recipients of Awards; and (b) determine the size of and vesting terms for any such Awards; provided, however, that (i) in the case of Awards to be granted to Employees who are considered Insiders, the Committee shall not delegate these responsibilities to any officer; (ii) the resolution providing the authorization sets forth the total number of Awards the officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the delegated authority.
Article 4. Shares Subject to this Plan and Maximum Awards
4.1        Number of Shares Available for Awards.

(a)
There is hereby reserved for issuance under the Plan an aggregate of ~~one million two hundred thousand (1,200,000)~~ one million nine hundred thirty-four thousand ninety-three (1,934,093) Shares of Libbey Inc. common stock.

(b)
The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be ~~one million two hundred thousand (1,200,000)~~one million nine hundred thirty-four thousand ninety-three (1,934,093) Shares.

(c)
The maximum number of Shares that may be granted to Non-employee Directors collectively in any Plan Year shall be ~~150,000~~200,000 Shares, and no Non-employee Director may receive Awards subject to more than 20,000 Shares in any Plan Year.

(d)
Except with respect to a maximum of five percent (5%) of the shares authorized for issuance under this Plan, and subject to Section 3.3 above, any Full Value Awards that vest on the basis of the Participant’s continued employment with or service to the Company shall not provide for vesting ~~that is any more rapid than annual pro rata vesting over a three- (3) year period, with the first vesting date occurring no earlier than~~prior to the first anniversary of the date on which such Awards are approved, and any Full Value Awards that vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months. Subject to Section 3.3 above, Awards of SARs and/or Options that vest on the basis of the Participant’s continued employment with or service to the Company shall not provide for vesting prior to the first anniversary of the date on which such Awards are approved.

4.2        Share Counting. Awards that are required to be paid in cash pursuant to their terms will not reduce the share reserve. To the extent that an Award granted under ~~the~~this Plan is canceled, expired, forfeited, surrendered~~, settled by delivery of fewer shares than the number underlying the Award~~, settled in cash or otherwise terminated without delivery of the shares, the shares of common stock retained by or returned to the Company will (a) not be deemed to have been delivered under the Plan, (b) be available for future Awards under the Plan, and (c) increase the share reserve by one share for each share that is retained by or returned to the Company. Notwithstanding the foregoing, shares that are (i) withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or in payment of taxes relating to such an Award or (ii) not issued or delivered as a result of the net settlement of an outstanding Option or SAR shall be deemed to constitute delivered shares, will not be available for future Awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether award limits have been attained. If an Award is settled in cash, the number of shares of common stock on which the Award is based shall not count toward any individual share limit, but shall count against the Annual Award Limit for Cash-Based Awards. Awards assumed or substituted for in a merger, consolidation, acquisition of property or stock or reorganization will not reduce the share reserve. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
4.3        Annual Award Limits. ~~Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the~~The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000).

(c)
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000) Shares.

(d)
Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be five hundred thousand (500,000) Shares, or equal to the value of five hundred thousand (500,000) Shares determined as of the date of payout.

(e)
Cash-Based Awards and Other Stock-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based or Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed the value of five million dollars ($5,000,000) or five hundred thousand (500,000) Shares determined as of the date of payout.

4.4        Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property

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of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.
The Committee, in its sole discretion, also may make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to the changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Notwithstanding anything in this Plan to the contrary, the Committee may not take any action described in this Section 4.4 if the action would result in a violation of the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article ~~18~~17 and notwithstanding anything else in this Plan to the contrary, the Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become Employees of Libbey Inc. or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable. Any Substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 4.3 hereof, to the extent permitted by Section 711 of the NYSE ~~MKT~~American Company Guide or the comparable corporate governance standards of any other stock exchange on which the Company’s Shares may trade.
Article 5. Eligibility and Participation
5.1        Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-employee Directors.
5.2        Actual Participation. Subject to the provisions of this Plan, the Committee from time to time may select from all eligible individuals those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law with respect to, and the amount of each Award.
Article 6. Stock Options
6.1        Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or Subsidiary (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary may be granted Options only to the extent the Affiliate and/or Subsidiary is part of: (i) the Company’s controlled group of corporations or (ii) a trade or business under common control, as of the date of grant, as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.
6.2        Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine and as are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3        Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
Notwithstanding this Section 6.3 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to the Option may be less than the Fair Market Value per Share on the date of grant; provided, however, that X shall not exceed Y, where X is the amount, if any, by which the aggregate Fair Market Value (as of the date the Substitute Award is granted) of the Shares subject to the Substitute Award exceeds the aggregate option price thereof, and Y is the amount, if any, by which the aggregate Fair Market Value (determined by the Committee as of the time immediately preceding the transaction giving rise to the Substitute Awards) of the Shares of the predecessor entity that were subject to the grant assumed or substituted for the Company exceeds the aggregate option price of such Shares.
6.4        Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the Committee has the authority to grant to Participants who are not residents of the United States Nonqualified Stock Options that have a term greater than ten (10) years.
6.5        Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve. The terms and restrictions applicable to Options need not be the same for each grant or for each Participant.
6.6        Payment. Options granted under this Article 6 shall be exercised by the delivery to the Company or an agent designated by the Company of a notice of exercise in a form specified or accepted by the Committee, or by complying with any alternative procedures

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authorized by the Committee. The notice of exercise shall set forth the number of Shares with respect to which the Option is to be exercised and be accompanied by full payment for the Shares.
Payment of the Option Price shall be a condition to the issuance of the Shares as to which an Option shall be exercised. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee, in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or, upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7        Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to the Shares.
6.8        Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following Termination of Employment or termination of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9        Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.
6.10    No Other Feature of Deferral. No Option granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.
Article 7. Stock Appreciation Rights
7.1        Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary may be granted SARs only to the extent the Affiliate and/or Subsidiary is: (i) part of the Company’s controlled group of corporations or (ii) a trade or business under common control, as of the date of grant, as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.
Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to the SARs.
The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
Notwithstanding this Section 7.1 to the contrary, in the case of a SAR that is a Substitute Award, the Grant Price of the Shares subject to the SAR may be less than the Fair Market Value per Share on the date of grant; provided, however, that the X shall not exceed Y, where X is the amount, if any, by which the aggregate Fair Market Value (as of the date on which the Substitute Award is granted) of the Shares subject to the Substitute Award exceeds the aggregate Grant Price with respect to the Shares subject to the Substitute Award and Y is the amount, if any, by which the aggregate Fair Market Value (determined by the Committee as of the time immediately preceding the transaction giving rise to the Substitute Awards), of the Shares of the predecessor entity that were subject to the grant assumed or substituted for the Company exceeds the aggregate Grant Price of the Shares.
7.2        SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR and such other provisions as the Committee shall determine.
7.3        Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and, except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, the Committee has the authority to grant to Participants who are not residents of the United States SARs that have a term greater than ten (10) years.
7.4        Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

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7.5        Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price and the number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares or any combination of cash and Shares, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.6        Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
7.7        Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
7.8        No Other Feature of Deferral. No SAR granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.
Article 8. Restricted Stock and Restricted Stock Units
8.1        Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.
8.2        Restricted Stock or Restricted Stock Unit Agreement. Each grant of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3        Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of the Restricted Stock or Restricted Stock Units.
To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to the Shares have been satisfied or have lapsed.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to the Shares have been satisfied or have lapsed (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
8.4        Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Amended and Restated Libbey Inc. ~~2006~~2016 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and the Award Agreement may be obtained from Libbey Inc.
8.5        Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, Participants holding Shares of Restricted Stock granted pursuant to this Plan may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted pursuant to this Plan.
8.6        Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
8.7        Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If

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a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of the election with the Company.
Article 9. Performance Units/Performance Shares
9.1        Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2        Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.
9.3        Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
9.4        Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of the Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5        Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 10. Cash-Based Awards and Other Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or promise to deliver or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made, in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following Termination of Employment with, or provision of services to, the Company, its Affiliates and/or its Subsidiaries, as the case may be. These provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11. Transferability of Awards
11.1    Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 11.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the

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Appendix B

Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).
~~Article 12. Performance Measures~~
~~12.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:~~

~~(a)~~	~~Net earnings or net income (before or after taxes);~~

~~(b)~~	~~Earnings per share;~~

~~(c)~~	~~Net sales or revenue growth;~~

~~(d)~~	~~Net operating profit;~~

~~(e)~~	~~Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);~~

~~(f)~~	~~Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);~~

~~(g)~~	~~Earnings before or after taxes, interest, depreciation and/or amortization;~~

~~(h)~~	~~Gross or operating margins;~~

~~(i)~~	~~Productivity ratios;~~

~~(j)~~	~~Share price (including, but not limited to, growth measures and total shareholder return);~~

~~(k)~~	~~Expense targets;~~

~~(l)~~	~~Cost reductions or savings;~~

~~(m)~~	~~Performance against operating budget goals;~~

~~(n)~~	~~Margins;~~

~~(o)~~	~~Operating efficiency;~~

~~(p)~~	~~Funds from operations;~~

~~(q)~~	~~Market share;~~

~~(r)~~	~~Customer satisfaction;~~

~~(s)~~	~~Working capital targets; and~~

~~(t)~~	~~Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).~~
~~Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary and/or Affiliate as a whole or any business unit of the Company, Subsidiary and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.~~
~~12.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) acquisitions or divestitures, (g) foreign exchange gains and losses and/ or foreign currency translation adjustments; and (h) other Special Items. To the extent the inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.~~
~~12.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust the Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.~~
~~12.4    Committee Discretion. If applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of the changes, the Committee shall have sole discretion to make the changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, if the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make the grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.~~

2019 Proxy Statement B-12

Appendix B

Article ~~13~~12. Non-employee Director Awards
Non-employee Directors may be granted Awards pursuant to this Plan only in accordance with this Article ~~13~~12. Awards granted to Non-employee Directors pursuant to this Plan shall not be subject to management’s discretion. From time to time, the Nominating and Governance Committee shall set the amount(s) and type(s) of Awards that shall be granted to all Non-employee Directors on a periodic basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic basis, based on each of the following: (a) the number of committees of the Board on which a Non-employee Director serves, (b) service of a Non-employee Director as the chair of a committee of the Board, (c) service of a Non-employee Director as Chairman of the Board, or (d) the first selection or appointment of an individual to the Board as a Non-employee Director. Subject to the limits set forth in Section 4.1(c) and the foregoing, the Nominating and Governance Committee shall grant these Awards to Non-employee Directors and any Non-employee Chairman of the Board, and grant new Non-employee Director Awards, as it shall from time to time determine. The terms and conditions of any grant to any Non-employee Director shall be set forth in an Award Agreement.
Article ~~14~~13. Dividend Equivalents
Any Participant selected by the Committee may be granted Dividend Equivalents on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. However~~,~~: (a) no Dividend Equivalents may be granted on any Award of Options or SARs~~,~~; (b) dividends or Dividend Equivalents with respect to any shares underlying any Award that is subject to vesting conditions or restrictions shall be deferred and held in escrow or deemed reinvested in additional Shares until all vesting conditions or restrictions relating to the Award (or portion of the Award to which the dividend or Dividend Equivalent relates) have been satisfied and shall be forfeited if and to the extent the vesting conditions or restrictions are not satisfied; and (c) Dividend Equivalents that are granted on any Performance Units and/or Performance Shares shall be deferred and held in escrow or deemed reinvested in additional Performance Units and/or Performance Shares until the achievement of the applicable Performance Measures and the shares underlying such additional Performance Units and/or Performance Shares will be paid only to the extent the shares to which the Dividend Equivalents relate are actually earned.
Article ~~15~~14. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of the benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.
Article ~~16~~15. Rights of Participants
~~16~~15.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates and/or its Subsidiaries. Accordingly, subject to Articles 3 and ~~18~~17, this Plan and the benefits under it may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates and/or its Subsidiaries.
~~16~~15.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
~~16~~15.3    Rights as a Shareholder. Except as otherwise provided in this Plan, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of the Shares.
Article ~~17~~16. Change in Control
~~17~~16.1     Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article ~~17~~16 shall apply in the event of a Change of Control.
Except to the extent that a Replacement Award is provided to the Participant to replace an outstanding Award upon a Change of Control:

(a)	all then-outstanding Options and SARs shall become fully vested and exercisable immediately;

(b)
all other Awards that are not then vested and as to which vesting depends upon only the satisfaction of a service obligation by a Participant to the Company, Subsidiary or Affiliate shall vest in full and be free of restrictions related to the vesting of the Awards; and

(c)
All then-outstanding Performance Units, Performance Shares, Other Cash-Based Awards and Other Stock Based Awards that vest upon the attainment of Performance ~~Measures~~goals shall be prorated as of the date of the Change

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Appendix B

in Control and deemed earned if and to the extent the applicable Performance ~~Measures~~goals actually are achieved as of the date of the Change in Control, provided that, if the extent to which the applicable Performance ~~Measures~~goals actually are achieved as of the date of the Change in Control cannot reasonably be determined by the Committee, then such Awards shall be prorated as of the date of the Change in Control and deemed earned as if target performance had been achieved as of that date.
Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion: (i)  determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with the cancellation and termination the holder of the Award may receive for each Share of Common Stock subject to the Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to the cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with the transaction and the product of the purchase price, if any, per share under the Award and the number of Shares of Common Stock subject to the Award; provided, however, that if the product is zero or less, or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor; or (ii) provide that the period to exercise Options or SARs granted under the Plan shall be extended (but not beyond the expiration of the Option or SAR).
~~17~~16.2    Replacement Awards. An Award shall meet the conditions of this Section ~~17~~16.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor pursuant to the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination as to whether the conditions of this Section ~~17~~16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
~~17~~16.3    Termination of Employment. Upon a Termination of Employment or, in the case of Directors, a termination of service as a Director, of a Participant occurring in connection with or during the period of two (2) years after the Change in Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Options and SARs held by the Participant immediately before the termination of employment or termination of service as a Director that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following the termination or until the expiration of the stated term of the Option or SAR, whichever period is shorter; provided that, if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.
Article ~~18~~17. Amendment, Modification, Suspension, and Termination
~~18~~17.1    Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced or regranted through cancellation and substitution of another Award, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, or by exchange for cash, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.
~~18~~17.2    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section ~~18~~17.3), no termination, amendment, suspension or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding the Award.
~~18~~17.3    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated under the present or future law.
Article ~~19~~18. Withholding
~~19~~18.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, in order to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, the maximum amount that U.S. generally accepted accounting principles permit the Company to deduct or withhold, while still qualifying the Awards for equity accounting.
~~19~~18.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted pursuant to this Plan, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the maximum tax rate that could be imposed on the transaction and that U.S. generally accepted accounting principles permit the Company to apply while still qualifying the applicable Awards for equity

2019 Proxy Statement B-14

Appendix B

accounting. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article ~~20~~19. Successors
All obligations of the Company under this Plan with respect to Awards granted pursuant to this Plan shall be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article ~~21~~20. General Provisions
~~21~~20.1    Forfeiture Events; Recoupment.

(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate and/or Subsidiary, violation of material Company, Affiliate and/or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.

(b)
Notwithstanding any provision in this Plan or any Award agreement to the contrary, Awards will be subject, to the extent applicable, to: (i) the terms and conditions of the Company’s recoupment policy (as previously adopted, and as may be amended and restated from time to time); and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd Frank Act”), the Sarbanes-Oxley Act of 2002, as amended, and rules, regulations and binding, published guidance thereunder, and any similar legislation that may be enacted subsequent to the date hereof (including any rules, regulations and binding, published guidance thereunder). Without limiting the generality of the foregoing, the Company may, in its sole discretion, implement any recoupment policies or make any changes to the Company’s existing recoupment policies as the Company deems necessary or advisable in order to company with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Act).

~~21~~20.2    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of the Shares.
~~21~~20.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used in this Plan also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
~~21~~20.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
~~21~~20.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
~~21~~20.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

~~21~~20.7    Inability to Obtain Authority. The inability of the Company to obtain from any regulatory body having jurisdiction such authority as the Company’s counsel deems to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell the Shares as to which requisite authority shall not have been obtained.
~~21~~20.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute the Shares.
~~21~~20.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates and/or its Subsidiaries operate or in which Employees or Directors of the Company, its Affiliates and/or its Subsidiaries are located, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;

B-15 Libbey Inc.

Appendix B

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent the actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section ~~21~~20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions under this Section ~~21~~20.9, and no Awards shall be granted, that would violate applicable law.
~~21~~20.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of the Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
~~21~~20.11    Unfunded Plan. Participants shall have no right, title or interest in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries and/or its Affiliates under this Plan, the right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made under this Plan shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of the amounts except as expressly set forth in this Plan.
~~21~~20.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether fractional Shares or any rights to fractional Shares shall be forfeited or otherwise eliminated.
~~21~~20.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless the other plan expressly provides that the compensation shall be taken into account in computing a Participant’s benefit.
~~21~~20.14    Deferred Compensation. It is intended that any Award made under this Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with the requirements of Code Section 409A.
~~21~~20.15    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt the other compensation arrangements as it may deem desirable for any Participant.
~~21~~20.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action that the entity deems to be necessary or appropriate.
~~21~~20.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
~~21~~20.18    Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless the loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which the individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
~~21~~20.19    No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise or payment of any Award under the Plan.

2019 Proxy Statement B-16

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LIBBEY INC. P.O. BOX 10060 TOLEDO, OH 43699-0060

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class II Directors:
1.	Election of Directors		☐	☐	☐
Nominees
01	Ginger M. Jones 02 Eileen A. Mallesch

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	Approve, on an advisory and non-binding basis, the 2018 compensation of the Company’s named executives.						☐	☐	☐

3.	Approve the Amended and Restated Libbey Inc. 2016 Omnibus Incentive Plan.						☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as Libbey’s independent auditors for the 2019 fiscal year.						☐	☐	☐

NOTE: The Directors up for election are Class II directors. At the meeting shareholders will transact such other business as properly may come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

LIBBEY INC.
Annual Meeting of Shareholders
May 15, 2019 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James C. Burmeister and Susan A. Kovach, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 02:00 PM, EDT on May 15, 2019, at the Libbey Corporate Showroom, 335 N. St. Clair Street, Toledo, Ohio, 43604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side